HIGHLY CONFIDENTIAL
Execution Version
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***]
EQUITY AND ASSET PURCHASE AGREEMENT

dated as of October 20, 2022,

by and among

EXXON MOBIL CORPORATION,

EXXONMOBIL OIL CORPORATION,

and

EXXONMOBIL PIPELINE COMPANY LLC, as Sellers

and

PAR MONTANA, LLC and PAR MONTANA HOLDINGS, LLC, as Purchaser Entities

and, solely for the purposes of Section 8.17 and Section 16.4,

PAR PACIFIC HOLDINGS, INC., as Purchaser Parent

TABLE OF CONTENTS

i

Schedules
Schedule 1.1A                Sellers’ Knowledge
Schedule 1.1B                Purchaser Entities’ Knowledge
Schedule 1.1C                YELP Bonds Security Interests
Schedule 1.1D                Easements
Schedule 1.1E                Silvertip Idled or Abandoned Line Segments
Schedule 2.1(a)(vi)            Fuels Marketing Contracts
Schedule 2.1(a)(vii)            Assumed Contracts
Schedule 2.1(a)(ix)            Shipment History
Schedule 2.1(a)(xi)            Emission Credit Transfer and Valuation
Schedule 2.1(a)(xiii)            Other Assets
Schedule 2.2(j)                Excluded Information
Schedule 2.2(n)                Other Excluded Assets
Schedule 2.4(e)                Excluded Environmental Liabilities
Schedule 3.2                Sellers’ Bank Account
Schedule 3.3                Hydrocarbon Inventory Measurement and Valuation
Schedule 3.6                Preliminary Allocated Amounts
Schedule 4.2(j)                Specified Consents
Schedule 5.5(b)             Collective Bargaining Agreements
Schedule 5.5(c)                Employment Strikes; Disputes
Schedule 5.5(g)                Employee Benefit Plan
Schedule 5.6(b)                YELP Interests
Schedule 5.7                Taxes
Schedule 5.9                Litigation
Schedule 5.10(a), (e)            Ownership of Assets and Real Property Matters
Schedule 5.11(c)            Continuity
Schedule 5.15                Regulatory
Schedule 5.17    Preferential Purchase Rights; Consents; Tag-Along Rights and Drag-Along Rights
Schedule 5.18                Compliance with Laws; No Violations
Schedule 5.20                Financial Assurances
Schedule 5.23                Financial Information
Schedule 5.24                Absence of Certain Changes
Schedule 5.27                Bank Accounts
Schedule 7.1(c)                Conduct of Operations
Schedule 8.9(a)                Corrective Action Orders
Schedule 8.13                Affiliate Contracts
Schedule 8.15                Seller Disclosure Statement
Schedule 8.19(a)            Required Financial Statements and Financial Activities
Schedule 8.21                Inventory
Schedule 11.1                Employees and Benefits Matters
Schedule 11.2                Refinery Leadership Team
Schedule 13.1                IT Systems Transition Plan
Schedule 16.1                Specified Terms
Schedule 16.2                Specified Representations

Exhibits
Exhibit A-1            Real Property – Refinery
Exhibit A-2            Real Property – Billings Terminal
Exhibit     A-3            Real Property – Bozeman Terminal
v

Exhibit A-4            Real Property – Helena Terminal
Exhibit A-5            Real Property – Missoula Terminal
Exhibit A-6            Real Property – Moses Lake Terminal
Exhibit A-7            Real Property – Spokane Terminal
Exhibit A-8            Real Property – Thompson Falls Terminal
Exhibit A-9            Real Property – Silvertip Pipeline System
Exhibit B-1            Form of Deed– Refinery
Exhibit B-2            Form of Deed– Terminal
Exhibit B-3            Form of Deed and Assignment and Bill of Sale – Silvertip Pipeline System
Exhibit C            Form of Assignment and Bill of Sale
Exhibit D-1            Form of Stock Power – EBC
Exhibit D-2            Form of Stock Power – YLHC
Exhibit E             Form of Brand Fee Agreement
Exhibit F            Form of Sellers’ Officer’s Certificate
Exhibit G            Form of Purchaser Entities’ Officer’s Certificate
Exhibit H            Form of Refining Technology Agreement
Exhibit I            Form of SCADA Services Agreement
Exhibit J             Form of Technical Assistance Agreement
Exhibit K            Form of Crude Supply Agreement
Exhibit L            Financing Plan

EQUITY AND ASSET PURCHASE AGREEMENT
THIS EQUITY AND ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 20, 2022, by and among EXXON MOBIL CORPORATION, a corporation organized under the laws of the State of New Jersey (“EMC”), EXXONMOBIL OIL CORPORATION, a company organized under the laws of the State of New York (“EMOC”), EXXONMOBIL PIPELINE COMPANY LLC, a limited liability company organized under the laws of the State of Delaware (“EMPC”, and collectively with EMC and EMOC, the “Sellers”, and each individually, a “Seller”), Par Montana Holdings, LLC, a Delaware limited liability company (the “Equity Purchaser”) and Par Montana, LLC, a Delaware limited liability company (the “Asset Purchaser” and each of Equity Purchaser and Asset Purchaser, a “Purchaser Entity” and, collectively, the “Purchaser Entities”), and, solely for the purposes of Section 8.17 and Section 16.4, Par Pacific Holdings, Inc., a Delaware corporation (the “Purchaser Parent”). Sellers and the Purchaser Entities shall each be referred to in this Agreement as a “Party”, and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in Article 1.
W I T N E S S E T H
WHEREAS, EMC, EMOC, and EMPC currently own and operate the Assets, and EMC, EMOC, and EMPC desire to sell and assign, and the Asset Purchaser desires to purchase and pay for, the Assets in accordance with, and subject to the terms and conditions of, this Agreement;
WHEREAS, (i) EMC is the owner of 100% of the issued and outstanding shares in Exxon Billings Cogeneration, Inc., a company organized under the laws of the State of Delaware (“EBC”), and (ii) EMPC is the owner of 100% of the issued and outstanding shares in Yellowstone Logistics Holding Company, a company organized under the laws of the State of Delaware (“YLHC”). All such shares in EBC and YLHC are hereinafter referred to collectively as the “Equity Interests”; and
WHEREAS, each of EMC and EMPC (collectively, the “Equity Sellers”) desires to sell and assign, and the Equity Purchaser desires to purchase and pay for, the Equity Interests held by such Equity Sellers in accordance with, and subject to the terms of, this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below.
“Accrued Property Tax Liabilities” means the estimated amount of Property Taxes accrued and unpaid with respect to the Assets, YLHC, and EBC and their respective assets or operations for the portion of a Straddle Period ending immediately prior to the Effective Time, reduced by the amount of any Property Taxes paid by the Sellers before the Effective Time with respect to the Assets, YLHC, or EBC attributable to the portion of a Straddle Period beginning after the Effective Time, determined in accordance with GAAP, excluding, for the avoidance of doubt, Transfer Taxes.

“Acquired Business” means the business represented by, and conducted with respect to, the Assets and the Equity Interests, as of the Closing Date.

“Adjustment Amount” has the meaning set forth in Section 3.4.
“AECOM Lien” has the meaning set forth on Schedule 16.1.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, (a) each of EBC and YLHC shall be an Affiliate of (i) Sellers for the period from the date hereof to the Effective Time, and (ii) the Purchaser Entities from and after the Effective Time, and (b) neither YELP nor YPLC shall be an Affiliate of Sellers.
“Affiliate Contracts” has the meaning set forth in Section 8.13.
“Agreement” has the meaning set forth in the preamble hereto, and, for the avoidance of doubt, shall include all Schedules and Exhibits referred to herein.
“Antitrust Regulatory Approvals” means all approvals, consents, authorizations, clearances and other confirmations from any Governmental Authority under any antitrust or competition laws necessary to consummate the transactions contemplated by this Agreement, including any filings or consents required under the HSR Act or any other Applicable Law.
“Applicable Anti-Corruption Laws” has the meaning set forth in Section 5.21(a).
“Applicable Law” means any and all laws, statutes, rules, regulations, official directives, or orders of any Governmental Authority (whether administrative, legislative, executive, or otherwise), including judgments, orders, decisions, or decrees of courts, commissions, or bodies exercising similar functions and any and all standards, policies, or decisions of any Governmental Authority having the force of law.
“Applications” means the codifications owned or controlled by Sellers or their Affiliates, which were constructed by or for Sellers or their Affiliates using software from Third Parties.
“Arbitrable Dispute” means any Dispute other than a Non-Arbitrable Dispute.
“Asset Purchaser” has the meaning set forth in the preamble to this Agreement.
“Asset Taxes” means (i) ad valorem, property, sales, use, or similar Taxes based upon operation or ownership of the Assets, and (ii) any other Taxes related to the operation or ownership of the Assets, the non-payment of which could result in the imposition of any Encumbrance on the Assets or any Liability on the applicable Purchaser Entity, but excluding, for the avoidance of doubt, (a) income, capital gains, franchise, and similar Taxes, and (b) Transfer Taxes.
“Assets” has the meaning set forth in Section 2.1(a).
“Assigned Permits” has the meaning set forth in Section 2.1(a)(viii).
“Assignment and Bill of Sale” means the assignment and bill of sale to be entered into as of the Closing Date, substantially in the form of Exhibit C, pursuant to which Sellers will assign the Assets (other than those Assets covered by any Deed) to the Asset Purchaser, and such Purchaser Entity will assume the Assumed Liabilities from Sellers, in each case, from and after the Closing.

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(vii).
“Assumed Liabilities” has the meaning set forth in Section 2.3.
“Base Purchase Price” means Three Hundred Ten Million U.S. Dollars ($310,000,000), subject to reduction at Closing pursuant to the definition of Long Stop Date.
“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers or any Affiliate of Sellers for the benefit of any Employee.
“Billings Terminal” means all of EMC’s right, title and interest in and to the petroleum products terminal and Terminal Logistics Facilities located in Billings, Montana (adjacent to the Refinery) on and including the Billings Terminal Real Property or any Easement related thereto, and all Equipment Relating thereto, as more particularly described in the Billings Terminal Deed.
“Billings Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2 pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Billings Terminal and the Billings Terminal Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Billings Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Billings Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-2.
“Books and Records” means, with respect to the Assets, EBC, or YLHC, notices, correspondence, files, instruments, orders, inquiries, drawings, plans, third party equipment operating manuals, books of account, training records (solely to the extent necessary for regulatory certification or demonstrating training compliance), and other documents and records (including electronically stored information, to the extent reasonably practicable, but excluding software) related to the Assets or the assets or businesses of EBC or YLHC (as applicable), except to the extent such books of account and records comprise Sellers’ permanent accounting or Tax records related to the Assets or the assets or businesses of EBC or YLHC, as applicable (“Seller Permanent Records”), it being understood that Books and Records shall not include copies of such Seller Permanent Records; provided that “Books and Records” does not include any of the foregoing which are Excluded Assets or Sellers’ Technical Information and “Seller Permanent Records” do not include any Tax Returns with respect to the Assets to the extent relating to Property Taxes.

“Bozeman Terminal” means all of EMC’s right, title and interest in and to the petroleum products terminal and Terminal Logistics Facilities located in Bozeman, Montana on and including the Bozeman Terminal Real Property or any Easement related thereto, and all Equipment Relating thereto, in each case as more particularly described in the Bozeman Terminal Deed.
“Bozeman Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Bozeman Terminal and the Bozeman Terminal Real Property, and (b) all Easements

Related thereto, except to the extent any portion of the Bozeman Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Bozeman Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-3.
“Brand Fee Agreement” means the brand fee agreement to be entered into as of the Closing Date, substantially in the form of Exhibit E, pursuant to which the Asset Purchaser or its Affiliates will secure the non-exclusive right to market gasoline and diesel products under the Exxon or Mobil brands from and after the Closing in accordance with the terms thereof.
“Business Day” means a day (except Saturdays, Sundays, and public holidays) when commercial banks in New York, New York are generally open for business.
“Calendar Month” means one of the twelve named months of the year from the first to the last day of such month.
“Casualty Loss” means an event where any of the Assets are (a) taken in condemnation or under the right of eminent domain or by agreement in lieu thereof (whether through regulation or otherwise) with any Person or Governmental Authority authorized to exercise such rights, or (b) damaged or destroyed by fire, explosion, collision, earthquake, windstorm, flood, other casualty, or act of God, but excluding, for the avoidance of doubt, (i) any loss, damage, or destruction as a result of events arising in accordance with Ordinary Business Operations, such as depreciation or ordinary wear or tear and (ii) the Specified Incident.
“Claim Notice” has the meaning set forth in Section 10.6(b).
“Clean Team Agreement” means that certain Clean Team Agreement dated as of September 12, 2022, by and among Purchaser Parent and Sellers.
“Closing” means the closing of the transactions contemplated by this Agreement and completion of the sale and purchase of (a) the Assets and assumption of the Assumed Liabilities, and (b) the Equity Interests, in each case, in accordance with the provisions of this Agreement.
“Closing Date” means the date on which the Closing occurs under this Agreement.
“Closing Settlement Statement” has the meaning set forth in Section 3.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” means the collective bargaining agreements or other agreements with a union or association of employees set forth on Schedule 5.5(b).
“Confidential Information” means, subject to Section 8.3(b), the fact of the Parties’ negotiations leading to this Agreement, the existence of this Agreement, the terms, conditions, and provisions of this Agreement, and all information and documents, which have been disclosed to any Party or its Representatives by another Party or its Representatives in connection with this Agreement or the transactions contemplated hereby but excluding, for the avoidance of doubt, Sellers’ Technical Information.
“Confidentiality Agreement” means collectively, the (i) confidentiality agreement between Par Petroleum LLC and EMC, dated as of October 10, 2019, and amended on February 25, 2022 and October 7, 2022, and (ii) the confidentiality agreement between Purchaser Parent and EMC, dated as of August 12, 2020.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes (including any affiliated group within the meaning of Section 1504 of the Code) electing to file consolidated federal income Tax Returns and any similar group under non-U.S., state or local law.
“Contracts” means any and all contracts and agreements (whether written or oral), including those that are franchises, warranties, understandings, arrangements, licenses, registrations, authorizations, mortgages, security agreements, bonds, notes, evidence of indebtedness, indentures, letters of credit and other instruments, including, for all of the foregoing, any renewals, extensions, or modifications thereof and additions thereto, but excluding (a) all Easements, leases, and similar instruments related to real property, (b) all Permits and variances issued by any Governmental Authority to a Seller, (c) all master services agreements (and, except as may be included on Schedule 2.1(a)(vii) as an Assumed Contract, any service orders, purchase orders, or statements of work thereunder) and other similar agreements or licenses held between a Seller and/or one or more Affiliates, on the one hand, and a Third Party, on the other hand, and (d) all intercompany agreements with Affiliates of Sellers.
“Corrective Action Orders” has the meaning set forth in Section 8.9(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means all reasonable actions taken or planned to be taken in response to COVID-19, including any escalation or material worsening thereof, in order to comply with any quarantine, ‘shelter in place’, ‘stay at home’, workforce reduction, social distancing, shut down, closure, sequester, safety or similar provision of Applicable Law promulgated in connection with or in response to COVID-19.
“Crude Supply Agreement” means the crude supply agreement to be entered into as of the Closing Date, on the terms set forth on Exhibit K.
“Data Room” means the online virtual data room as of ten (10) days prior to the Closing Date, that is accessed through www.intralinks.com and is maintained by or on behalf of Sellers as of such date; provided, that any information posted to the Data Room following the Data Room Posting Deadline shall be posted only to one or more segregated folders clearly identified as post-signing folders and containing only information posted following the Data Room Posting Deadline. Any such information shall be deemed to be included as Due Diligence Materials for all purposes under this Agreement, except to the extent that such term refers to Due Diligence Materials as of a specified date, in which case such term shall only refer to Due Diligence Materials as of such date.
“Data Room Posting Deadline” shall mean October 19, 2022.
“Deductible Amount” has the meaning set forth on Schedule 16.1.
“Deeds” means the Refinery Deed, the Billings Terminal Deed, the Bozeman Terminal Deed, the Helena Terminal Deed, the Missoula Terminal Deed, the Moses Lake Terminal Deed, the Spokane Terminal Deed, the Thompson Falls Terminal Deed, and the Silvertip Pipeline System Deed.
“Deposit” has the meaning set forth on Schedule 16.1.
“Deposit Amount” means an amount equal to the Deposit.
“Dispute” means any dispute arising out of or relating to this Agreement, including the validity, invalidity, breach, or termination thereof.

“Divestiture” has the meaning set forth in Section 8.7(d).
“Due Diligence Materials” means the materials disclosed in the Data Room in connection with the transactions contemplated by this Agreement.
“Easements” means all of each Seller’s right, title and interest in and to any easements, right-of-way agreements, contractual land-use and water crossing license agreements, and other similar agreements, in each case, Related to any of the Sites, including those set forth in Schedule 1.1D.
“EBC” has the meaning set forth in the recitals to this Agreement.
“Effective Time” has the meaning set forth in Section 4.1.
“EMC” has the meaning set forth in the preamble to this Agreement.
“EMOC” has the meaning set forth in the preamble to this Agreement.
“EMPC” has the meaning set forth in the preamble to this Agreement.
“Employee” means an individual who is employed by a Seller or one of its Affiliates in the operation or maintenance of the Assets or the assets of or businesses of EBC or YLHC, whether on a full-time or part-time basis.
“Employment Liabilities” means all salary, pension, and benefits payments, judgments, settlements, awards (including back pay awards granted retroactively for accrued but uncollected salary), severance, redundancy, or termination payments, wages, or fringe benefits, reinstatement, damages (including damages for unfair dismissal and termination), losses, compensation, charges, Liabilities, fines, penalties, interest claims (including Taxes and all related interest and penalties incurred directly with respect thereto) and all other amounts, however described or denominated, and all related reasonable costs, expenses, and other charges, including all attorneys’ fees and reasonable costs of litigation, hearings, proceedings, internal, and external investigations, document and data productions and discovery, settlements, judgments, awards, awards of attorneys’ fees, interest, and penalties, however described or denominated, in each case, arising out of or in any way connected to employment.
“Encumbrance” means any lien, encroachment, servitude, burden, preferential right, mortgage, deed of trust or other security interest, pledge, charge, or other similar encumbrance.
“Engineering Controls” means those restrictions and requirements imposed or permitted by a Governmental Authority with respect to activities on, or the use of, the Assets, the YELP Assets, or the YPLC Assets, including easements, paving caps, engineered barriers, groundwater restrictions, and activity and use limitations or restrictions, in each case, pursuant to Environmental Law, environmental land use controls, restrictive covenants, well drilling prohibitions, zoning restrictions, special building permit requirements, deed notices, or registration of sites containing Environmental Matters.
“Environment” means (a) living organisms (including humans and the ecological systems of which they form a part), (b) (i) air (including air within buildings and air within other natural or man-made structures, whether above or below ground), (ii) water (including water on, under, or within land, or in drains or sewers, and coastal and inland waters), and (iii) land (including land under water, the soil, the sub-soil, and sediments), in each case, alone or in combination, and (c) the environment as defined in any applicable Environmental Law.

“Environmental Law” means all Applicable Law (including all relevant laws, statutes, regulations, codes, directives, and the like and all rules, regulations, ordinances, municipal by-laws, orders, or statutory guidance made thereunder) concerning Environmental Matters.
“Environmental Liability” means any losses, costs, expenses (including any irrevocable value added Taxes thereon), actions, proceedings, claims, demands, damages, and any Liability, responsibility, or obligation, in each case, arising under, or in connection with, any Environmental Law or in relation to Environmental Matters or in respect of the Equity Interests, whether known or unknown, including the Helena Terminal Remediation and any other Liability (whether unknown, actual, or contingent) to investigate, make good, repair, reinstate, treat, clean up, or otherwise remediate any of the Assets or Hazardous Substances elsewhere, which have emanated from or onto any of the Assets.
“Environmental Matters” means pollution of the Environment, including noise, emissions, deposits, discharges, spills, or releases of Hazardous Substances into air, water, sewage systems, and land, the manufacture, processing, distribution, use, treatment, storage, disposal, transport, transmission, or handling of Hazardous Substances, or matters otherwise relating to the health and safety of any Person or damage to the Environment.
“Environmental Permit” means any Permit issued or required pursuant to any Environmental Law.
“Equipment” means all right, title, and interest of each Seller in and to all (a) equipment, fixtures, furniture, furnishings, machinery, tools, and other tangible personal property, (b) motor vehicles, trucks, trailers, and other equipment, and (c) computer equipment and hardware, in each case, Related to the Assets and located at any Site or any Real Property or any Easement associated therewith.
“Equity Interests” has the meaning set forth in the recitals to this Agreement.
“Equity Purchaser” has the meaning set forth in the preamble to this Agreement.
“Equity Sellers” has the meaning set forth in the recitals to this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“Estimated Hydrocarbon Inventory Amount” means Sellers’ good faith estimate of the aggregate amount of the Hydrocarbon Inventory as of the Effective Time, determined in accordance with Schedule 3.3, and set forth in the Closing Settlement Statement.
“Estimated IT Costs” has the meaning set forth in section 10.5 of Part A of Schedule 13.1.
“Estimated Working Capital Amount” means Sellers’ good faith estimate of the aggregate amount of the Working Capital as of the Effective Time, as set forth in the Closing Settlement Statement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” has the meaning set forth in Section 2.2.
“Excluded Environmental Liabilities” means, collectively, (a) the Environmental Liabilities set forth in Schedule 2.4(e), and (b) the Environmental Liabilities relating to Off-Site Disposal Activities conducted prior to the Effective Time. In no event shall the Specified Incident be deemed to be an “Excluded Environmental Liability” for any purpose hereunder.

“Excluded Information” has the meaning set forth in Section 2.2(j).
“Excluded Liabilities” has the meaning set forth in Section 2.4.
“Excluded Trademarks” means any and all service marks, trademarks, logos, emblems, trade dress, applications for registration of marks, mark registrations, and other indicia of origin, including the names and marks EXXON, MOBIL, EXXONMOBIL, the Pegasus design, and the Tiger design, together with all variations and acronyms thereof and such other names, domain names, marks, logos (including the “Exxon” and “Mobil” logos), emblems, trade dress, and other indicia of origin related thereto or containing, incorporating, associated with, or comprising any of the foregoing, including any transliterations thereof, or any name or mark confusingly similar thereto, in each case, as Sellers and their Affiliates may from time to time own or use.
“Exxon MSAs” has the meaning set forth in Section 8.1(b).
“Exxon MSAs Counterparties” has the meaning set forth in Section 8.1(b).
“ExxonMobil’s Captive Insurer” means Ancon Insurance Company, Inc., a corporation organized under the laws of the State of Vermont.
“ExxonMobil Policies” has the meaning set forth in Section 12.1.
“FERC” has the meaning set forth in Section 5.15(a).
“Final Hydrocarbon Inventory Amount” means the aggregate amount of the Hydrocarbon Inventory as of the Effective Time, determined in accordance with Schedule 3.3, as set forth in the Final Settlement Statement.
“Final IT Costs” has the meaning set forth in section 10.5 of Part A of Schedule 13.1.
“Final Purchase Price Allocation” has the meaning set forth in Section 3.6(b).
“Final Settlement Statement” has the meaning set forth in Section 3.3(b)(i).
“Final Working Capital Amount” means the Working Capital as of the Effective Time, as set forth in the Final Settlement Statement.
“Financial Assurances” has the meaning set forth in Section 5.20.
“Financial Information” has the meaning set forth in Section 5.23(a).
“Fuels Marketing Contracts” means the Contracts associated with the sale or marketing of retail fuel (branded wholesale) in the Designated Geographies (as defined in the Brand Fee Agreement) and wholesale fuel (unbranded) and asphalt, including (a) the Contracts listed in Schedule 2.1(a)(vi) and (b) any other such Contracts that are first entered into or that are renewed, renegotiated, amended, modified or restructured by EMOC or its Affiliates after the date hereof, in each case, in accordance with Ordinary Business Operations.
“GAAP” means the generally accepted accounting principles from time to time approved by the United States Financial Accounting Standards Board, or any successor entity thereto, applied consistently with the practices, including reasonable accounting judgments, of Sellers.

“Governmental Authority” means:
(a)    any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal, or local (whether administrative, legislative, executive, or otherwise) or any other instrumentality or political subdivision thereof;
(b)    any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board, or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial, or administrative powers or functions of, or pertaining to, government;
(c)    any court, tribunal, commission, individual, administrator, officer, official, arbitrator, arbitration panel, or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative, or similar functions; and
(d)    any other body or entity created under the authority of, or otherwise subject to the jurisdiction of, any of the foregoing, including any stock or other securities exchange.
“Guaranteed Obligations” has the meaning set forth in Section 8.17.
“Hazardous Substances” means all pollutants, contaminants, and flammable, toxic, radioactive, corrosive, caustic, or otherwise hazardous substances (including crude oil, refined petroleum products, and derivatives thereof), materials and waste, whether solid, liquid, gaseous, or vapor, and heat, sound, and vibration, whether alone or in combination with any substances and whether or not such pollutant, contaminant, substances, materials, or waste is referred to specifically in, or regulated under, any Environmental Law, and for greater certainty, includes all substances referred to specifically in, or regulated under, any Environmental Law.
“Helena Terminal” means all of EMC’s right, title and interest in and to the petroleum products terminal and Terminal Logistics Facilities located in Helena, Montana on and including the Helena Terminal Real Property or any Easement related thereto, and all Equipment Relating thereto, in each case as more particularly described in the Helena Terminal Deed.
“Helena Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Helena Terminal and the Helena Terminal Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Helena Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Helena Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-4.
“Helena Terminal Remediation” has the meaning set forth in Section 15.8(b).
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Hydrocarbon Inventory” means all hydrocarbon and hydrocarbon-derived inventories owned or agreed to be acquired by Sellers located at, associated with, or to be delivered to the Refinery, any of the Terminals, or the Silvertip Pipeline System (including, in each case, in the tanks, tank bottoms, in-transit movements, and line fill), in transit to or from the Refinery, any of the Terminals, or the Silvertip Pipeline System, or residing in storage, including raw materials (including crude oil and gas), blendstocks, feedstocks, intermediate stocks, unfinished refined products, finished refined products, and by-products, in each case, including any such inventory designated as line fill owned by Sellers in any pipelines (including the Silvertip Pipeline System) on which Sellers ship such inventory to or from the Refinery, any of the Terminals, or the Silvertip Pipeline System.
“In-Scope Employee” means an Employee who is designated by Sellers, in accordance with Section 1.1 of Schedule 11.1, as being available for transfer to the Asset Purchaser or its Affiliates.
“Indemnified Party” has the meaning set forth in Section 10.6(a).
“Indemnifying Party” has the meaning set forth in Section 10.6(a).
“Indemnities” has the meaning set forth in Section 10.5(a).
“Independent Engineer” has the meaning set forth in Section 8.11(e).
“Individual Indemnity Threshold” has the meaning set forth on Schedule 16.1.
“Intellectual Property” means any and all patents, patent applications, trade secrets, trade names, know-how, technology, invention disclosures, registered copyrights, registered service marks, or registered trademarks, any applications to register any copyrights, service marks, or trademarks, any unregistered copyrights, service marks, trade names, or trademarks, and any computer software programs (including source code and object code).
“Interim Period” means the period from the date hereof up to the Effective Time or termination of this Agreement, as applicable.
“Inventory Actions” has the meaning set forth on Schedule 16.1.
“IT Infrastructure” means the IT-related hardware and computer programs held by any Seller or EBC or YLHC (excluding the Applications) that is Related to the Assets or the assets of EBC or YLHC (as owned or operated as of the date hereof), including computers, servers, network equipment, and telecommunication equipment.
“IT Systems” means all IT Infrastructure, Third Party Software, and Applications needed to own, operate or maintain the Assets or the assets of EBC or YLHC after the Closing.
“IT Systems Transition Plan” means a high-level plan, set forth in Schedule 13.1, for the transition of the IT Systems and the System Information to the Purchaser Entities, developed jointly by Sellers and the Purchaser Entities, reflecting their commitment and Purchaser Entities’ agreement to such plan.
“Joint Venture Documents” means (a) the Phillips 66/ExxonMobil Jointly-Owned Terminal Facility Amended and Restated Ownership and Operating Agreement, dated August 12, 2019, between EMC and Phillips 66 Company, (b) the Moses Lake Petroleum Products Terminal Operating Agreement dated June 30, 1988, between Exxon Company U.S.A. and Conoco, Incorporated, (c) the Operating Agreement, dated October 17, 2017, between YPLC and Phillips 66 Pipeline LLC, (d) the certificate of incorporation and bylaws of YPLC, and (e) the certificate of limited partnership and limited partnership agreement of YELP.
“Joint Venture Interests” means each of the YELP Interests and the YPLC Interests.
“Joint Venture Terminals” means the Missoula Terminal, the Moses Lake Terminal, and the Thompson Falls Terminal.

“Joint Venture Terminals Real Property” means the Missoula Terminal Real Property, the Moses Lake Terminal Real Property and the Thompson Falls Terminal Real Property.
“Joint Ventures” means each of YELP and YPLC.
“Knowledge” or “knowledge” means (a) with respect to Sellers, (i) the actual knowledge (after due inquiry by the following applicable listed Person of his/her direct reports) of the Persons listed in Schedule 1.1A and (b) with respect to the Purchaser Entities, the actual knowledge (after due inquiry of the following applicable listed Person of his/her direct reports) of the Persons listed in Schedule 1.1B.
“Leased Real Property” means all of each Seller’s right, title and interest in and to the real property leased or subleased by such Seller and Related to any of the Sites.
“Liability” means, with respect to any Person, any debt, liability, obligation or responsibility of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person, and including all costs and expenses relating thereto (including attorneys’ fees and other costs incurred in defending a claim).
“Long Stop Date” means June 1, 2023, as such date may be modified by the Long Stop Date Procedure.
“Long Stop Date Procedure” has the meaning set forth on Schedule 16.1.
“Losses” means all losses, damages, costs, expenses, Liabilities, obligations, responsibilities, and claims of any kind (including any claims arising in any legal proceedings brought by any Governmental Authority or other Person, and including attorneys’ fees).
“Material Adverse Effect” means, with respect to Sellers, any event, result, occurrence, condition, or circumstance that, individually or in the aggregate (whether foreseeable or not and whether covered by insurance or not), results in a material adverse effect on (a) the ownership or operation or maintenance of the Assets as currently operated as of the date hereof and the assets, condition (financial or otherwise) and businesses of EBC and YLHC, taken as a whole or (b) the ability of any Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that the term “Material Adverse Effect” shall not include any material adverse effects resulting from (i) entering into this Agreement or the announcement of the transactions contemplated hereby, (ii) changes in general market, economic, financial or political conditions generally (including any change in commodity prices (including hydrocarbons, fuel supply or transportation markets, interest, or rates)) in the area in which the Assets are located, the United States or worldwide, (iii) conditions (or changes in such conditions) generally affecting the petroleum refining, transportation, marketing, or pipeline industry (including feedstock pricing, refining, transportation, marketing, pipeline, terminaling and trading, generally or regionally), whether as a whole or specifically in any area where the Assets are located, (iv) acts of God, including storms or meteorological events, (v) any events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement, or the identity of the Purchaser Entities (including any loss of Employees, customers or other business relationships resulting from any of the foregoing), (vi) any events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened), (vii) orders, actions, or failures to act of Governmental Authorities, (viii) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts (cyberattacks or otherwise), or war, (ix) any actions taken or omitted to be taken (A) by or at the written request, or with the prior written consent, of the Purchaser Entities, or (B) as expressly required under this Agreement, (x)

matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, (xi) any Casualty Loss, (xii) a change in Applicable Law or GAAP from and after the date hereof, (xiii) the Specified Incident, or (xiv) any epidemic, pandemic, or disease outbreak (including COVID-19 virus); provided, further, that the foregoing clauses (iii), (iv), (vi), (vii), (viii), and (xii) shall be taken into account in determining if a Material Adverse Effect has occurred to the extent any such matters have a material disproportionate impact on the ownership or operation or maintenance of the Assets and the assets, condition (financial or otherwise) and businesses of EBC and YLHC, taken as a whole, relative to other downstream assets and businesses.
“Material Contracts” means those Assumed Contracts and those Contracts to which EBC or YLHC is party or by which EBC or YLHC are bound that:
(a)    provide for the future purchase or transportation of crude oil (A) involving more than 500 barrels per day and (B) that has a term greater than three (3) months;
(b)    can reasonably be expected to result in aggregate payments by a Seller, EBC or YLHC of more than Two Million U.S. Dollars ($2,000,000) per year;
(c)    can reasonably be expected to result in aggregate revenues to a Seller, EBC or YLHC of more than Two Million U.S. Dollars ($2,000,000) per year;
(d)    constitute an indenture, mortgage, loan, credit, sale-leaseback, or similar Contract that will be binding on the applicable Purchaser Entity, the Assets, EBC, YLHC or any of the assets of EBC or YLHC after the Closing;
(e)    constitute a Contract with any Affiliate of a Seller that will not be terminated at or prior to the Closing (other than any Transaction Document);
(f)    constitute a non-competition agreement or any agreement that purports to restrict, limit, or prohibit any Seller (with respect to the Assets), EBC or YLHC from engaging in any line of business or the manner in which, or the locations at which, such Seller, EBC or YLHC conducts business;
(g)    grants “most favored nations” pricing to a customer or counterparty;
(h)    constitute a pipeline or facility operating agreement or similar agreement; or
(i)    constitute an agreement for which the primary purpose is the allocation, indemnity, or sharing of any Tax Liabilities.
“Material Operating Assets” has the meaning set forth in Part A of Schedule 16.2.
“Missoula Terminal” means all of EMC’s right, title, and interest in and to the petroleum products terminals and Terminal Logistics Facilities, located in Missoula, Montana on and including the Missoula Terminal Real Property or any Easement related thereto, and all Equipment Relating thereto, in each case as more particularly described in the Missoula Terminal Deed, and which facilities are subject to that certain Phillips 66/ExxonMobil Jointly-Owned Terminal Facility Amended and Restated Ownership and Operating Agreement, dated August 12, 2019, between EMC and Phillips 66 Company.
“Missoula Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Missoula Terminal and the Missoula Terminal Real Property, and (b) all Easements

Related thereto, except to the extent any portion of the Missoula Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Missoula Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-5.
“Moses Lake Terminal” means all of EMC’s right, title, and interest in and to (a) the petroleum products terminal and Terminal Logistics Facilities which facilities are subject to that certain Operating Agreement, dated October 17, 2017, between YPLC and Phillips 66 Pipeline LLC and the Moses Lake Petroleum Products Terminal Operating Agreement dated June 30, 1988, between Exxon Company U.S.A. and Conoco, Incorporated, and (b) the co-located storage facilities, in each case, located in Moses Lake, Washington on and including the Moses Lake Terminal Real Property or any Easement Related thereto, and all Equipment Relating thereto, in each case as more particularly described in the Moses Lake Terminal Deed.
“Moses Lake Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Moses Lake Terminal and the Moses Lake Terminal Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Moses Lake Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Moses Lake Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-6.
“Multiemployer Plan” has the meaning set forth in Section 5.5(h).
“Neutral Auditor” has the meaning set forth in Section 3.5(a).
“Non-Arbitrable Dispute” has the meaning set forth on Schedule 16.1.
“Objection Notice” has the meaning set out in Section 3.3(b)(ii).
“Off-Site Disposal Activities” means any transportation, storage, disposal or treatment of any Hazardous Substance generated by any of the Assets and removed from the Assets and delivered off-site of the Assets by or on behalf of any Seller or its Affiliates prior to the Effective Time; provided, however, that this term shall not include (a) the off-site portion of an Environmental Matter that has migrated from the Real Property, and (b) any Environmental Matters emanating from the Real Property to waterways extending beyond the shoreline, if any.

“Ordinary Business Operations” means, with respect to the identified Person, the ordinary course of business in all material respects consistent with such Person’s custom, practice and operating policies (including procedures relating to any deviation therefrom) during the six (6)-month period prior to the date hereof; provided that, notwithstanding the forgoing, for purposes of this Agreement, (a) this term also shall include (i) any response to any existing or threatened pandemic, and (ii) all actions taken from and after the date hereof to ensure the orderly transition of the ownership of the Assets to the Asset Purchaser and (b) this term also shall not include the Specified Incident or the actions undertaken in response thereto.
“Owned Real Property” means all of each Seller’s right, title and interest in and to the real property held in fee by such Seller under any Site, and Easements Related thereto (including all construction work-in-progress in respect of the same).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
“Permit” means all permits, licenses, variances, authorizations, registrations, consents, or approvals granted or issued by or obtained from any Governmental Authority that are Related to the Assets, together with any renewals, extensions or modifications thereof and additions thereto or applications therefor.
“Permitted Encumbrances” means any of the following:
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“Person” means any natural person, corporation, partnership, limited liability company, proprietorship, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other business organization, trust, union, association or entity.
“Post-Closing Tax Return” has the meaning set forth in Section 14.2(c).

“Pre-Closing Tax Period” means any Tax period ending on or prior to the day immediately prior to the Closing Date and the portion of any Straddle Period ending on and including the day immediately prior to the Closing Date.
“Pre-Closing Tax Return” has the meaning set forth in Section 14.2(b).
“Property Taxes” means real property, personal property, ad valorem and other similar Taxes.
“Proposed Purchase Price Allocation” has the meaning set forth in Section 3.6(b).
“Proprietary Terminals” means the Billings Terminal, the Bozeman Terminal, the Helena Terminal, and the Spokane Terminal.
“Proprietary Terminals Real Property” means the Billings Terminal Real Property, the Bozeman Terminal Real Property, the Helena Terminal Real Property and the Spokane Terminal Real Property.
“Purchase Price” has the meaning set forth in Section 3.1.
“Purchaser Entities” has the meaning set forth in the preamble to this Agreement.
“Purchaser Entities Phase I Obligations” has the meaning set forth on Schedule 16.1.
“Purchaser Entities Specified Representations” means the representations and warranties set forth on Part B of Schedule 16.2.
“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.
“Purchaser Parent Guarantee” has the meaning set forth in Section 8.17.
“Purchaser Indemnified Parties” means Purchaser Entities and their Affiliates and their respective directors, officers, employees, and Representatives.
“Purchaser MSAs” has the meaning set forth in Section 8.1(b).
“RCW” has the meaning set forth in Section 8.15.
“Real Property” means the Owned Real Property, the Leased Real Property and the Easements.
“Refinery” means all of EMC’s right, title and interest in and to the high-conversion, complex refinery, located in Billings, Montana on and including the Refinery Real Property or any Easement related thereto, including the fuel process and handling units, storage tanks, piping, utilities and office buildings, and all associated Equipment, structures, improvements, and appurtenances Related thereto.
“Refinery Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-1, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Refinery and the Refinery Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Refinery will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Refinery Real Property” means the real property upon which the Refinery is situated, as described and identified on Exhibit A-1; provided that, once the Survey is complete as provided in Section 8.8(b) of this

Agreement, then the metes and bounds description set forth in such Survey shall supersede the metes and bounds description set forth on Exhibit A-1.
“Refining Technology Agreement” means the refining technology agreement to be entered into as of the Closing Date, substantially in the form of Exhibit H.
“Related” or “Relating” means primarily used or held for use (as established by contemporaneous written records in connection with the Acquired Business) primarily in connection with, the business, operations or conduct of the Acquired Business as conducted by Sellers. For the purpose of determining whether any Asset is primarily used or held for use primarily in connection with, the Acquired Business, the usage or utilization of such asset by the Acquired Business should be considered relative to the usage or utilization of such Asset by every other division, subsidiary or business of Sellers (other than the Acquired Business) taken as a whole.
“RELLC” means Resource Environmental, L.L.C., a limited liability company organized under the laws of the State of Delaware.
“RELLC Agreements” mean (a) that certain Second Amended and Restated Limited Liability Company Agreement of RELLC, dated June 17, 2014, executed by EMOC and the other members named therein and (b) that certain Third Amended and Restated Services Agreement, dated June 17, 2014, by and among RELLC, EMOC, and the other parties named therein.
“Repair Costs” has the meaning set forth in Section 8.11(a).
“Repair Costs Dispute” has the meaning set forth in Section 8.11(e).
“Repair Negotiation Period” has the meaning set forth in Section 8.11(d).
“Representative” means, in respect of a Party, each director, officer, employee, agent, consultant, adviser, or other authorized representative of such Party or its Affiliates pursuant to a Contract, who is involved in the transactions contemplated by this Agreement.
“Required Carve-Out Financial Statements” has the meaning set forth on Schedule 16.1.
“Retained Litigation” means the litigation and claims set forth on Schedule 5.9.
“RFS” means the United States Renewable Fuels Standard as outlined in 40 C.F.R. Part 80.
“Rights” has the meaning set forth in Section 5.6(a).
“RINs” means renewable identification numbers assigned to each physical gallon of renewable fuel produced or imported by the Acquired Business.
“SCADA Services Agreement” means the SCADA services agreement to be entered into as of the Closing Date, substantially in the form of Exhibit I.
“Schedule Supplement” has the meaning set forth in Section 8.12.
“Schedule Supplement Conditions” has the meaning set forth on Schedule 16.1.
“SEC” means the U.S. Securities and Exchange Commission.

“Second Request” has the meaning set forth in Section 8.7(a).
“Section 10.2(a) Cap” has the meaning set forth on Schedule 16.1.
“Section 10.2(b)-(d) Cap” has the meaning set forth on Schedule 16.1.
“Section 338(h)(10) Elections” has the meaning given in Section 14.7.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” or “Sellers” have the meanings set forth in the preamble to this Agreement.
“Seller 401(k) Plan” means the ExxonMobil Savings Plan.
“Seller Consolidated Group” has the meaning set forth in Section 5.7(b)(viii).
“Seller Consolidated Return” means any Tax Return of the Seller Consolidated Group.
“Seller Disclosure Statement” has the meaning set forth in Section 8.15.
“Seller Fundamental Representations” means the representations and warranties of Sellers set forth in Section 5.1 (Organization, Existence, and Qualification), Section 5.2 (Authority, Approval, and Enforceability), Section 5.3(a) (No Conflicts), Section 5.6 (Equity Interests; Joint Ventures), Section 5.7 (Tax), Section 5.10(a) (Ownership of Assets) and Section 5.13 (Brokers’ Fees).
“Seller Indemnified Parties” means Sellers and their Affiliates and their respective directors, officers, employees, and Representatives.
“Seller Phase I Obligations” has the meaning set forth on Schedule 16.1.
“Seller Support Obligations” has the meaning set forth in Section 8.14.
“Seller Specified Representations” means the representations and warranties set forth on Part A of Schedule 16.2.
“Seller Taxes” means Taxes (a) imposed on or with respect to the Assets or EBC (including EBC’s distributive share of YELP income) or YLHC, or either of their respective assets or operations, for any Pre-Closing Tax Period (determined in accordance with Section 14.1(a) to the extent Section 14.1(a) addresses same), and including, for the avoidance of doubt, any Taxes attributable to the Sellers and arising as a result of the Section 338(h)(10) Elections; (b) resulting from a breach by Sellers of any covenant set forth in Section 7.1(c)(xvii) or Article 14; (c) of Sellers or any Consolidated Group (or any member thereof, other than EBC and YLHC) of which EBC or YLHC was a member prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar non-U.S., state or local law; (d) of any other Person for which any Seller, EBC or YLHC is or has been liable as a transferee or successor, by contract or otherwise, resulting from any tax sharing or indemnity agreements, events, transactions or relationships occurring or existing prior to the Closing; or (e) that are Transfer Taxes allocated to Sellers pursuant to Section 14.1; provided that, in each case, no such Tax will constitute a Seller Tax to the extent such Tax is taken into account in the computation of the Purchase Price pursuant to Section 3.1.
“Sellers’ Bank Account” means the bank account as Sellers shall designate in writing, from time to time, to the Purchaser Entities for purposes of this Agreement.

“Sellers’ Technical Information” has the meaning given to the term “Confidential Technical Information” in the Refining Technology Agreement.
“Sellers’ Warranties” has the meaning set forth in Section 2.6.
“Shipment History” means the history of the applicable Seller’s or its Affiliates’ shipments on the applicable pipeline related to the Assets, the YELP Assets, or the YPLC Assets, during the twelve (12)-calendar month or thirteen (13)-calendar month “base period” (or equivalent period) specified in such pipeline’s proration policy, which period immediately precedes the Closing Date.
“Silvertip Idled or Abandoned Line Segments” means (a) the idle or abandoned pipeline segments that are not located within one hundred (100) feet of any pumping or receiving station included in the Silvertip Pipeline System and that are set forth on Schedule 1.1E, and (b) all other idle or abandoned pipeline segments owned by a Seller that are located at or within one hundred (100) feet of any pumping or receiving station included in the Silvertip Pipeline System.
“Silvertip Logistics Facilities” means all pumps, valves, controls, fittings, piping, storage tanks, fuel handling units, utilities, wharves, office buildings, and other structures, improvements, and appurtenances, in each case, Related to the Silvertip Pipeline System.
“Silvertip Pipeline Consent Decree” means United States of America v. ExxonMobil Pipeline Company, Civil Action No. 1:19-cv-48-SPW-TJC, United States District Court, District of Montana.
“Silvertip Pipeline System” means all of EMPC’s right, title and interest in and to the pipeline system used to transport crude oil to the Refinery, which is approximately seventy (70) miles of twelve inch (12”) pipeline originating in Silver Tip Station, Montana and terminating at the Refinery, including the Silvertip Logistic Facilities, any Equipment Related to such pipeline system and facilities and any Silvertip Idled or Abandoned Line Segments, which system and associated facilities are located on and including the Silvertip Pipeline System Real Property or any Easement Related thereto, in each case as more particularly described in the Silvertip Pipeline System Deed.
“Silvertip Pipeline System Deed” means the deed and assignment and bill of sale to be entered into as of the Closing Date, substantially in the form of Exhibit B-3, pursuant to which EMPC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Silvertip Pipeline System and the Silvertip Pipeline System Real Property, and (b) all Easements Related thereto.
“Silvertip Pipeline System Real Property” means all of EMPC’s right, title and interest in and to the Real Property described on Exhibit A-9.
“Sites” means the Refinery, the Silvertip Pipeline System, and the Terminals.
“Specified Actions” has the meaning set forth on Schedule 16.1.
“Specified Consent” means a consent if the failure to obtain such consent (i) would cause the assignment of the Assets affected thereby to a Purchaser Entity to be void or would provide a counterparty with the express right to void such assignment, or (ii) would cause the termination of an Asset under the express terms thereof.
“Specified Consent Actions” has the meaning set forth on Schedule 16.1.
“Specified Financial Activities” has the meaning set forth on Schedule 16.1.

“Specified Incident” has the meaning set forth on Schedule 16.1.
“Specified Operating Standard” has the meaning set forth on Schedule 16.1.
“Specified Percentage” has the meaning set forth on Schedule 16.1.
“Specified Provision” has the meaning set forth on Schedule 16.1.
“Spokane Terminal” means all of EMC’s right, title and interest in and to the petroleum products terminal and Terminal Logistics Facilities located in Spokane, Washington on and including the Spokane Terminal Real Property or any Easement and all Equipment relating thereto, in each case as more particularly described in the Spokane Terminal Deed.
“Spokane Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Spokane Terminal and the Spokane Terminal Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Spokane Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Spokane Terminal Real Property” means all of EMPC’s right, title and interest in and to the Real Property described on Exhibit A-7.
“Stock Power” means a stock power to be entered into as of the Closing Date, substantially in the form of Exhibit D-1 or Exhibit D-2, as applicable, pursuant to which the applicable Equity Seller will assign the Equity Interests held by such Equity Seller to the Equity Purchaser at the Closing.
“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date.
“Straddle Period Tax Return” has the meaning set forth in Section 14.2(d).
“Survey” has the meaning set forth in Section 8.8(b).
“System Information” means all financial and business information Related to the Assets, EBC, or YLHC that is held in systems of Sellers or their Affiliates, or which are part of any service agreements made by Sellers or their Affiliates with service providers and which form part of the regulatory bookkeeping obligations of Sellers or their Affiliates but shall not include Sellers’ Technical Information.
“Target Repair Date” has the meaning set forth in Section 8.11(c).
“Tax” means (a) any past, present, or future federal, state, local, or non-U.S. taxes, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, escheat, unclaimed property, franchise, real property, and personal property taxes, and any other taxes, customs, duties, fees, levies, imposts, and other assessments or similar charges, each in the nature of a tax, including pension plan contributions, employment insurance, and unemployment insurance payments, and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines, penalties, similar Liabilities, and obligations, in each case, imposed, levied, collected, withheld, or assumed by any Governmental Authority in respect thereof and whether disputed or not; (b) any Liabilities or obligations for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Contest” has the meaning set forth in Section 14.3(c).
“Tax Liability” means any Liability in respect of Taxes.
“Tax Returns” means all returns, information returns, reports, elections, agreements, declarations, claims for refund, statements, or other documents of any nature or kind required to be filed with any Governmental Authority in respect of Taxes, including any schedules and exhibits thereto and amendments to any of the foregoing.
“Technical Assistance Agreement” means the technical assistance agreement entered into as of the Closing Date, substantially in the form of Exhibit J.
“Technology Agreements” means the Refining Technology Agreement and the Technical Assistance Agreement.
“Terminal Logistics Facilities” means, with respect to any Terminal, all pumps, valves, controls, fittings, piping, storage tanks, fuel handling units, utilities, wharves, office buildings, and other structures, improvements, and appurtenances, in each case, Related to such Terminal.
“Termination for Cause” means (a) “cause” as such term is defined under Applicable Law, (b) the commission of an illegal act, (c) negligence or willful misconduct in carrying out (or failing to carry out) job duties or responsibilities, (d) other performance deficiencies, (e) separation during probationary period, or (f) any violation of policies or practices of Sellers or their Affiliates that could result in termination of employment.
“Terminals” means the Joint Venture Terminals and the Proprietary Terminals.
“Termination Amount” has the meaning set forth in Schedule 16.1.
“Third Party” means any Person, other than (a) a Party or its Affiliates or (b) any Person that after the date hereof becomes a successor entity of a Party or any of its Affiliates.
“Third Party Claim” has the meaning set forth in Section 10.6(b).
“Third Party Estimate” has the meaning set forth in Section 8.11(e).
“Third Party Software” means software licensed by any Seller or any of its Affiliates from a Third Party, which is used in the operation or maintenance of the Assets or the assets of EBC or YLHC.
“Thompson Falls Terminal” means all of EMC’s right, title, and interest in and to (a) the petroleum products terminal and Terminal Logistics Facilities, which facilities are subject to that certain Phillips 66/ExxonMobil Jointly-Owned Terminal Facility Ownership and Amended and Restated Operating Agreement, dated August 12, 2019, between EMC and Phillips 66 Company, and (b) the co-located storage facilities, in each case, located in Thompson Falls, Montana on or adjacent to and including the Thompson Falls Terminal Real Property or any Easement related thereto, and all Equipment Relating thereto, in each case as more particularly described in the Thompson Falls Terminal Deed.
“Thompson Falls Terminal Deed” means the deed to be entered into as of the Closing Date, substantially in the form of Exhibit B-2, pursuant to which EMC will transfer, convey, and assign to the Asset Purchaser at the Closing (a) the Thompson Falls Terminal and the Thompson Falls Terminal Real Property, and (b) all Easements Related thereto, except to the extent any portion of the Thompson Falls

Terminal will be transferred, conveyed or assigned to the Asset Purchaser pursuant to the Assignment and Bill of Sale.
“Thompson Falls Terminal Real Property” means all of EMC’s right, title and interest in and to the Real Property described on Exhibit A-8.
“Title Commitment” means each final ALTA Commitment in respect of which Title Insurance shall be issued by the Title Company in accordance with Section 8.8 in respect of each parcel of Refinery Real Property, Proprietary Terminals Real Property and Joint Venture Terminals Real Property (in each case, excluding any Easements Related thereto) located in Folder 92.41 of Data Room as of the Data Room Posting Deadline or in the segregated folder containing documents provided to the Purchaser Entities following the Data Room Posting Deadline.
“Title Company” means First American Title Insurance Company.
“Title Guarantee” means each title guarantee in respect of each parcel of Refinery Real Property. Proprietary Terminals Real Property and Joint Venture Terminals Real Property (in each case, excluding any Easements Related thereto) located in Folder 92.41 in the Data Room as of the Data Room Posting Deadline or in the segregated folder containing documents provided to the Purchaser Entities following the Data Room Posting Deadline.
“Title Policy” has the meaning set forth in Section 8.8(c), it being understood and agreed that no Title Policy issued hereunder will cover the Silvertip Pipeline System Real Property.
“Title Policy Actions” has the meaning set forth on Schedule 16.1.
“Total Loss” means a Casualty Loss in which the Repair Costs, excluding amounts which are recoverable under, or otherwise reimbursable by, insurance, equal or exceed Fifty Million U.S. Dollars ($50,000,000).
“Transaction Documents” means this Agreement, the Assignment and Bill of Sale, the Stock Powers, the Deeds, the Technical Assistance Agreement, the Brand Fee Agreement, the SCADA Services Agreement, the Refining Technology Agreement, the Crude Supply Agreement and any other documents executed and delivered pursuant to, or in connection with, this Agreement.
“Transfer Taxes” has the meaning set forth in Section 14.1(b).
“Transferring Employee” means any In-Scope Employee, who accepts an offer of employment from the applicable Purchaser Entity or any of its Affiliates and transfers to such Purchaser Entity or any of such Affiliates on the Closing Date.
“TSA Actions” has the meaning set forth on Schedule 16.1.
“U.S. Dollars” means the lawful currency of the United States.
“Willful Breach” means, with respect to any Party, such Party knowingly and intentionally breaches in any material respect (by refusing to perform or by taking a prohibited action) any material covenant or agreement applicable to such Party.
“Working Capital” means the aggregate amount at the Effective Time of the working capital of Sellers, to the extent it relates exclusively to the Assets, and comprised of the following items:

(a)    prepaid accounts for property Taxes or escrow accounts, prepaid royalties, or prepaid services, fees, materials, rents, or leases valued as the product of (i) the number of months remaining from the Effective Time to the end of the relevant period for such prepaid account multiplied by (ii) the quotient obtained by dividing the total value of such prepaid account by the number of months in the relevant period for such prepaid account; plus
(b)    materials and supplies on the books and records of Sellers, including all non-precious metals, chemicals, and other warehouse items, valued at an amount equal to the book value of such materials and supplies, subject to the Specified Provision; plus
(c)    precious metal catalyst owned by Sellers valued at the fair market value of such catalyst, which shall be determined as follows: (i) platinum will be sold at the Johnson Matthey 9:30 AM New York daily Base Price in U.S. Dollars per troy ounce posted on the Closing Date at http://www.platinum.matthey.com/prices/price-tables; and (ii) rhenium will be sold at the daily average of the APR catalyst 69.4% fob US warehouse price in U.S. Dollars per pound as recorded by Argus Media (https://www.argusmedia.com/metals/argus-metals); provided, however, that such precious metal catalyst value shall not exceed Seven Million U.S. Dollars ($7,000,000) for purposes of the calculation hereof; minus
(d)    accrued expenses, including, without limitation, accrued payroll, taxes, and other expenses, in each case, after giving effect to the transactions contemplated by Section 7.3.
in each case, excluding, for the avoidance of doubt, any such items related to the assets or businesses of EBC or YLHC, or any item included in calculating the Estimated Hydrocarbon Inventory Amount and the Final Hydrocarbon Inventory Amount.
“Working Capital Financing” has the meaning set forth in Part B of Schedule 16.2.
“YELP” means Yellowstone Energy Limited Partnership, a limited partnership organized under the laws of the State of Montana.
“YELP Assets” means all of the assets held by YELP, including the petroleum coke-fired cogeneration plant with a nameplate capacity of fifty-nine (59) megawatts, located in Billings, Montana adjacent to the Refinery.
“YELP Bonds” means those bonds given by YELP in connection with its ownership and operation of the YELP Assets.
“YELP Bonds Security Interest” means the pledge and security interests given by EBC in connection with the YELP Bonds pursuant to those agreements set forth in Schedule 1.1C.
“YELP Interests” means all of EBC’s rights, benefits, obligations, and Liabilities in respect of the limited partnership interests owned by EBC in YELP, which, as of the date hereof, are sixty-five percent (65%) of the authorized, issued, and outstanding equity interests in YELP.
“YLHC” has the meaning set forth in the recitals to this Agreement.
“YPLC” means Yellowstone Pipe Line Company, a corporation organized under the laws of the State of Delaware.
“YPLC Assets” means all of the assets held by YPLC, including the YPLC Pipeline.

“YPLC Interests” means all of YLHC’s, rights, benefits, obligations, and Liabilities in respect of the shares owned by YLHC in YPLC, which, as of the date hereof, are forty percent (40%) of the authorized, issued, and outstanding shares in YPLC.
“YPLC Pipeline” means the products pipeline owned by YPLC, which extends from Billings, Montana to Moses Lake, Washington.
1.2    Certain Interpretations.
(a)    In this Agreement, a period of days shall be deemed to begin on the first day after the event which began such period and to end at 5:00 p.m. Central Time on the last day of such period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Central Time on the next succeeding Business Day. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement, on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement, if made or taken on the next succeeding Business Day.
(b)    Notwithstanding anything to the contrary contained in any Schedule or Exhibit, in this Agreement or in any Transaction Document, the information and disclosures contained in any Section of any Schedule or Exhibit shall be deemed to be disclosed and incorporated by reference in each other Section of such Schedule or Exhibit as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Schedule or Exhibit in this Agreement. Certain items and matters are listed in any Schedule or Exhibit for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in any Schedule or Exhibit be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of any Schedule or Exhibit shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Schedule or Exhibit. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract, Applicable Law or order of any Governmental Authority shall be construed as an admission or indication that a breach or violation exists or has actually occurred.
(c)    In this Agreement, unless the context requires otherwise, words in one gender shall include all genders and words in the singular shall include the plural and vice versa.
(d)    The division of this Agreement into Articles, Sections, and other subdivisions, the insertion of headings, and the provision of a table of contents are for convenience of reference only, shall not affect or be utilized in construing or interpreting this Agreement, and are not intended to be full or precise descriptions of the text to which they refer.
(e)    Unless the context requires otherwise, references in this Agreement to Articles, Sections, Schedules, or Exhibits are to Articles, Sections, Schedules, or Exhibits of this Agreement.
(f)    Any capitalized term that is a derivative or the root of a term defined in Section 1.1 shall have the same meaning given to such defined term.
(g)    Wherever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and shall not be construed to limit any general statement that it follows to the specific items or matters immediately following it.
(h)    The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby”, and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.
(i)    The word “shall” as used herein shall mean “will” and vice versa.
(j)    All references herein to “$” or “dollars” shall be deemed references to United States Dollars.
(k)    Each accounting term not defined herein shall have the meaning given to it under GAAP as interpreted as of the date hereof.
(l)    Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, and shall mean such statute or regulations as amended, re-enacted, consolidated, or replaced from time to time.
(m)    All references herein to any agreement (including this Agreement), document, or instrument mean such agreement, document, or instrument as amended, supplemented, modified, varied, restated, or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules and exhibits attached thereto.
(n)    All references in this Agreement to a Party include the successors or permitted assigns of such Party.
(o)    Without limiting Section 8.12, the phrases “provided”, “delivered”, “made available” or “furnished” when used in this Agreement with respect to the delivery or viewing of information or material means that the information or materials referred to have been posted to the Data Room as of the Data Room Posting Deadline (unless otherwise provided in the definition of “Data Room”).
ARTICLE 2
PURCHASE AND SALE
2.1    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing:
(a)    Sellers shall sell, convey, assign, transfer and deliver to the Asset Purchaser or one or more of its designees, and such Purchaser Entity shall, or shall cause one or more of its designees to, purchase, acquire and accept from Sellers, all of such Sellers’ right, title and interest in and to the following specific assets and interests, subject to Section 2.2, Section 2.3 and Section 2.4 (the “Assets”) free and clear of all Encumbrances (other than Permitted Encumbrances) as the same shall exist as of the Closing:
(i)    the Refinery;
(ii)    the Terminals;
(iii)    the Silvertip Pipeline System;

(iv)    the Hydrocarbon Inventory;
(v)    the Working Capital;
(vi)    the Fuels Marketing Contracts;
(vii)    all Contracts (other than the Fuels Marketing Contracts) to which any Seller is a party and that are used solely in connection with or relate solely to the Refinery, any of the Terminals, the Silvertip Pipeline System, or any of the assets of EBC or YLHC and that are listed in Schedule 2.1(a)(vii), which Schedule 2.1(a)(vii) shall be updated and provided to the Purchaser Entities no later than thirty (30) Business Days prior to the Closing (together with the Affiliate Contracts, the “Assumed Contracts”);
(viii)    all licenses, Permits (including Environmental Permits), variances, certifications, approvals, and authorizations issued by any Governmental Authority to a Seller, together with any renewals, extensions, or modifications thereof and additions thereto, in each case, to the extent assignable and Related to the (A) Assets or the ownership or operation thereof (as owned or operated as of the date hereof) or (B) any of the assets of EBC or YLHC (the “Assigned Permits”);
(ix)    the Shipment History described on Schedule 2.1(a)(ix) as being transferred to the Asset Purchaser;
(x)    the Books and Records related to the Assets, EBC and YLHC, and held by Sellers or any of their Affiliates;
(xi)    the emissions credits and allowances described in Schedule 2.1(a)(xi) that are not Excluded Assets;
(xii)    to the extent transferable, all of each Seller’s rights under warranties, indemnities, and all similar rights against Third Parties to the extent related to any of the Assets, other than indemnities, causes of action, choses in action, rights of recovery defenses, rights of set off, counterclaims, or rights of recoupment of any kind or nature with respect to such Third Parties under the branded Fuels Marketing Contracts; and
(xiii)    all other assets set forth in Schedule 2.1(a)(xiii).
(b)    The Equity Sellers shall sell, convey, assign, transfer and deliver to the Equity Purchaser or one or more of its designees, and such Purchaser Entity shall, or shall cause one or more of its designees to purchase, acquire and accept from the Equity Sellers, all of such Equity Sellers’ right, title and interest in and to the Equity Interests, including all Liabilities in respect thereof, free and clear of all Encumbrances (other than (i) Encumbrances under the organizational documents of EBC or YLHC, as applicable, (ii) Encumbrances under applicable securities laws, and (iii) the YELP Bonds Security Interests).
2.2    Excluded Assets. Nothing herein contained shall be deemed to sell, assign, transfer, convey, or deliver to the Purchaser Entities, and Sellers shall retain all right, title, and interest to each of the following assets (the “Excluded Assets”):
(a)    all cash, cash equivalents, cash deposits, bank accounts, certificates of deposit, savings, and other similar cash or cash equivalents of every kind, nature, character, and description, in each case, related to the Assets;

(b)    unless otherwise agreed in a Transaction Document, all Intellectual Property of Sellers or their Affiliates (including the Excluded Trademarks) or of any Third Party;
(c)    Seller Permanent Records, which specifically exclude any Tax Returns with respect to the Assets to the extent relating to Property Taxes;
(d)    other than as included in Working Capital, actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery defenses, rights of set off, counterclaims, or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case, (i) relating to any of the other Excluded Assets or to the Excluded Liabilities, or (ii) with respect to the Assets relating to activities occurring prior to the Effective Time to the extent any Seller is responsible hereunder therefor (which, to the extent related to Taxes, shall be controlled by Article 14);
(e)    all ExxonMobil Policies;
(f)    each Seller’s rights under this Agreement and under any of the other Transaction Documents;
(g)    any claim, right, or interest in or to any refund, rebate, abatement, or other recovery of Taxes with respect to the Assets attributable to any Pre-Closing Tax Period;
(h)    all railway cars associated with the Sites;
(i)    the emissions credits and allowances described as Excluded Assets in Schedule 2.1(a)(xi);
(j)    all technology and information set forth on Schedule 2.2(j) (as such Schedule 2.2(j) shall be updated in consultation with the Purchaser Entities and provided to the Purchaser Entities no later than fifteen (15) Business Days prior to the Closing, the “Excluded Information”);
(k)    all data that cannot be disclosed to the Purchaser Entities as a result of confidentiality arrangements under agreements with Third Parties;
(l)    all documents and instruments of Sellers or their Affiliates (other than EBC, YELP and YLHC) that may be protected by an attorney-client privilege;
(m)    all accounts receivables under any of the Fuels Marketing Contracts or the Assumed Contracts (in each case) that relate to periods of time prior to the Effective Time; and
(n)    all other assets specifically set forth on Schedule 2.2(n).
2.3    Assumed Liabilities. On the terms and subject to the conditions in this Agreement, from and after the Effective Time, and subject to the exclusion of the Liabilities set forth in Section 2.4, the Asset Purchaser hereby agrees, effective as of the Effective Time, to assume or cause one or more of its designees to assume, and timely fulfill, perform, pay, and discharge, in accordance with their terms, all Liabilities related to, arising from, or in respect of the Assets (in each case other than any Excluded Liability) (collectively, the “Assumed Liabilities”), including:
(a)    all Liabilities related to, or arising in connection with, the operation of the Sites, or the ownership or operation of the Assets, in each case, whether arising before, on, or after the Effective Time;

(b)    all Liabilities of a type shown in the Financial Information in the amount and to the extent so shown (other than any Liabilities shown in the Financial Information with respect YELP and YPLC);
(c)    [intentionally omitted];
(d)    all Liabilities under the Fuels Marketing Contracts and the Assumed Contracts, including all performance obligations, arising or requiring performance before, on, or after the Effective Time; but only to the extent such Liabilities (A) do not constitute a breach of the representations and warranties of Sellers set forth in this Agreement, and (B) arise from the written terms and provisions of each Fuels Marketing Contract or Assumed Contract;
(e)    all Tax Liabilities with respect to the Assets, EBC (including with respect to EBC’s distributive share of the YELP Interests) and YLHC, in each case, for Tax periods beginning on or after the Effective Time or allocable to the portion of the Straddle Period beginning on or after the Effective Time to the extent provided for in Article 14;
(f)    except as provided in Sections 2.4(c), all Employment Liabilities related to Transferring Employees, whether arising before, on, or after the Effective Time; and
(g)    all Environmental Liabilities (not otherwise constituting Excluded Environmental Liabilities) whether arising before, on, or after the Effective Time.
2.4    Excluded Liabilities. The Assumed Liabilities shall not include, and Sellers shall retain and fulfill, perform, pay, and discharge, the following Liabilities (the “Excluded Liabilities”):
(a)    all Liabilities related to, arising from, or in respect of the Excluded Assets;
(b)    all Liabilities related to, or arising in connection with, the Fuels Marketing Contracts and the Assumed Contracts, except for those constituting Assumed Liabilities;
(c)    all Employment Liabilities that are wage and hour claims related to unsatisfied salary or bonus payments, Benefit Plans or pension obligations, in each case, (i) with respect to Transferring Employees and (ii) arising prior to the Effective Time;
(d)    all Tax Liabilities with respect to the Assets, EBC, or YLHC, in each case, for Tax periods ending prior to the Effective Time or allocable to the portion of the Straddle Period ending prior to the Effective Time to the extent provided for in Article 14;
(e)    the Excluded Environmental Liabilities;
(f)    the Retained Litigation;
(g)    Liabilities for any indebtedness for borrowed money of any Seller or its Affiliates relating to the Assets or EBC or YLHC to the extent incurred prior to the Effective Time and any Liabilities for any trade accounts payable of Sellers or their respective Affiliates arising in the ordinary course of business relating to the Assets or EBC or YLHC to the extent relating to goods received or services rendered prior to the Effective Time;
(h)    any Liabilities for any trade accounts payable of Sellers or their respective Affiliates to the extent relating to goods and services rendered prior to the Effective Time; and

(i)    all other Liabilities Related to the Assets (other than Assumed Liabilities) for which a Seller is expressly liable under the terms of the Transaction Documents.
2.5    Sale of Assets. Other than with respect to the Equity Interests, the transactions contemplated by this Agreement constitute only the sale by Sellers to the Asset Purchaser of assets and not the sale of businesses. Such Purchaser Entity is experienced in the operation of properties like the Assets and is familiar with the risks involved in owning and operating properties like the Assets and, other than as expressly provided pursuant to this Agreement or any Transaction Document, such Purchaser Entity is not relying on Sellers to furnish such Purchaser any information as to such risks.
2.6    Disclaimer. Each Purchaser Entity acknowledges it has made, or will make, its own independent investigation, analysis, evaluation, and verification of the Assets and the assets and businesses of EBC and YLHC and the assets and businesses of YELP and YPLC. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION 2.6 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW OR ORDER. EXCEPT AS PROVIDED IN ARTICLE 5, IN THE CERTIFICATE TO BE DELIVERED BY SELLERS PURSUANT TO SECTION 9.1(f) AND FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEEDS EXECUTED IN CONNECTION HEREWITH (COLLECTIVELY, “SELLERS’ WARRANTIES”), THE ASSETS ARE SOLD TO AND ACCEPTED BY THE PURCHASER ENTITIES “AS IS, WHERE IS”, AND “WITH ALL FAULTS”. SELLERS’ WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE. SELLERS EXPRESSLY DISCLAIM (AND EACH PURCHASER ENTITY ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY AND ALL REPRESENTATIONS AND WARRANTIES OTHER THAN SELLERS’ WARRANTIES. WITHOUT LIMITATION OF THE FOREGOING AND EXCEPT FOR SELLERS’ WARRANTIES, THE ASSETS SHALL BE SOLD TO THE PURCHASER ENTITIES PURSUANT HERETO WITHOUT (A) ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO (1) TITLE TO THE ASSETS, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, MERCHANTABILITY OF ANY EQUIPMENT, OR ITS FITNESS FOR ANY PURPOSE, (2) THE QUALITY, ACCURACY, OR COMPLETENESS OF ANY DATA, REPORTS, FILES, RECORDS, OPERATING MANUALS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO THE PURCHASER ENTITIES IN CONNECTION WITH THIS AGREEMENT, (3) PRICING ASSUMPTIONS OR THE QUALITY OR QUANTITY OF THE HYDROCARBON INVENTORY, (4) THE ENVIRONMENTAL CONDITION OF THE ASSETS, (5) ANY IMPLIED OR EXPRESS WARRANTY OF NON-INFRINGEMENT, (6) THE PURCHASER ENTITIES’ INTENDED OR ACTUAL USE OF THE ASSETS AFTER CLOSING, OR (7) ANY OTHER MATTERS CONTAINED IN ANY MATERIALS MADE AVAILABLE TO THE PURCHASER ENTITIES BY SELLERS OR BY SELLERS’ REPRESENTATIVES, OR (B) ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. IN ADDITION, AND NOT BY WAY OF LIMITATION, EXCEPT AS EXPRESSLY PROVIDED IN SELLERS’ WARRANTIES, SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, ACCURACY, OR COMPLETENESS OF ANY FILES, BOOKS AND RECORDS, OR OPERATING MANUALS CONVEYED AS PART OF THE BOOKS AND RECORDS RELATED TO THE ASSETS, EBC, OR YLHC. EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 5 AND ARTICLE 10, THE PURCHASER ENTITIES’ USE OF SUCH FILES, BOOKS AND RECORDS, OR OPERATING MANUALS SHALL BE AT THE PURCHASER ENTITIES’ OWN RISK AND EACH PURCHASER ENTITY RELEASES SELLERS FROM ANY LOSS, LIABILITY OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO THE

PURCHASER ENTITIES’ USE OF SUCH FILES, BOOKS AND RECORDS, OR OPERATING MANUALS.
ARTICLE 3
PURCHASE PRICE
3.1    Purchase Price. The aggregate purchase price for the Assets and the Equity Interests (the “Purchase Price”) shall be an amount equal to:
(a)    the Base Purchase Price; plus
(b)    the Final Hydrocarbon Inventory Amount; plus
(c)    the Final Working Capital Amount; minus
(d)    the Accrued Property Tax Liabilities.
3.2    Guarantee and Deposit.
(a)    Concurrently with the execution of this Agreement, the Purchaser Entities shall deliver to EMC (for the benefit of Sellers) the Deposit by wire transfer of immediately available funds to Sellers’ Bank Account.
(b)    If the Closing occurs, the Deposit Amount shall be credited towards the Base Purchase Price in accordance with Section 3.3(a)(i). If the Closing does not occur, the Deposit Amount shall be subject to the provisions of Section 9.6.
3.3    Settlement Statements.
(a)    Closing Settlement Statement. No later than five (5) Business Days prior to the Closing, Sellers shall deliver to the Purchaser Entities a settlement statement (the “Closing Settlement Statement”) setting forth the amounts to be paid by the Purchaser Entities to Sellers on the Closing Date, which shall be comprised of the following:
(i)    the Base Purchase Price minus the Deposit Amount; plus
(ii)    the Estimated Hydrocarbon Inventory Amount; plus
(iii)    the Estimated Working Capital Amount; plus
(iv)    the Estimated IT Costs to be paid at Closing pursuant to section 10.5 of Part A of Schedule 13.1, minus
(v)    the Accrued Property Tax Liabilities.
Prior to the Closing, the Purchaser Entities and their Representatives shall have the opportunity to review the Closing Settlement Statement and Sellers shall provide supporting documentation reasonably requested by the Purchaser Entities, to the extent available, to verify the amounts set forth in the Closing Settlement Statement and reasonably respond to questions and comments from the Purchaser Entities regarding the Closing Settlement Statement.
(b)    Final Settlement Statement.

(i)    On the day immediately prior to the Closing Date, Sellers and the Purchaser Entities shall conduct a physical count of the Hydrocarbon Inventory in accordance with Schedule 3.3 (as estimated to the Effective Time) and determine the Working Capital (as estimated to the Effective Time), and as soon as practicable thereafter, but, in any event, no later than sixty (60) days after the Closing Date, Sellers shall determine the Final Hydrocarbon Inventory Amount, based upon such physical count and in accordance with Schedule 3.3, and the Final Working Capital Amount, and deliver to the Purchaser Entities a final settlement statement containing the Final Hydrocarbon Inventory Amount and the Final Working Capital Amount (the “Final Settlement Statement”). Reconciliation of the Estimated IT Costs and the Final IT Costs shall be concluded pursuant to section 10.5 of Part A of Schedule 13.1.
(ii)    The Final Settlement Statement shall be conclusive of the Final Hydrocarbon Inventory Amount and the Final Working Capital Amount, and such amounts shall be final and binding upon the Parties, unless before the thirtieth (30th) day after the date on which such Final Settlement Statement was delivered to the Purchaser Entities, the Purchaser Entities give to Sellers a notice (an “Objection Notice”) objecting to any matter stated in such Final Settlement Statement. Such Objection Notice shall specify, in reasonable detail, those items or amounts as to which the Purchaser Entities dispute, and the Purchaser Entities shall be deemed to have agreed with all other items and amounts contained in such Final Settlement Statement and the calculations of the Final Hydrocarbon Inventory Amount and the Final Working Capital Amount set forth therein. During the 30-day period after the Purchaser Entities’ receipt of the Final Settlement Statement, during normal business hours and with prior notice, Sellers shall make reasonably available Representatives of Sellers to answer questions as well as provide any reasonably available supporting documentation, in each case, with respect to the calculation of the Final Working Capital Amount and Final Hydrocarbon Inventory Amount specified in the Final Settlement Statement.
(iii)    If the Purchaser Entities fail to deliver an Objection Notice within such thirty (30) day period, the Purchaser Entities shall be deemed to have waived their rights to contest the Final Settlement Statement, and the Final Hydrocarbon Inventory Amount and the Final Working Capital Amount set forth therein shall be deemed to be final and binding upon Sellers and the Purchaser Entities and shall be used for the purposes of calculating the adjustment pursuant to Section 3.4 below.
3.4    Purchase Price Adjustment. Subject to Section 3.3(b) and Section 3.5, on the fortieth (40th) day following the delivery of the Final Settlement Statement, an amount equal to the sum of (x) the difference between the Final Hydrocarbon Inventory Amount and the Estimated Hydrocarbon Inventory Amount and (y) the difference between the Final Working Capital Amount and the Estimated Working Capital Amount (the “Adjustment Amount”) shall be paid as follows:
(i)    if the Adjustment Amount is positive, then the Purchaser Entities shall pay to Sellers the Adjustment Amount; or
(ii)    if the Adjustment Amount is negative, then Sellers shall remit to the Purchaser Entities the Adjustment Amount.
(b)    In the event that the Purchaser Entities deliver an Objection Notice, then the Purchaser Entities or Sellers, as applicable, shall pay the portion of the Adjustment Amount in respect of the Base Purchase Price for which there is no objection on the date that is ten (10) Business Days following the delivery of such Objection Notice.
3.5    Dispute Resolution.

(a)    Sellers shall have thirty (30) days to review any Objection Notice. During the 30-day period after Sellers’ receipt of the Objection Notice, during normal business hours and with prior notice, the Purchaser Entities shall make reasonably available Representatives of the Purchaser Entities to answer questions as well as provide any reasonably available supporting documentation, in each case, with respect to the calculation of the Final Working Capital Amount and Final Hydrocarbon Inventory Amount set forth in the Objection Notice. If, within ten (10) Business Days following Sellers’ review of any Objection Notice, Sellers and the Purchaser Entities fail, after good faith negotiation, to reach agreement on the calculation of the disputed items set forth in such Objection Notice, Sellers and the Purchaser Entities shall agree upon a national or international audit firm (the “Neutral Auditor”) to determine the correct amount of the disputed items in the Final Settlement Statement, and the Neutral Auditor shall act as an arbitrator. If the Parties cannot mutually agree upon the identity of the Neutral Auditor, or the requested firm refuses to act as Neutral Auditor and the Parties cannot mutually agree upon another Neutral Auditor, an alternative Neutral Auditor shall be appointed, upon request of either Party, by the Center for Dispute Resolution of the American Arbitration Association, which alternative shall be considered the “Neutral Auditor” for all purposes under this Agreement.
(b)    The Neutral Auditor shall only consider and make a determination on the specific line items in dispute in accordance with the principles set forth in this Section 3.5. The Neutral Auditor shall provide Sellers and the Purchaser Entities adequate opportunity to make written submissions in respect of the relevant subject matter. The final decision of the Neutral Auditor with respect to each disputed item or amount must not be greater or less than, as applicable, the positions taken by either Sellers or the Purchaser Entities with respect to such item or amount in such written submissions.
(c)    Sellers and the Purchaser Entities shall instruct the Neutral Auditor to deliver its written opinion no later than twenty (20) Business Days after the dispute has been referred to it (or within any other period of time mutually agreed by the Parties). The Neutral Auditor shall give reasons for its decision regarding all specific line items, which are in dispute between Sellers and the Purchaser Entities; provided, however, that, no such decision shall be subject to appeal. The costs and expenses incurred by the Neutral Auditor shall be borne by the Purchaser Entities, on the one hand, and the Sellers, on the other hand, equally. No Party will disclose to the Neutral Auditor, and the Neutral Auditor will not consider for any purpose, any settlement discussions or settlement offer made by any Party. Any decision rendered by the Neutral Auditor shall be final and binding on the Parties, absent manifest error.
3.6    Allocation of Purchase Price.
(a)    For purposes of Section 1060 of the Code and for all other relevant Tax purposes, the Purchase Price shall be allocated among the Assets and the Equity Interests using the methodology and the amounts (the “Preliminary Allocated Amounts”) set forth in Schedule 3.6 and, for purposes of applying the Section 338(h)(10) Elections, the portion of the Purchase Price allocated to the Equity Interests shall be allocated among the assets of each of YLHC and EBC (and, to the extent the Section 754 Election is made, among the assets of YELP) in accordance with Section 14.7. The Parties acknowledge and agree that they desire to allocate the Purchase Price consistent with the Preliminary Allocated Amounts for purposes of Section 1060 and Section 338(h)(10). Subject to Section 3.6(b), the Parties agree that they will only deviate from the value ranges provided in the Preliminary Allocated Amounts to the extent both Sellers and the Purchaser Entities agree, in writing, that the Preliminary Allocated Amounts are materially inconsistent with the actual allocation of the Purchase Price among the Assets and the Equity Interests as determined by the Parties.
(b)    At least fifteen (15) Business Days prior to the Closing, the Purchaser Entities shall deliver to Sellers their proposed allocation of the Purchase Price, which shall be prepared consistent with the methodology and assumptions set forth in Section 3.6(a) (the “Proposed Purchase Price Allocation”), which allocation shall be updated no later than ninety (90) days after the Closing Date, in each case, along with any reasonably available documentation supporting the calculation of such Proposed Purchase Price Allocation. Sellers may provide written comments with respect to the Proposed Purchase Price Allocation to the Purchaser Entities within forty-five (45) days after Sellers’ confirmation of receipt, and to the extent the Sellers confirm to the Purchaser Entities, in writing, that they accept the Proposed Purchase Price Allocation, it shall become final for all purposes (such a finalized Purchase Price Allocation constituting the “Final Purchase Price Allocation”). To the extent Sellers provide written comments with respect thereto to the Purchaser Entities within such forty-five (45) day period, the Purchaser Entities shall consider such comments in good faith, and Sellers and the Purchaser Entities shall work together in good faith to resolve any differences as to the differing proposed allocations of the Purchase Price. If the Parties come to agreement as to the final allocation of the Purchase Price within forty-five (45) days after receipt by the Purchaser Entities of Sellers’ written comments, such agreed allocation of the Purchase Price shall be the Final Purchase Price Allocation. If, after such forty-five (45) day period there remain any unresolved disputes over the final allocation of the Purchase Price, then Sellers and the Purchaser Entities shall submit the issue regarding such allocation to the Neutral Auditor, at the Purchaser Entities’ expense, and Section 3.5 shall apply in full with respect thereto, mutatis mutandis. The Neutral Auditor shall determine the Final Purchase Price Allocation, which shall be determined consistent with the methodology and assumptions set forth in Section 3.6(a).
(c)    The Purchaser Entities and Sellers shall report an allocation of the Purchase Price among the Assets and the Equity Interests in a manner entirely consistent with the Final Purchase Price Allocation, if such has been agreed by the Parties consistent with Section 3.6(b), or in accordance with Schedule 3.6(a) otherwise, and shall not take any position inconsistent therewith in the filing of any Tax Returns, or in the course of any audit by any Governmental Authority, or any Tax review or Tax proceeding relating to any Tax Returns, except as otherwise required by Applicable Law.
3.7    Withholding. In the event a Purchaser Entity (or any Affiliate thereof) or Sellers reasonably determine that it is required by Applicable Law to withhold, deduct or invoice any amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, such Party shall be entitled to deduct, withhold or invoice such amount; provided that the withholding Party shall notify the other Party of its determination and the Parties shall cooperate in good faith to minimize to the extent permissible under Applicable Law the amount of any such Taxes, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent any Party claims an exemption or reduction in any Taxes subject to this Section 3.7, such Party must provide written proof of qualification for the exemption or reduction at least thirty (30) days prior to the Closing Date. To the extent amounts are properly deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
ARTICLE 4
CLOSING
4.1    Closing. The Closing of the transactions contemplated by this Agreement shall take place at Sellers’ offices at 22777 Springwoods Village Parkway, Spring, Texas 77389, or at such other location as agreed by the Parties, on (a) the date that is the first day of any calendar month immediately following the month in which the conditions contained in Section 9.1 and Section 9.2 shall have been satisfied (except for those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or, when permissible, waived, in accordance with this Agreement so long as all such conditions remain satisfied (except for those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or waived as of such time or (b) such other date and/or at such other time and/or place as the Parties may mutually agree in writing, it being understood and agreed that if all such conditions have been satisfied or, when permissible, waived on the first day of any calendar month, then the Closing shall occur on the first day of such calendar month unless otherwise mutually agreed by the Parties in writing. The effective date and time of the Closing for purposes of transferring ownership of the Assets and Equity Interests, assumption of the Assumed Liabilities as well as for allocating other liabilities and benefits (including revenues and expenses) between Sellers and the Purchaser Entities will be 00:00 (Mountain time) on the Closing Date (the “Effective Time”).
4.2    Sellers’ Closing Deliverables. At the Closing, Sellers shall deliver, or cause to be delivered, to the Purchaser Entities the following:
(a)    each Deed duly executed, acknowledged, and delivered by the applicable Seller and, as applicable, (i) a realty transfer certificate duly executed and delivered by such Seller, (ii) a water right ownership update duly delivered by such Seller, and (iii) a real estate excise tax affidavit duly executed and delivered by such Seller, in the case of each of clause (i) and clause (iii), in customary form in accordance with Applicable Law;
(b)    the Assignment and Bill of Sale duly executed and delivered by Sellers;
(c)    each Stock Power duly executed and delivered by the applicable Seller;
(d)    fully executed, written resignations, effective immediately following the Closing, of each of the officers, managers, and directors, if any, of each of EBC and YLHC;
(e)    each of the other Transaction Documents duly executed and delivered by the applicable Sellers or their Affiliates party thereto;
(f)    a certificate of non-foreign status or IRS Form W-9 that meets the requirements set forth in Treasury Regulation Section 1.1445-2(b) duly executed and delivered by each Seller;
(g)    with respect to each parcel of Owned Real Property other than any Owned Real Property in the State of Montana, duly executed and acknowledged real property transfer Tax or related forms, if required by Applicable Law, delivered by the applicable Seller;
(h)    the assignment(s) of each of the Affiliate Contracts pursuant to Section 8.13 duly executed and delivered by the applicable Affiliates of Sellers;
(i)    the officer’s certificate described in Section 9.1(f) duly executed and delivered by Sellers;
(j)    subject to the terms of Section 8.9(c), the Specified Consents set forth on Schedule 4.2(j);
(k)    (x) resolutions of each Seller authorizing the execution of this Agreement and each Transaction Document to which such Seller, is a party and the consummation of the transactions contemplated by this Agreement, and (y) an incumbency certificate executed by the authorized persons at each of EBC and YLHC, in each case certified by the secretary or other executive officer of the applicable Seller as being complete (as they relate to the foregoing), correct and in full force and effect;
(l)    to the extent a Section 338(h)(10) election is made, a duly executed Internal Revenue Service Form 8023 (and any corresponding forms under state or local law) making each Section 338(h)(10) Election with respect to the Equity Interests, as executed by Sellers as specified in Section 14.7;

(m)    all customary affidavits, gap indemnity agreements, certificates and other documents reasonably and customarily requested by the Title Company, in each case, in form reasonably acceptable to Sellers and necessary for the Title Company to issue any Title Policy, with extended coverage (as applicable), to the Asset Purchaser; and
(n)    such other agreements, instruments, certificates and documents required by the terms of this Agreement to be executed or delivered at the Closing by Sellers.
4.3    Purchaser Entities’ Closing Deliverables.
(a)    At the Closing, the Purchaser Entities shall pay, or cause to be paid, to Sellers, in immediately available funds to Sellers’ Bank Account, the amount set forth in the Closing Settlement Statement delivered pursuant to Section 3.3(a).
(b)    At the Closing, the Purchaser Entities shall deliver, or cause to be delivered, to Sellers the following:
(i)    each Deed duly executed, acknowledged, and delivered by the Asset Purchaser and, as applicable, (i) a Realty Transfer Certificate (488-RTC) duly executed and delivered by the Asset Purchaser, and (ii) a real estate excise tax affidavit duly executed and delivered by the Asset Purchaser, in each case in customary form in accordance with Applicable Law;
(ii)    the Assignment and Bill of Sale duly executed and delivered by the Asset Purchaser;
(iii)    each of the other Transaction Documents duly executed and delivered by the applicable Purchaser Entity(ies) or its Affiliates party thereto;
(iv)    with respect to each parcel of Owned Real Property other than any Owned Real Property in the State of Montana, duly executed and acknowledged real property transfer Tax or related forms, if required by Applicable Law, delivered by the Asset Purchaser;
(v)    the assignment(s) of each of the Affiliate Contracts pursuant to Section 8.13 duly executed and delivered by the Asset Purchaser;
(vi)    evidence of the Financial Assurances in respect of Seller Support Obligations required to be released or replaced prior to the Closing pursuant to Section 8.14;
(vii)    the officer’s certificate described in Section 9.2(f) duly executed and delivered by the Purchaser Entities;
(viii)    the Title Policy for each parcel of the Refinery Real Property and each parcel of the Proprietary Terminals Real Property and Joint Venture Terminals Real Property (in each case, excluding any Easements);
(ix)    to the extent a 338(h)(10) election is made: (A) a duly executed Internal Revenue Service Form 8023 (and any corresponding forms under state or local law) making each Section 338(h)(10) Election with respect to the Equity Interests, as executed by the Equity Purchaser as specified in Section 14.7; and (B) if Equity Purchaser is an eligible entity within the meaning of Treasury Regulation Section 301.7701-3, a duly executed and timely filed Internal Revenue Service Form 8832 (and such other state and local tax forms as may be applicable)

making an election (or elections) for the Equity Purchaser to be classified as an association taxable as a corporation for U.S. federal income tax purposes (and for state and local tax purposes) effective not later than twenty (20) Business Days prior to the Closing Date and indicating that the Equity Purchaser has timely filed such form (or forms) or if Equity Purchaser is a corporation within the meaning of Treasury Regulation Section 301.7701-2(1), (3), (4), (5), (6), or (7), duly executed forms that evidence Equity Purchaser’s classification as a corporation for U.S. federal income tax purposes (and for state and local tax purposes);
(x)    current and effective Uniform Sales & Use Tax Resale Certificates (Multi-jurisdiction) and Federal Form 637 (Notification of Taxable Fuel Registrant) for any sales and use Taxes or excise Taxes for which the applicable Purchaser Entity claims an exemption;
(xi)    resolutions of each Purchaser Entity and the Purchaser Parent authorizing the execution of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated by this Agreement, certified by the secretary or other executive officer of such Purchaser Entity and the Purchaser Parent as being complete (as they relate to the foregoing), correct and in full force and effect; and
(xii)    such other agreements, instruments, certificates and documents required by the terms of this Agreement to be executed or delivered at the Closing by the applicable Purchaser Entities.
4.4    Reconciliation of Accounts. The Parties agree that, conditional upon the Closing, the Assets and the Equity Interests and all obligations with respect to the Assumed Liabilities, and all benefits and Liabilities associated therewith (other than the Excluded Liabilities), shall be deemed to have passed to the applicable Purchaser Entity as of the Effective Time.
4.5    Delivery of Books and Records. Subject to Article 2, Sellers shall deliver, or cause to be delivered, to the applicable Purchaser Entity such Books and Records in Sellers’ or its Affiliates possession not located at any Site as soon as practicable (but in any event within sixty (60)) days after the Closing. Sellers may deliver such Books and Records in physical or electronic format. In addition to Sellers retaining the original books of account and records that comprise Sellers’ permanent accounting or Tax records related to the Assets or the assets of EBC or YLHC, Sellers shall be entitled to retain copies of all such Books and Records.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Sellers hereby jointly and severally represent and warrant to the Purchaser Entities as follows:
5.1    Organization, Existence, and Qualification. Each Seller and each of EBC and YLHC is a corporation or limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization. Each Seller and each of EBC and YLHC has the requisite power and authority to own, lease and operate its property and to conduct its business with respect thereto as currently conducted. Each Seller and each of EBC and YLHC is duly licensed or qualified to do business, as applicable, and is in good standing in all jurisdictions in which the ownership, lease or operation of its Assets or the assets of EBC or YLHC makes such licensing or qualification necessary or where such licensing or qualification is otherwise required, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
5.2    Authority, Approval, and Enforceability. Each Seller has all requisite power and authority to enter into and perform this Agreement and all other Transaction Documents to be delivered at the Closing by such Seller, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been, and the execution, delivery and performance of the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated thereby, will be at the Closing, duly and validly authorized and approved by all necessary corporate action on the part of such Seller. This Agreement is, and the other Transaction Documents to which each Seller is a party when executed and delivered by such Seller will be, the valid and binding obligation of such Seller and enforceable against such Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Law, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3    No Conflicts. Assuming the receipt of Antitrust Regulatory Approvals and all applicable consents and approvals in connection with the transactions contemplated by this Agreement, and the transfer and modification of any Corrective Action Orders, the execution, delivery, and performance by each Seller of this Agreement, and the other Transaction Documents to be delivered by such Seller at the Closing, and the consummation of the transactions contemplated hereby and thereby by such Seller, shall not (a) conflict with or violate any provision of the organizational documents of such Seller, EBC or YLHC, (b) result in any violation, breach or acceleration of, constitute a default under, or result in the creation or imposition of any Encumbrance under, any agreement or instrument to which (i) such Seller is a party or by which such Seller’s interests in any of the Assets are bound, or (ii) EBC or YLHC is a party or by which any of its respective assets are bound, (c) violate any judgment, order, ruling, or decree applicable to such Seller, EBC, YLHC, any of the Assets, or any of the assets of EBC or YLHC, or (d) violate or conflict with any Applicable Law applicable to such Seller, EBC, YLHC, any of the Assets, or any of the assets of EBC or YLHC, except in the case of subsection (b), (c), or (d), where such violation would not reasonably be expected to have a Material Adverse Effect.
5.4    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to Sellers’ Knowledge, threatened in writing against any Seller.
5.5    Employment Matters.
(a)    Appendix 1(a) of Schedule 11.1 sets forth a true and correct list as of the date of this Agreement of the number (by function and title) of In-Scope Employees that are anticipated to be Transferring Employees, and, within ten (10) Business Days following the date hereof, will be amended to identify, a true and correct list of the title or position (including whether full or part-time), hire date, current base salary or hourly rate of pay, as applicable, exempt or non-exempt status under the Fair Labor Standards Act of 1938, as amended, and leave status. Upon reasonable request by the Purchaser Entities and ten (10) Business Days prior to the Closing Date, the Sellers will provide the Purchaser Entities with an updated version of Appendix 1(a) of Schedule 11.1.
(b)    Schedule 5.5(b) sets forth a list of all Collective Bargaining Agreements in effect as of the date hereof to which any of Sellers or any of their Affiliates are a party or are bound and that relate to any In-Scope Employees.
(c)    Since January 1, 2022, to Sellers’ Knowledge, except as set forth in Schedule 5.5(c), no Site has experienced and no Site is experiencing any (i) strike, concerted work stoppage or lockout of any Employee, or (ii) lawsuit or material dispute with any union, workers’ council, or other body of In-Scope Employee representatives pending before any Governmental Authority that relates to labor relations or employment matters (including mass lay-offs or unfair labor practices).
(d)    Since January 1, 2022, with respect to the In-Scope Employees, Sellers have been and are in compliance in all material respects with all Applicable Laws relating to the employment of the In-Scope Employees and have paid in full all wages, salaries, commissions, other compensation and benefits and all levies, assessments, contributions and payments to third parties due to or on behalf of such employees. Sellers have classified the In-Scope Employees properly in all material respects under all

Applicable Laws, and since January 1, 2022, have not classified any In-Scope Employee as an independent contractor who should have been classified as an employee. None of the Sellers is a party to any material judgment, settlement agreement or consent decree with any court or Governmental Authority requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter relating to any In-Scope Employee. To Sellers’ Knowledge, no material suit, charge, or administrative investigation or proceeding is pending and served on any Seller, EBC or YLHC that alleges a violation of any such Applicable Law that relates to any Employee.
(e)    Since January 1, 2022, Sellers have not engaged in any plant closing, mass layoff or other action related to any In-Scope Employees with respect to the Assets that has resulted or could result in Liability under the Worker Adjustment and Retraining Notification Act of 1988, and have not issued any notice that any such action is to occur in the future.
(f)    Since January 1, 2022, Sellers have been and are in compliance in all material respects with all applicable requirements of the Immigration Reform and Control Act of 1986, as amended, with respect to all In-Scope Employees and have in their files properly completed copies of Form I-9 (and, as applicable, copies of supporting documents) for all In-Scope Employees with respect to whom that form is required.
(g)    Schedule 5.5(g) contains a true and complete list of each Benefit Plan. Sellers have separately identified on Schedule 5.5(g) that contains a change in control provision.
(h)    None of the Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”).
(i)    The Seller 401(k) Plan is intended to be qualified under Sections 401(a) and 401(k) of the Code and has timely received a favorable determination letter, advisory letter or opinion letter from the IRS upon which any Seller and its Affiliates are entitled to rely under IRS pronouncements, that such plan is, and such plan and its related trust are in fact, qualified under Section 401(a) of the Code and the related trusts are exempt from federal income tax under Section 501(a) of the Code, and to the Knowledge of the Sellers, no fact or circumstance exists that could reasonably be expected to cause the loss of such qualification. Sellers have provided the most recently received IRS determination or opinion or advisory letter with respect to the Seller 401(k) Plan.
Notwithstanding anything to the contrary contained in this Agreement, the warranties in this Section 5.5 are the sole and exclusive warranties made in this Agreement regarding labor and employment and employee benefit matters, including any action or order, writ, judgment, injunction, temporary restraining order, decree, stipulation, determination or award entered by or with any Governmental Authority related to employee benefit matters.
5.6    Equity Interests; Joint Ventures.
(a)    EMC owns all of the issued and outstanding shares in EBC, free and clear of any Encumbrances (other than Encumbrances under applicable securities laws) and other than this Agreement, there are no contracts or commitments that could require EMC to sell, transfer, or otherwise dispose of such shares, and there are no outstanding options (whether compensatory or non-compensatory), warrants, convertible securities, rights, phantom stock, profit participation or similar rights, agreements, commitments or other agreements of any character (collectively, the “Rights”) to which EBC is a party or by which it is otherwise bound to provide for the issuance, delivery, sale, purchase, redemption or acquisition of the equity interests or other securities in EBC or obligating EBC to grant, extend or enter into any such Rights, or permit any Person to share or participate in any of the profits, revenues or sales of EBC. EMPC owns all of the issued and outstanding shares in YLHC, free and clear of any Encumbrances (other than Encumbrances under applicable securities laws) and other than this Agreement, there are no contracts or commitments that could require EMPC to sell, transfer, or otherwise dispose such shares, and there are no outstanding Rights to which YLHC is a party or by which it is otherwise bound that provide for the issuance, delivery, sale, purchase, redemption or acquisition of the equity interests or other securities in YLHC or obligating YLHC to grant, extend or enter into any Rights, or permit any Person to share or participate in any of the profits, revenues or sales of YLHC. EBC holds sixty-five percent (65%) of the outstanding equity interests in YELP. YLHC holds forty percent (40%) of the outstanding shares of capital stock in YPLC. All of the Equity Interests that are issued and outstanding are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with applicable securities laws. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the Equity Interests.
(b)    Except as set forth on Schedule 5.6(b), EBC owns the YELP Interests, free and clear of any Encumbrances (other than Encumbrances under the organizational documents of YELP, applicable securities laws and the YELP Bonds Security Interests). Other than the organizational documents of YELP and under and pursuant to the YELP Bonds Security Interests, there are no contracts or commitments that could require EBC to sell, transfer, or otherwise dispose of the YELP Interests, and there are no outstanding Rights with respect to the YELP Interests to which EBC is a party or by which it is otherwise bound that provide for the issuance, delivery, sale, purchase, redemption or acquisition of equity interests or other securities in YELP or obligating EBC to grant, extend or enter into any such Rights, and there are no contracts or commitments to which EBC is a party that would permit any Person other than EBC and the other current equity holder of YELP to share or participate in any of the profits, revenues or sales of YELP. YLHC owns the YPLC Interests free and clear of any Encumbrances (other than Encumbrances under the organizational documents of YPLC and applicable securities laws). Other than the organizational documents of YPLC, there are no contracts or commitments that could require YLHC to sell, transfer, or otherwise dispose of the YPLC Interests, and there are no outstanding Rights with respect to the YPLC Interests to which YLHC is a party or by which it is otherwise bound that provide for the issuance, delivery, sale, purchase, redemption or acquisition of equity interests or other securities in YPLC or obligating YLHC to grant, extend or enter into any such Rights, and there are no contracts or commitments to which YLHC is a party that would permit any Person other than YLHC and the other current equity holders of YPLC to share or participate in any of the profits, revenues or sales of YPLC. Other than the organizational documents of YELP and YPLC and under and pursuant to the YELP Bonds Security Interests, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting by EBC or YLHC with respect to the YELP Interests or the YPLC Interests, as applicable.
(c)    YELP is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its organization and YPLC is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization. Each Joint Venture has the requisite power, authority and capacity to own, lease and operate its property and to conduct its business with respect thereto as currently conducted. Each Joint Venture is duly licensed, qualified to do business, as applicable, and is in good standing in all jurisdictions in which the ownership, lease or operation of its assets makes such licensing or qualification necessary or where such licensing or qualification is otherwise required, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect.
(d)    YLHC has not conducted any business, other than with respect to its acquisition and ownership of the YPLC Interests, and, excluding any intercompany loan agreement to be settled prior to Closing pursuant to Section 7.3, YLHC does not own any assets (including any equity interest in any Person) other than the YPLC Interests and any distributions related thereto.

(e)    EBC has not conducted any business, other than with respect to its acquisition and ownership of the YELP Interests, and, excluding any intercompany loan agreement to be settled prior to Closing pursuant to Section 7.3, EBC does not own any assets (including any equity interest in any Person) other than the YELP Interests and any distributions related thereto.
(f)    Neither of EBC nor YLHC have, nor have they ever had, any employees.
(g)    Neither EBC nor YLHC have any debt for borrowed money that will not be settled prior to Closing pursuant to Section 7.3.
(h)    To Sellers’ Knowledge, there are no bankruptcy or receivership proceedings pending, being contemplated by, or, threatened in writing against EBC or YLHC. To Sellers’ Knowledge, there are no bankruptcy or receivership proceedings pending or threatened in writing against YELP or YPLC.
5.7    Tax. Except as disclosed in Schedule 5.7:
(a)    with respect to the Assets:
(i)    all material Asset Taxes that have become due and payable, taking into account any validly granted extensions, have been timely paid in full, when required to be paid;
(ii)    all material Tax Returns with respect to the Asset Taxes, which are required to be filed, have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects;
(iii)    there are no Encumbrances for Taxes (including any interest, fine, penalty, or additions to Tax imposed by a Governmental Authority in connection with such Taxes) on the Assets, other than Permitted Encumbrances;
(iv)    no Seller has received any written notice of any pending claim (which remains outstanding) from any Governmental Authority for assessment of Asset Taxes, and, to Sellers’ Knowledge, no such claim has been made or threatened;
(v)    to Sellers’ Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where any Seller does not file Tax Returns (or a particular type of Tax Return) relating to the ownership or operation of the Assets that such Seller is or may be subject to taxation in that jurisdiction or required to file a particular type of Tax Return;
(vi)    no examination, audit, claim, assessment, deficiency, or other legal proceeding has been commenced or is pending with regard to any Asset Taxes; and
(vii)    none of the Assets are subject to a tax partnership agreement or are otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code; and
(b)    with respect to EBC, YLHC, YELP and YPLC, but, with respect to YELP and YPLC, in each case expressly limited to Seller’s Knowledge:
(i)    all material Taxes that have become due and payable, taking into account any validly granted extensions, have been timely paid in full, when required to be paid;

(ii)    all material Tax Returns with respect to Taxes, which are required to be filed, have been duly and timely filed, and all such Tax Returns are correct and complete in all material respects;
(iii)    all Tax withholding and deposit requirements imposed on or with respect to EBC, YLHC, YELP and YPLC have been satisfied in full in all respects;
(iv)    there are no Encumbrances for Taxes (including any interest, fine, penalty, or additions to Tax imposed by a Governmental Authority in connection with such Taxes) on any of the Equity Interests or property or other assets of EBC, YLHC, YELP or YPLC, other than Permitted Encumbrances;
(v)    none of Sellers, EBC YLHC, YELP or YPLC has received any written notice of any pending claim (that remains outstanding) from any Governmental Authority for assessment of Taxes on EBC, YLHC, YELP or YPLC, and, to Sellers’ Knowledge, no such claim has been made or threatened;
(vi)    no claim has ever been made by a Governmental Authority in a jurisdiction where EBC,YLHC, YELP or YPLC do not file Tax Returns (or a particular type of Tax Return) that any of them is or may be subject to taxation in that jurisdiction or required to file a particular type of Tax Return;
(vii)    no examination, audit, claim, assessment, deficiency, or other legal proceeding has been commenced or is pending against EBC,YLHC, YELP or YPLC with regard to any Taxes;
(viii)    none of EBC, YLHC, YELP or YPLC are a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). None of EBC,YLHC, YELP or YPLC (i) has ever been a member of a Consolidated Group (other than a Consolidated Group of which EMC is the common parent (the “Seller Consolidated Group”)) or (ii) has any liability for the Taxes of any Person (other than the members of the Seller Consolidated Group) under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise;
(ix)    each of EBC, YLHC and YPLC is taxable as a corporation for U.S. federal income tax purposes, and YELP is treated as a partnership for U.S. federal income tax purposes;
(x)    none of EBC,YLHC, YELP or YPLC has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;
(xi)    none of EBC, YLHC, YELP or YPLC has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);
(xii)    none of EBC, YLHC, YELP or YPLC will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period

(or portion thereof) beginning on or after the Closing Date as a result of: (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date;
(xiii)    none of EBC, YLHC or YPLC has made any payments, is a party to, or has any liability with respect to, any agreement, contract, arrangement, or plan that could result, separately or in the aggregate, in the actual or deemed payment by either of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of any state, local or foreign Applicable Law relating to Taxes), or any amount that will not be fully deductible pursuant to Section 162(m) of the Code (or any corresponding or similar provision of any state, local, or foreign Applicable Law relating to Taxes);
(xiv)    no assets of EBC, YLHC, YELP or YPLC are required to be treated as owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code;
(xv)    none of EBC, YLHC, YELP or YPLC (A) has agreed to make, or is required to make, or will as a result of the transactions contemplated in this Agreement be required to make, adjustments under Section 481 of the Code, (B) has made any election under Section 341(f) (prior to the repeal thereof) of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes), or (C) has undergone an ownership change for purposes of Section 382 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to Taxes);
(xvi)    none of EBC, YLHC, YELP or YPLC has made or rescinded any election relating to Taxes, or, except as may be required by Applicable Law, made any change to any method of reporting income or deductions for Tax purposes from those employed in the preparation of the Tax Returns most recently filed by or on behalf of it; and
(xvii)    all transactions between and among EBC, YLHC, YELP, YPLC and their respective Affiliates have been conducted at arm’s-length within the meaning of Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Applicable Law relating to Taxes).
5.8    Governmental Consents and Approvals. No consent, approval, permit, authorization, declaration or any filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and all other Transaction Documents to be delivered at the Closing by such Seller and the consummation of the transactions contemplated under this Agreement or such Transaction Documents, except (i) for the Antitrust Regulatory Approvals, (ii) any consent, approval, or authorization of a Governmental Authority in connection with the transfer of any Permits or the transfer and modification of any Corrective Action Orders or (iii) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect.
5.9    Litigation. Except as set forth in Schedule 5.9 or with respect to the Specified Incident, there is no suit, action, or litigation by or before any Governmental Authority, and no arbitration proceedings, in each case, pending and served on any Seller, EBC, or YLHC, or threatened in writing, against EBC, YLHC, or any Seller, in each case, with respect to the Assets or the assets of EBC or YLHC, which (i) if successful, would, individually or in the aggregate, reasonably be expected to be material to the Assets or the assets of EBC or YLHC (taken as whole) or (ii) in any manner challenge or seek to prevent, enjoin, or otherwise materially delay the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, this Section 5.9 does not cover any employment matters and Applicable Laws in respect of employment, Tax matters and Applicable Laws in respect of Tax, or Environmental Matters and Environmental Laws.
5.10    Ownership of Assets and Real Property Matters.
(a)    Except as set forth in Schedule 5.10(a) or Schedule 5.11(c), (i) one or more of Sellers have good, valid, and defensible title to all of the Assets (other than the Real Property), entitling the Asset Purchaser to operate the Assets in all material respects as such Assets are operated as of the date hereof, free and clear of Encumbrances, other than Permitted Encumbrances.
(b)    With respect to the Leased Real Property, to Seller’s Knowledge: (i) each lease covering such property is legal, valid, binding, and enforceable in all material respects, in accordance with its terms, subject to the effect of any Applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (ii) there exist no material default (whether with notice or the lapse of time or both) under any material lease covering such property by any Seller or, to the Sellers’ Knowledge, by any other Person that is a party to such lease and (iii) as of the date hereof, no written notices of default under any such lease or sublease have been sent or received by Sellers.
(c)    As of the date hereof, to Sellers’ Knowledge, there are no condemnation or eminent domain proceedings pending, or threatened against the Owned Real Property or Leased Real Property by any Governmental Authority.
(d)    As of the date hereof, to Sellers’ Knowledge, all repair efforts required to be undertaken by Sellers with respect to the Specified Incident have been completed.
(e)    Except as set forth in Schedule 5.10(e), to Seller’s Knowledge, (i) one or more of Sellers has a valid legal right to use or hold all of the material Easements entitling the Asset Purchaser to operate the Assets (other than the YPLC Pipeline and the Silvertip Pipeline System) in all material respects as such Assets are operated, free and clear of Encumbrances, other than Permitted Encumbrances, (ii) YPLC has Easements entitling YPLC to operate the YPLC Pipeline in all material respects as such pipeline is operated, and (iii) Sellers have Easements entitling Sellers or their Affiliates, as applicable, to operate the Silvertip Pipeline System in all material respects as such pipeline is operated.
5.11    Operation; Condition; Continuity. Sellers hereby jointly and severally represent and warrant to the Purchaser Entities as to the Seller Specified Representations set forth on Schedule 16.2 under the heading Section 5.11.
5.12    Withholdings and Remittances. Sellers have withheld from each payment made to any of its present or former Employees and, in respect of other payments, to all Persons, who are or are deemed to be residents of the United States for purposes of income Tax laws, all amounts required by Applicable Law to be withheld, and Sellers have remitted such withheld amounts, within the prescribed periods, to the appropriate Governmental Authority. Sellers have remitted all pension plan contributions, employment insurance premiums, employer health Taxes, and other Taxes payable by it in respect of the Employees to the proper Governmental Authority, within the time required under Applicable Law.
5.13    Brokers’ Fees. No Seller nor any of its Affiliates has incurred any Liability or obligation for brokers’ or finders’ fees relating to the transactions contemplated hereby for which the Purchaser Entities or any of their Affiliates will be liable or have any responsibility.
5.14    Permits. Sellers possess all Permits necessary for the Ordinary Business Operations of the Material Operating Assets, except where the failure to have a Permit would not reasonably be expected to have a Material Adverse Effect.
5.15    Regulatory.
(a)    Except as set forth on Schedule 5.15, to the Knowledge of Sellers, none of the Assets or the assets of EBC or YLHC is owned or operated in a manner that subjects any Seller, EBC, YLHC, the Assets or the assets of EBC or YLHC to the jurisdiction of or regulation by (i) the Federal Energy Regulatory Commission (“FERC”) pursuant to the Natural Gas Act of 1938, as amended, or the Natural Gas Policy Act of 1978, as amended, or (ii) any state regulatory authority or agency as a public utility, gas utility or any similar designation, and neither the rates, nor the terms of service offered on such Assets or the assets of EBC or YLHC or by any Seller, EBC or YLHC are subject to regulation by any state regulatory authority. Except for those facilities listed on Schedule 5.15, none of Sellers, EBC, YLHC, the Assets or the assets of EBC or YLHC are subject to the jurisdiction of FERC pursuant to the Interstate Commerce Act, Federal Power Act, Public Utility Holding Company Act, or Public Utility Regulatory Policies Act, in each case as amended.
(b)    To the Knowledge of Sellers, with respect to any Seller, EBC, YLHC, the Assets and the assets of EBC or YLHC, in each case, subject to regulation by FERC under the Interstate Commerce Act, Federal Power Act, Public Utility Holding Company Act, or Public Utility Regulatory Policies Act:
(i)    each such Seller, EBC, YLHC, such Asset and such asset or business of EBC or YLHC is in compliance, in all material respects, with all statutes enforced by and all rules, regulations and orders of FERC and all state regulatory agencies applicable to such Seller, EBC, YLHC, such Asset or such asset or business of EBC or YLHC;
(ii)    no such Seller, EBC, YLHC, such Asset or such asset or business of EBC or YLHC is subject to or liable for, or is involved in any threatened or ongoing material proceeding in which it may be subject to or liable for, any penalties or any refunds or interest on any rate, fee, or other charge collected, including such penalties, refunds, or interest as a result of an order from FERC or any other Governmental Authority with jurisdiction over such Seller, EBC, YLHC, such Asset or such asset or business of EBC or YLHC; and
(iii)    no such Seller, EBC, YLHC, such Asset or such asset or business of EBC or YLHC has been or is the subject of a material complaint, investigation or other proceeding (whether formal or informal, public or non-public) regarding the rates, services, or practices with respect to such Seller, EBC, YLHC, such Asset or such asset or business of EBC or YLHC.
5.16    [Reserved].

5.17    Preferential Purchase Rights; Consents; Tag-Along Rights and Drag-Along Rights. Except as set forth on Schedule 5.17, there are no preferential purchase rights, rights of first refusal, or similar rights affecting the Assets or the Equity Interests that are exercisable in connection with the transactions contemplated hereby. Except (a) as set forth on Schedule 5.17 or (b) for any consents or approvals of Governmental Authorities (which consents or approvals are addressed in Section 5.8), there are no material approvals or consents of any Third Parties that are required in connection with the sale and transfer of the Assets or the Equity Interests to the applicable Purchaser Entity. Except as set forth on Schedule 5.17, there are no tag-along rights or drag-along rights affecting the Assets or the Equity Interests that are exercisable in connection with the transactions contemplated hereby.
5.18    Compliance with Laws; No Violations. Except as set forth on Schedule 5.18 or with respect to the Specified Incident, since January 1, 2022, to Sellers’ Knowledge, each Seller (with respect to the Assets only), and each of EBC and YLHC, is in compliance in all material respects with, and is not in default or violation in any material respect of, all Applicable Laws (excluding Environmental Laws), and to the Knowledge of Sellers, no event has occurred and no circumstance or condition exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure by Sellers to comply with the terms of any Applicable Law applicable to the ownership and Ordinary Course Operation of the Material Operating Assets. As of the date hereof, to Sellers’ Knowledge, except with respect to the Specified Incident, no Seller (with respect to the Assets only) and neither EBC or YLHC is under investigation with respect to any violation of any Applicable Law (excluding Environmental Laws). Except with respect to the Specified Incident, none of Sellers, EBC nor YLHC has received any written notice that the current use and ownership, operation or maintenance of the Material Operating Assets materially violate any Applicable Law (excluding Environmental Laws). Notwithstanding anything to the contrary herein, this Section 5.18 does not cover any employment matters, and Applicable Laws in respect of employment, Tax matters and Applicable Laws in respect of Tax, or Environmental Matters and Environmental Laws.
5.19    Material Contracts. A true and complete copy of each Material Contract included on Schedule 2.1(a)(vii) has been made available or will be made available to the Purchaser Entities prior to the Closing Date. Each Material Contract is in full force and effect and constitutes the legal, valid and binding agreement of the applicable Seller, EBC or YLHC (or Affiliate thereof), enforceable against such Seller, EBC or YLHC (or Affiliate thereof) in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Law, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). None of Sellers, EBC, or YLHC (or any Affiliate thereof), has received any written notice of any material default or event that notice or lapse of time or both would constitute a material default by such party under any Material Contract. To Sellers’ Knowledge, (a) none of Sellers, EBC or YLHC (or any Affiliate thereof), is in material breach of any Material Contract, and (b) no other Person is in material breach of any Material Contract. None of the Sellers, EBC or YLHC (or Affiliate thereof), has received written notice that any counterparty to any Material Contract has exercised any termination or cancellation rights with respect thereto, and no such party has given written notice of any material dispute with respect to such Material Contract.
5.20    Financial Assurances. To Sellers’ Knowledge, Schedule 5.20 lists all material bonds, letters of credit, guarantees, security deposits and other surety obligations (other than any security based solely on the ability of any Seller to perform the underlying obligation) held by or issued for the benefit of any Seller or any of its respective Affiliates that are necessary for the ownership, operation, maintenance and use of the Assets or the assets of EBC or YLHC as owned and operated and maintained as of the date hereof (collectively, the “Financial Assurances”).
5.21    Anti-Corruption Laws.
(a)    Each of Sellers, EBC, and YLHC is and has been for the last five (5) years in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended and all other

Applicable Laws prohibiting bribery or corruption (“Applicable Anti-Corruption Laws”). Each of Sellers, EBC, and YLHC has implemented and maintained policies and procedures for compliance with the Applicable Anti-Corruption Laws. No utilization, use of proceeds, or other transaction contemplated by this Agreement will violate the Applicable Anti-Corruption Laws or applicable sanctions.
(b)    None of Sellers, EBC, or YLHC, or their respective directors and officers, or, to the Knowledge of Sellers, its employees, personnel, representatives, or agents, have made, offered, promised, received, accepted, or authorized any payment, gift, promise, entertainment, or other advantage, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, entertainment and travel expenses or other illicit payments, whether directly or through any other Person, to or for the use or benefit of, any public official, political party, political party official, or candidate for office, or any other Person, where such offer, payment, gift, promise, entertainment, or advantage would violate the Applicable Anti-Corruption Laws.
5.22    Sufficiency of Assets. Sellers hereby jointly and severally represent and warrant to the Purchaser Entities as to the Seller Specified Representations set forth on Schedule 16.2 under the heading Section 5.22.
5.23    Financial Information.
(a)    Sellers have provided to the Purchaser Entities certain financial information in respect of the Assets and each of YPLC and YELP for the years ended December 31, 2019, 2020 and 2021, in each case, as set forth on Schedule 5.23 (the “Financial Information”). Each balance sheet included in the Financial Information (including the related notes and schedules) and each statement of income included in the Financial Information (including the related notes and schedules) was prepared in accordance with GAAP, except as disclosed therein.
(b)    Other than the Financial Information regarding YELP and YPLC, the Financial Information was derived from and is consistent with the books and records of Sellers and their Affiliates related to the Assets, and such Financial Information was prepared in accordance with GAAP, except as disclosed therein.
5.24    Absence of Certain Changes(a)    . Except as set forth on Schedule 5.24, or with respect to the Specified Incident, from January 1, 2022, up to the date hereof, (i) Sellers and their Affiliates have operated and maintained the Assets in accordance with Ordinary Business Operations (except for entering into this Agreement), and (ii) there has not been any action, event occurrence or development that would materially impair or delay consummation by the Sellers of the transactions contemplated by, or the performance of their respective obligations under, the Transaction Documents. Without limiting the generality of the foregoing, since January 1, 2022, except with respect to the Specified Incident, Sellers, EBC and YLHC have not taken any action that, if taken after the date hereof, would be a breach of, or require the prior written consent of, the Purchaser Entities under Schedule 7.1(c).
5.25    IT Infrastructure; Sellers’ Technical Information.
(a)    Sellers or their Affiliates own, lease or license all IT Infrastructure that is necessary for the operation of the Assets as presently conducted. To Sellers’ Knowledge, in the past twelve (12) months, there has been no material failure or substandard performance of the IT Infrastructure which has caused a material financial impact to Sellers’ business. To Sellers’ Knowledge, the IT Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or “virus,” and there is no current breach of the IT Systems that resulted in any unauthorized disclosure of or access to any material data owned, collected or controlled by Sellers or their Affiliates. Sellers and their Affiliates have taken commercially reasonable steps to provide for the back-up, security and recovery of data and information, have commercially reasonable disaster recovery and data security plans, procedures and facilities including to protect data from unauthorized use, access or modification by third parties, and have taken commercially reasonable steps to implement such plans and procedures.
(b)    One or more of Sellers or their Affiliates have the necessary rights to convey (i) Sellers’ Technical Information to the applicable Purchaser Entity or Purchaser Entities pursuant to the Refining Technology Agreement and (if relevant) and (ii) the ExxonMobil Confidential Technical Information (as defined in the Technical Assistance Agreement) made available to the Purchaser Entities pursuant to the Technical Assistance Agreement.
(c)    Sellers hereby jointly and severally represent and warrant to the Purchaser Entities as to the Seller Specified Representations set forth on Schedule 16.2 under the heading Section 5.25(c).
5.26    Condition of Products. During the twelve (12) months preceding the date hereof, the refined products sold by Sellers or their Affiliates in connection with the ownership and operation of the Assets have, at the time of delivery, in all material respects complied with Sellers’ relevant refined product specifications unless approval from the purchaser was received, consistent in all material respects with ExxonMobil’s data integrity and quality assurance programs, prior to release of the refined product.
5.27    Bank Accounts. Schedule 5.27 sets forth a list as of the date of this Agreement of any bank accounts maintained by EBC and YLHC at any bank, trust company or other financial institution and the persons authorized to sign checks drawn on such accounts.
5.28    No Other Representations; Non-Operated Assets. Except for Sellers’ Warranties, no Seller, or any other Person on behalf of a Seller, makes any express or implied representation, warranty, assurance, or other commitment with respect to Sellers, the Assets, or the Equity Interests, and Sellers hereby disclaim, to the maximum extent permitted by Applicable Law, any representation, warranty, assurance, or other commitment not contained in this Article 5. Each representation and warranty of Sellers contained in this Article 5 is to be construed as a separate and independent representation and warranty and is not to be limited or restricted by reference to, or inference from, the provisions of any other representation or warranty or anything else, whether in this Agreement or otherwise. Notwithstanding anything herein to the contrary, to the extent any representation or warranty in this Article 5 relates to any Asset not operated by any Seller, or its respective Affiliates (including any of the YELP Assets or the YPLC Assets), such representation or warranty is made solely to Sellers’ Knowledge.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER ENTITIES
Each Purchaser Entity hereby represents and warrants, jointly and severally, to Sellers as follows:
6.1    Organization, Existence, and Qualification. Each Purchaser Entity is a limited liability company duly organized and validly existing under the laws of the jurisdiction of its organization. Each Purchaser Entity has the requisite power and authority to own, lease and operate its property and to conduct its business with respect thereto as currently conducted. Each Purchaser Entity is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the ownership, lease or operation of its business makes such licensing or qualification necessary or where such licensing or qualification is otherwise required, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on such Purchaser Entity’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.
6.2    Authority, Approval, and Enforceability. Each Purchaser Entity has all requisite power and authority to enter into and perform this Agreement and all other Transaction Documents to be delivered at the

Closing by such Purchaser Entity, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by such Purchaser Entity of this Agreement and the consummation by such Purchaser Entity of the transactions contemplated hereby have been, and the execution, delivery and performance of the other Transaction Documents to which such Purchaser Entity is a party and the consummation by Purchaser of the transactions contemplated thereby will be at the Closing, duly and validly authorized and approved by all necessary limited liability company action on the part of such Purchaser Entity. This Agreement is, and the other Transaction Documents to which each Purchaser Entity is a party when executed and delivered by such Purchaser Entity will be, the valid and binding obligation of such Purchaser Entity and enforceable against such Purchaser Entity in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Applicable Law, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
6.3    No Conflicts. Assuming the receipt of Antitrust Regulatory Approvals and all applicable consents and the transfer and modification of any Corrective Action Orders, the execution, delivery, and performance by each Purchaser Entity of this Agreement, and the other Transaction Documents to be delivered by such Purchaser Entity at the Closing, and the consummation of the transactions contemplated hereby and thereby by such Purchaser Entity, shall not (a) conflict with or violate any provision of the organizational documents of such Purchaser Entity, (b) result in any violation, breach or acceleration of, constitute a default under (with or without due notice or lapse of time or both), or result in the creation or imposition of any Encumbrance under, any agreement or instrument to which such Purchaser Entity is a party or by which its assets are bound, (c) violate any judgment, order, ruling, or decree applicable to such Purchaser Entity, or (d) violate or conflict with any Applicable Law applicable to such Purchaser Entity, except in the case of subsection (b), (c), or (d), where such violation would not reasonably be expected to have a material adverse effect on the ability of each Purchaser Entity to consummate the transactions contemplated under this Agreement and the other Transaction Documents and to perform their obligations hereunder and thereunder.
6.4    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or, to the Knowledge of the Purchaser Entities, threatened against any Purchaser Entity.
6.5    Capability. Each Purchaser Entity hereby represents and warrants, jointly and severally, to Sellers as to the Purchaser Entities Specified Representations set forth on Schedule 16.2 under the heading Section 6.5.
6.6    Independent Evaluation. [***]
6.7    Brokers’ Fees. None of the Purchaser Entities or any of their Affiliates has incurred any Liability or obligation for brokers’ or finders’ fees relating to the transactions contemplated hereby for which Sellers or any of their Affiliates will be liable or have any responsibility.

6.8    Accredited Investor. Each Purchaser Entity is an “accredited investor”, as such term is defined in Regulation D of the Securities Act, and the Asset Purchaser shall acquire such Assets, and the Equity Purchaser shall acquire the Equity Interests, in each case, for its own account, and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable securities laws.
6.9    Section 338(h)(10) Eligibility. Equity Purchaser is classified, or is eligible to elect and will so timely elect, to be classified as an association taxable as a corporation for U.S. federal income tax purposes, and for state and local income tax purposes, effective not later than twenty (20) Business Days prior to the Closing Date, and is currently eligible or will be eligible as of the Closing Date to make each Section 338(h)(10) Election contemplated by this Agreement.
ARTICLE 7
CONDUCT OF OPERATIONS
7.1    Conduct of Operations Pending Closing.
(a)    During the Interim Period, Sellers shall (i) operate the Material Operating Assets in accordance with Ordinary Business Operations (including, for the avoidance of doubt, distributions of cash dividends from EBC and YLHC and the preparation for, and commencement of, any planned turn-arounds disclosed to the Purchaser Entities), (ii) cause EBC and YLHC to operate and maintain their respective businesses in accordance with Ordinary Business Operations, and (iii) maintain the Material Operating Assets, the assets of EBC and YLHC, the YELP Assets and the YPLC Assets, in each case, in accordance with Ordinary Business Operations (including, for the avoidance of doubt, the preparation for, and commencement of, any planned turn-arounds disclosed to the Purchaser Entities); provided that, in each case, Sellers shall not be in breach of the foregoing obligations in respect of any commercially reasonable steps Sellers, EBC, or YLHC may take during the Interim Period to (A) reduce any inter-Affiliate payables or inter-Affiliate receivables or (B) remove the Excluded Assets.
(b)    During the Interim Period, Sellers shall use commercially reasonable efforts, consistent with past practice, to (i) except as required pursuant to corporate-wide actions taken by EMC, keep available the services of Employees (including replacement hires) working on the Material Operating Assets, on the assets of YLHC, on the YELP Assets or on the YPLC Assets, and (ii) maintain existing relationships with any Governmental Authority, licensors, suppliers, distributors, clients, and others having business relationships with Sellers related to the Material Operating Assets, the assets of YLHC, the YELP Assets or the YPLC Assets, including by using their commercially reasonable efforts, consistent with past practice, to (A) renew any Fuels Marketing Contract (subject to the terms set forth in the definition of “Fuels Marketing Contracts”) or Assumed Contract that will expire during the Interim Period, upon or prior to the stated expiration thereof, on terms and conditions that are substantially no more onerous than the prevailing current market terms and conditions (including with respect to the length of the terms of such Contract), which determination of “prevailing market terms and conditions” shall be made in good faith by Sellers, and (B) include in such contract renewals an assignment clause that will allow the assignment of such contract to the Asset Purchaser.
(c)    Except as set forth on Schedule 7.1(c), during the Interim Period, Sellers shall not (and shall cause EBC and YLHC not to, as applicable):
(i)    sell, dispose of, lease, sublease, assign, sublicense, transfer or enter into an agreement to dispose of or lease, grant an option over, or grant any interest in, any Material Operating Asset, any asset of EBC or YLHC or the Equity Interests, in each case, except (A) in accordance with Ordinary Business Operations and in amounts which, individually and in the aggregate, are not material to the financial condition or operation of the Assets or such other assets, taken as a whole, and (B) as permitted pursuant to Section 7.1(g);
(ii)    create, grant or incur any Encumbrance (other than a Permitted Encumbrance) against any Material Operating Asset, any asset of EBC or YLHC, the Hydrocarbon Inventory or the Equity Interests to the extent any such Encumbrance shall not be released at Closing;
(iii)    enter into any commitment for capital expenditures, or authorize any capital expenditure, in each case, of more than Five Million U.S. Dollars ($5,000,000) per year, with respect to the Assets, any asset of EBC or YLHC, any of the YELP Assets or any of the YPLC Assets, or make any commitment of more than Five Million U.S. Dollars ($5,000,000) per year for the purchase, construction, or improvement of any of the Assets or such assets, except, in each case, where such commitment or authorization would be materially complete prior to the Closing Date;
(iv)    except as reasonably necessary in union negotiations or in accordance with Ordinary Business Operations, including any corporate-wide changes applicable to Sellers and their Affiliates, adopt any new Employee Benefits Plan or employee profit-sharing plan, or implement any material change to the rules of the benefits currently in effect or to the labor policies currently enforced, in each case, with respect to In-Scope Employees;
(v)    except as may be required by Applicable Law, collective bargaining agreements or similar agreements, or pursuant to the terms of any Benefit Plan in effect as of the date hereof, (A) increase the amount of compensation payable or to become payable to any In-Scope Employee, or make the payment of any bonus to any In-Scope Employee except for regularly scheduled pay increases, promotions and bonuses made in accordance with Ordinary Business Operations, (B) pay any benefit under any Benefit Plan in effect as of the date hereof to any In-Scope Employee, other than insured or funded benefits in accordance with Ordinary Business Operations, or (C) hire new In-Scope Employees (other than to fill any vacancy in an existing position), terminate the employment of any In-Scope Employee (other than Termination for Cause) or transfer any In-Scope Employees;
(vi)    (A) issue, encumber, or otherwise dispose of, or split, combine, or reclassify, any of the Equity Interests, (B) issue any option, warrant, right, convertible security or other agreements or commitments of any character (including management incentive equity and phantom equity) relating to any of the Equity Interests, (C) grant any stock appreciation or similar rights with respect to EBC or YLHC or (D) otherwise amend the terms of any Equity Interests;
(vii)    (A) declare, set aside, make or pay any non-cash dividend or other non-cash distribution, in each case, with respect to any of the Equity Interests, or (B) redeem, purchase or otherwise acquire or cancel any Equity Interests, except as permitted by Section 7.1(f);
(viii)    rescind, terminate (other than expiration pursuant to the existing terms and without any action by Sellers or their Affiliates) or materially amend, or consent to the termination (other than expiration pursuant to the existing terms and without any action by Sellers or their Affiliates) or material amendment of, any Assumed Contract or Assigned Permit, in each case, except in accordance with Ordinary Business Operations;

(ix)    carry out mergers, spin-offs, acquisitions, joint ventures of or with respect to EBC or YLHC or their businesses, or allow EBC or YLHC to acquire, or agree to acquire, any business or equity interests from any other Person;
(x)    (A) amend or modify the organizational documents of EBC or YLHC, (B) split, combine or reclassify the Equity Interests or (C) adopt a plan of complete or partial liquidation or dissolution of Sellers, EBC or YLHC or their businesses;
(xi)    amend, modify, or terminate any Fuels Marketing Contract in effect as of the date of this Agreement and enter into any new Fuels Marketing Contract, in each case, other than in accordance with Ordinary Business Operations;
(xii)    make any loan, advance, or capital contribution by EBC or YLHC to any Person, or permit EBC or YLHC to incur any material indebtedness for borrowed money or give any guarantees or other similar assurances, except in accordance with Ordinary Business Operations or in accordance with any intercompany loan agreements, which shall be settled prior to the Closing pursuant to Section 7.3;
(xiii)    except as may be required to meet the requirements of any Applicable Law or GAAP, change in any material respect any accounting method or practice with respect to the Material Operating Assets or the assets of EBC or YLHC in a manner that is inconsistent with past practice (it being understood that no such change shall impact the calculation of Working Capital under this Agreement);
(xiv)    discontinue, cease to own or operate, or make any material change to the Assets, the assets of EBC or YLHC, the YELP Assets or the YPLC Assets; provided that Sellers, EBC or YLHC may remove the Excluded Assets during the Interim Period;
(xv)    fail to maintain to keep in full force and effect any insurance coverage relating to the Assets, EBC, or YLHC;
(xvi)    initiate any legal proceeding relating to the Assets, EBC or YLHC, or settle, assign, transfer or compromise any legal proceeding brought against EBC, YLHC or Sellers with respect to the Assets, other than settlements or compromises (A) involving solely payment of money damages not in excess of Ten Million U.S. Dollars ($10,000,000), (B) that are for any non-monetary remedies or relief entered in accordance with Ordinary Business Operations that are not material and that do not impose a restriction on the operation of the Assets, EBC or YLHC that would have a Material Adverse Effect or (C) where the costs and obligations are borne solely by Sellers;
(xvii)    with respect to the Assets and EBC and YLHC, except for matters that only involve Seller Taxes and would not reasonably be expected to impact the Purchaser Entities or EBC or YLHC in any Tax period ending after the Closing Date, make any settlement of or compromise any Tax Liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting, except that Sellers may make or change any elections or adopt or change any Tax methods of accounting that apply to Seller Consolidated Returns, but only if the effect of such elections or changes in Tax methods of accounting on the Tax Liability of the Purchaser Entities, EBC and YLHC for taxable periods beginning on or after the Closing Date (including the portion of a Straddle Period beginning on the Closing Date), in the aggregate, is less than Five Hundred Thousand U.S. Dollars ($500,000); surrender any right to claim a refund of Taxes, except that Sellers may surrender any such right for a Seller Consolidated Return; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, except that Sellers may consent to any such extension or waiver for a Seller Consolidated Return; or take any other action that would not have the effect of increasing the Tax Liability of the Purchaser Entities, EBC or YLHC or any subsidiary for any Tax period after the Closing Date; or
(xviii)    enter into any contract, agreement, commitment or arrangement with respect to, or agree to, any of the foregoing.
(d)    Notwithstanding anything herein to the contrary, nothing in this Section 7.1 shall operate so as to restrict or prevent any act, omission, or matter:
(i)    required to be done pursuant to, contemplated by, or permitted by this Agreement or the other Transaction Documents, or required to be done pursuant to the Joint Venture Documents;
(ii)    necessary to comply with Applicable Law or any COVID-19 Measures implemented by Sellers, EBC, or YLHC;
(iii)    undertaken at the written request of any Purchaser Entity or otherwise with the prior written consent of any Purchaser Entity (which consent shall not be unreasonably withheld, delayed, or conditioned) in accordance with the terms of Section 7.1(g);
(iv)    undertaken in response, consistent with Sellers’ past practices and existing policies, to (A) a Casualty Loss, (B) an emergency or (C) where otherwise necessary (in the reasonable opinion of Sellers), to safeguard any life, the Assets, the assets of EBC or YLHC, the YELP Assets or the YPLC Assets, and Sellers shall as promptly as reasonably practicable inform the Purchaser Entities in writing of any such response in accordance with Applicable Law;
(v)    undertaken in response to the Specified Incident by Sellers in good faith in order to remediate any losses on account thereof;
(vi)    undertaken pursuant to any work program or budget approved prior to the date hereof and disclosed to any Purchaser Entity; or
(vii)    the completion or performance of which is a legally binding obligation undertaken pursuant to any Contract or arrangement entered into prior to the date hereof.
(e)    Each Purchaser Entity acknowledges that Sellers, EBC, or YLHC, as applicable, are not the sole owners of the Missoula Terminal, the Moses Lake Terminal, the Thompson Falls Terminal, YPLC, or YELP, and Sellers, EBC, or YLHC shall not be in breach this Section 7.1 if the co-owners of the Missoula Terminal, the Moses Lake Terminal, the Thompson Falls Terminal, YPLC, and YELP vote or approve (if they have the right to vote or approve) matters for the Missoula Terminal, the Moses Lake Terminal, the Thompson Falls Terminal, YPLC, and YELP in a manner permitted by or not prohibited by this Agreement. If a Seller, EBC, or YLHC (as applicable) has no right to vote or approve an action to be taken by the co-owners of the Missoula Terminal, the Moses Lake Terminal, the Thompson Falls Terminal, YPLC, and YELP and actions for such terminals or YPLC or YELP are taken by such co- owners and such actions would be in violation of this Section 7.1, Sellers shall not, directly or indirectly, be in breach of this Section 7.1.
(f)    Notwithstanding anything herein to the contrary, nothing in this Section 7.1 or otherwise shall restrict EBC or YLHC from making any cash dividends or distributions in respect of the Equity Interests, in each case, that are payable prior to the Closing in accordance with the Ordinary

Business Operations or as necessary to settle intercompany loan deposit agreements pursuant to Section 7.3.
(g)    Sellers may seek the Purchaser Entities’ consent to perform any action that would otherwise be restricted by this Section 7.1 (which consent shall not be unreasonably withheld, delayed, or conditioned). The Purchaser Entities’ consent shall be considered granted or given within ten (10) days (unless a shorter time period is reasonably required by the circumstances and such shorter time period is specified in Sellers’ notice) after delivery of notice from Sellers to the Purchaser Entities requesting such consent, unless the Purchaser Entities notify Sellers in writing to the contrary during such ten (10)-day period. Each Purchaser Entity acknowledges and agrees that it would be unreasonable to withhold consent if, by withholding such consent, Sellers, EBC or YLHC cannot take actions and the failure to take such actions would be reasonably expected to materially impair the value of the Assets.
7.2    Notice. During the Interim Period, subject to Applicable Law, Sellers shall promptly notify the Purchaser Entities, and the Purchaser Entities shall promptly notify Sellers, in writing, after gaining Knowledge of (a) any event, transaction, or circumstance that causes, or would reasonably be expected to cause, any covenant or agreement of the notifying Party to be breached, or that renders, or would reasonably be expected to render, untrue any representation or warranty of the notifying Party contained in this Agreement, and (b) (A) any material damage to the Assets, the assets of EBC or YLHC, or, to Sellers’ Knowledge, the YELP Assets or the YPLC Assets, (B) any written notice (and Sellers shall provide the Purchaser Entities a copy thereof) received by a Seller, EBC or YHLC or, to Sellers’ Knowledge, YELP or YPLC of any material claim asserting any tort or violation of Applicable Law or any material investigation, suit, action or litigation by or before a Governmental Authority, that (in each case) relates to the Assets, the assets of EBC or YLHC, the YELP Assets or the YPLC; provided that, Sellers shall not have any obligation to provide any such notice or information, the provision of which would, in the reasonable opinion of Sellers, based on the advice of outside counsel, result in the waiver of any attorney-client privilege, the work-product doctrine or similar protection to Sellers or their Affiliates, cause Sellers or their respective Affiliates (or any of their respective officers or employees) to breach a confidentiality or fiduciary obligation, or result in a violation of Applicable Law, and (C) any material unplanned outage or shut down of, or with respect to, the Assets, or, to Sellers’ Knowledge, the YELP Assets or the YPLC Assets.
7.3    Termination of Intercompany Arrangements. Effective as of the Closing, Sellers shall, and shall cause EBC and YLHC to, (a) terminate all intercompany service agreements in respect of EBC and YLHC, without any party to such agreement having any continuing Liabilities to the other, other than for payment in respect of the provision of goods and services up to the Closing Date, and (b) settle, pay, forgive, or otherwise release all amounts due under any intercompany service agreements (for the avoidance of doubt, any receivables under such intercompany service agreements shall be paid prior to the Closing, even if the due date is not until after the Closing). Sellers shall procure that any net amount owed by Sellers or their Affiliates to EBC or YLHC under any intercompany loan agreements, or due to Sellers or their Affiliates from EBC or YLHC thereunder, shall be settled prior to the Closing. Any cash balance of EBC or YLHC resulting from the termination of the intercompany agreements shall be distributed as a dividend prior to Closing.
7.4    Control of Assets and Businesses. Notwithstanding anything in this Agreement to the contrary, each Purchaser Entity acknowledges, on behalf of itself and its Affiliates and its and their respective directors, officers, employees, Representatives, successors, and assigns, that the ordinary course of business and Ordinary Business Operations in respect of the operation and maintenance of the Assets and the assets and businesses of EBC and YLHC remain in the dominion and control of Sellers, EBC, and YLHC, as applicable, until the Closing.
ARTICLE 8
COVENANTS

8.1    Cooperation; Access.
(a)    During the Interim Period, each Party shall use commercially reasonable efforts to:
(i)    cooperate with the other Parties such that the applicable Purchaser Entities can arrange for appropriate insurance for the Assets, EBC, and YLHC to become effective upon the Closing, and in furtherance of such cooperation, Sellers agree to provide (or cause to be provided) reasonable rights of access to the Refinery, the Terminals and the Silvertip Pipeline System that may be reasonably requested by the Purchaser Entities for purposes of conducting due diligence with respect to such insurance, at reasonable times during business hours, and subject to compliance with the Sellers’ applicable safety policies;
(ii)    cooperate with the other Parties to achieve material completion of the material steps necessary to enable transfer of the IT Systems and the System Information, as agreed upon in the IT Systems Transition Plan and Schedule 13.1, including accounting systems and records as set forth in Section C of Schedule 13.1;
(iii)    cooperate with the other Parties such that the applicable Purchaser Entity can obtain (i) the issuance or transfer of all Assigned Permits, and (ii) the modification and transfer of the Corrective Action Orders, in each case, in accordance with Section 8.9;
(iv)    cooperate with the other Parties to ensure the orderly transition of the ownership of the Assets to the Asset Purchaser;
(v)    negotiate in good faith to prepare and finalize the Crude Supply Agreement and the schedules to the Technology Agreements on terms and conditions that are mutually agreeable to the Parties on or prior to the date that is thirty (30) days prior to the Closing Date; and
(vi)    subject to Section 8.19, reasonably cooperate with the Purchaser Entities’ efforts to prepare a quality of earnings report on the Acquired Business (at the Purchaser Entities’ sole cost), including reasonable access for the Purchaser Entities’ third-party accounting representatives during normal business hours and upon prior written notice.
(b)    The Parties acknowledge that at Closing the Assets may include purchase orders, service orders and/or confirmations that relate to the one or more of the other Assets and that were issued under master service agreements and/or similar agreements that are being retained by Sellers and/or their Affiliates (such agreements, the “Exxon MSAs”). The applicable Purchaser Entity or Purchaser Entities shall use its commercially reasonable efforts to, on or before Closing, enter into master service agreements or similar agreements, as applicable, with the counterparties to the Exxon MSAs (such counterparties, the “Exxon MSAs Counterparties”, and such new master service agreements or similar agreements, the “Purchaser MSAs”). Sellers shall use their commercially reasonable efforts to cooperate with the Purchaser Entities in connection with the Purchaser Entities entering into such Purchaser MSAs with the applicable Exxon MSAs Counterparties.
8.2    Access and Monthly Reporting.
(a)    Subject to the terms and conditions of the Clean Team Agreement with respect to Competitively Sensitive Information (as defined therein), during the Interim Period, Sellers will provide, and shall cause EBC and YLHC to provide, the Purchaser Entities and their Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Assets, EBC, and YLHC (including with respect to the YELP Assets and the YPLC Assets but solely to the extent that YELP and YPLC management agrees to such access and subject to the conditions required thereof) (but only to the extent that such access does not unreasonably interfere with the business and operations of such assets), the books, records, information and data that primarily relate to such assets, EBC and YLHC (to the extent such books, records, information and data has been historically provided to EBC and YLHC in respect of the YELP Assets and YPLC Assets and can be separated from Sellers’ and their Affiliates’ data in a timely fashion that does not impose undue burden on Sellers and their Affiliates), and the appropriate officers and employees of Sellers and their Affiliates who have significant responsibility for such assets, EBC and YLHC; provided, however, that (i) Sellers shall have the right to have a Representative present for any communication with officers or employees of Sellers and their Affiliates, and (ii) the Purchaser Entities shall, and shall cause their Representatives to, observe and comply with Sellers’ applicable safety policies. For purposes of clarification, upon reasonable prior notice to Sellers, the Purchaser Entities shall be permitted to conduct a Phase I environmental site assessment of the Refinery Real Property, the Billings Terminal Real Property, the Bozeman Terminal Real Property, the Helena Terminal Real Property and the Spokane Terminal Real Property; provided that the Purchaser Entities shall not be entitled, without prior written consent of Sellers, to collect any air, soil, surface water, or ground water samples, or to perform any invasive or destructive sampling on, under, at or from any such Real Property. Notwithstanding the foregoing, the Purchaser Entities shall have no right of access to, and no Seller nor any of its Affiliates shall have any obligation to provide any information the disclosure of which would, in the reasonable opinion of Sellers based on the advice of counsel, result in the waiver of any attorney-client privilege, the work-product doctrine or similar protection. With respect to any Phase I assessment by the Purchaser Entities at the Refinery Real Property, the Billings Terminal Real Property, the Bozeman Terminal Real Property, the Helena Terminal Real Property or the Spokane Terminal Real Property, each Purchaser Entity agrees to the Purchaser Entities Phase I Obligations. Sellers agree to the Seller Phase I Obligations.
(b)    During the Interim Period, to the extent permitted by Applicable Law, Sellers shall provide to the Purchaser Entities, within thirty (30) days after the end of each month, monthly management reports, to be reviewed at transition meetings, which are generally to occur at least monthly, and such other aggregate information with respect to the Assets, EBC, and YLHC (including with respect to the YELP Assets and the YPLC Assets), as the Purchaser Entities shall, from time to time, reasonably request for the purpose of transition of the Assets and the Equity Interests to the applicable Purchaser Entities; provided that, (i) such requests by the Purchaser Entities shall not unduly interfere with the business and operations of Sellers, the Assets, EBC, and YLHC (including with respect to the YELP Assets and the YPLC Assets), (ii) the information requested is in the form currently produced by Sellers, EBC, or YLHC, as applicable, and is not competitively sensitive or, if provided to the Purchaser Entities, would not, in the reasonable opinion of Sellers based on the advice of counsel, otherwise be likely to create antitrust risk, (iii) the disclosure of such information would not, in the reasonable opinion of Sellers based on the advice of counsel, result in the waiver of any attorney-client privilege, the work-product doctrine or similar protection, and (iv) such requests are coordinated through the designated Representatives of Sellers.
8.3    Confidentiality.
(a)    Each Party shall, and shall cause each of its Representatives to, keep Confidential Information strictly confidential and not sell, trade, publish, or otherwise disclose to anyone in any manner whatsoever any Confidential Information, other than as expressly contemplated by this Agreement or with the prior written consent of the other Parties.
(b)    The following shall not constitute Confidential Information:

(i)    information that is already known to a Party or its Affiliates as of the date of this Agreement;
(ii)    information that is already in the possession of the public or becomes available to the public, other than due to a breach by a Party of a confidentiality obligation to the other Party or to Affiliates;
(iii)    information that is acquired independently by a Party from a Third Party that is not under any obligation of confidentiality to the other Party or its Affiliates in relation thereto; or
(iv)    information that is developed by a Party or its Representatives independently of Confidential Information received from the other Parties.
(c)    A Party may disclose Confidential Information only to those of its Representatives who need to know such Confidential Information for the purpose of implementing the transactions contemplated by this Agreement.
(d)    Notwithstanding anything in this Section 8.3 to the contrary, a Party may disclose Confidential Information in order to (i) comply with Applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental Authority, (iii) comply with the requirements of any recognized stock exchange on which the shares of such Party or its Affiliates are listed, or (iv) obtain any necessary consents or approvals of any Third Party or Governmental Authority to the transactions contemplated by this Agreement; provided that, a copy of the relevant disclosure is furnished to the other Party or Parties for comments prior to publication or release, or, if not practicable, a copy of such disclosure is furnished contemporaneously with such publication or release. Any disclosures under this clause (d) by a Party do not relieve such Party of its other confidentiality obligations and use restrictions under this Agreement.
(e)    Each Party shall be responsible to the other Parties for the compliance of such Party’s respective Affiliates and Representatives or other Persons to whom such Confidential Information is disclosed by such Party to the confidentiality terms of this Agreement as though such Persons were a party to this Agreement.
(f)    From and after the date of this Agreement until the second anniversary of the date of this Agreement, each Seller shall, shall cause its Affiliates to, and shall cause its and their respective Representatives to keep strictly confidential and not sell, trade, publish, or otherwise disclose to anyone in any manner whatsoever, any written, oral or other information relating to the Assets, YELP, the YELP Assets, YPLC, the YPLC Assets, EBC, YLHC, the Equity Interests and the Assumed Liabilities, in each case other than Sellers’ Technical Information; provided that (i) Sellers and their Affiliates may disclose and discuss such information as reasonably necessary within and among Sellers and their Affiliates, (ii) Sellers and their Affiliates may release such information in the ordinary course of business consistent with past practices in connection with such Person’s processes whereby they release such information to the public for technical presentations and similar circumstances and (iii) nothing contained in this Section 8.3 shall be construed as prohibiting Sellers and their Affiliates from disclosing such information under a confidentiality agreement entered into in the ordinary course of business by Sellers or their Affiliates.
(g)    The provisions of the Confidentiality Agreement, shall terminate effective as of, and contingent upon, the Closing; provided that, the termination thereof shall not release any party thereto for any breaches of the Confidentiality Agreement that occurred prior to the date of this Agreement.

(h)    Following the Closing, the Purchaser Entities shall not, and shall cause their Representatives not to, use or disclose information about identifiable individuals, as defined in any Applicable Law relating to privacy, other than for the purpose of owning, operating or maintaining the Assets or the assets of EBC and YLHC, or for purposes other than those for which such information was collected by Sellers, except with the consent of the individuals to whom such information relates, or as otherwise permitted by Applicable Law. If Sellers or the Purchaser Entities terminate this Agreement in accordance with its terms, the Purchaser Entities shall either (i) promptly deliver to Sellers all information about identifiable individuals, as defined in any Applicable Law relating to privacy, in its possession or in the possession of any of their Representatives, including all copies, reproductions, summaries, or extracts thereof, or (ii) destroy all information referenced in the preceding clause (i) and deliver a certificate executed by one of its duly authorized officers indicating the requirements of this Section 8.3(h) have been satisfied in full. Notwithstanding anything to the contrary in this Agreement, the Purchaser Entities may retain such information stored in standard archival or computer back-up systems or to the extent required by Applicable Law.
(i)    For the avoidance of doubt, nothing in this Section 8.3 shall affect the terms of or terminate the confidentiality obligations under any Technology Agreement, the Confidentiality Agreement, by and between Purchaser Parent and ExxonMobil Technology and Engineering Company, effective August 22, 2022, or the SCADA Services Agreement.
8.4    Public Announcements. No Party shall issue any press release or announcement to the general public concerning this Agreement or the transactions contemplated hereby, or make any other disclosure to the general public containing or pertaining to the terms of this Agreement, without obtaining the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of Sellers or the Purchaser Entities, as applicable, disclosure is otherwise required in order to (i) comply with Applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental Authority, or (iii) comply with the requirements of any recognized stock exchange on which the shares of such Parties or their Affiliates are listed; provided that, the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such Applicable Law, order of a court of competent jurisdiction or order, decree, regulation, or rule of such Governmental Authority, or the requirements of such stock exchange, to consult with Sellers or the Purchaser Entities, as applicable, with respect to the text thereof.
8.5    Books and Records. Each Purchaser Entity hereby acknowledges that Sellers and their accountants and auditors shall, until the end of the calendar year following the calendar year in which the Closing Date occurs, require access to the Books and Records related to the Assets, EBC, and YLHC or their respective assets for the period up to the Effective Time in order to enable them to prepare their management, Tax, and statutory accounts for the period up to the Effective Time. Each such Purchaser Entity shall keep and properly archive such Books and Records, and, to the extent not prohibited by Applicable Law, shall provide Sellers and their Representatives, during normal business hours at a mutually agreeable time, with reasonable access to such Books and Records upon reasonable prior request, as may be reasonably required for this purpose.
8.6    Excluded Trademarks; Company Names.
(a)    The Purchaser Entities acknowledge and agree that, as between the Purchaser Entities, on the one hand, and Sellers and their Affiliates, on the other hand, all right, title, and interest in and to the Excluded Trademarks are, and, following the Closing will continue to be, owned exclusively by Sellers and their Affiliates. Except as set forth in the Brand Fee Agreement, the applicable Purchaser Entities and their Affiliates shall not have any rights in or to any Excluded Trademarks, and the Purchaser Entities and their Affiliates shall not use any Excluded Trademarks.

(b)    As soon as reasonably practicable after the Closing, but in no event later than (i) sixty (60) days after the Closing, the Purchaser Entities shall change the names of EBC and YLHC to remove the names and other identifying marks of Sellers and their Affiliates, and (ii) sixty (60) days after the Closing, the Purchaser Entities shall ensure that the Excluded Trademarks are removed from the Sites. As soon as reasonably practicable after the Closing but in no event later than sixty (60) days after the Closing, the Purchaser Entities shall make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to accomplish the foregoing and to place the title or other indicia of ownership of the Assets, EBC, and YLHC in a name, other than a name of Sellers or their Affiliates, or any variations thereof.
(c)    As soon as reasonably practicable after the Closing, but in no event later than sixty (60) days after the Closing and except as permitted by the Brand Fee Agreement, the Purchaser Entities shall (i) remove, or cause to be removed, all product names, IP-addresses, internet presences, and other features, which presently include any Excluded Trademark, in order to ensure that any Excluded Trademark shall no longer be included in such features, (ii) remove all Excluded Trademarks from all stationery, marketing documentation, domain names, e-mail addresses, and all other external written communications, signage, buildings, plants, tanks, equipment, machinery, vehicles, products, and packaging, and (iii) make clear on all stationery, marketing materials, websites, and all other external communications (including email and other forms of electronic communications) that ownership of the Assets, EBC, and YLHC has been changed to a new owner.
8.7    Antitrust Regulatory Approvals.
(a)    Sellers and the Purchaser Entities shall promptly consult and cooperate with each other, including by providing any reasonably requested information, in order to reach mutual agreement on the Antitrust Regulatory Approvals. As soon as reasonably practicable after the date hereof, Sellers and the Purchaser Entities shall file, or cause to be filed, with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act, and the rules and regulations promulgated thereunder, with respect to the transactions contemplated by this Agreement. Sellers and the Purchaser Entities shall consult with each other as to the appropriate time for filing any similar notifications, filings, or applications for Antitrust Regulatory Approvals, shall agree upon the timing of the submission of such notifications, filings, and applications (which shall be no later than ten (10) days after the date hereof, unless a longer period is mutually agreed by Sellers and the Purchaser Entities). Sellers and the Purchaser Entities shall respond promptly to any requests for additional information made by the relevant Governmental Authorities. Sellers and the Purchaser Entities shall use their reasonable best efforts to certify substantial compliance with any Request for Additional Information and Documentary Material (“Second Request”). Sellers and the Purchaser Entities shall use reasonable best efforts to comply with any subpoena, civil investigative demand, or other compulsory request for information or documents, issued by any Governmental Authority pursuant to the HSR Act or any other antitrust or competition Applicable Law in connection with the transactions contemplated by this Agreement within four (4) months after its issuance or service, unless the Parties have entered into an agreement with the relevant Governmental Authority that provides for a different time period or compliance schedule (including any such agreement in connection with negotiations to limit or otherwise modify the Second Request). In the event that a Governmental Authority disputes the adequacy of a Party’s compliance with a Second Request, subpoena, civil investigative demand, or other compulsory request, such Party shall use its reasonable best efforts to satisfy the Governmental Authority so as to minimize any delay in the resolution of the Governmental Authority’s investigation. The Purchaser Entities, on the one hand, and Sellers, on the other hand, shall split equally the filing fees under the HSR Act and under any other Applicable Law. Sellers and the Purchaser Entities shall each bear their own respective costs (including legal fees) for the preparation of any filings and responses to any requests for information or documents or other aspects of any investigation by any relevant Governmental Authority or litigation concerning the transaction with any relevant Governmental Authority.

(b)    The Purchaser Entities and Sellers, and their respective advisors, shall be entitled to communicate with, and make any filings and written submissions in respect of the Antitrust Regulatory Approvals to, any Governmental Authority deemed necessary or expedient by Sellers or the Purchaser Entities and to attend all meetings and teleconferences with any Governmental Authority (unless prohibited by such Governmental Authority or Applicable Law) in respect of the Antitrust Regulatory Approvals and make oral submissions at such meetings. Subject to Section 8.7(a), the Purchaser Entities shall give Sellers and Sellers shall give the Purchaser Entities reasonable advance notice of any notification, submission, or other communication in respect of any Antitrust Regulatory Approvals, which it proposes to make or submit to any Governmental Authority, and provide the other party with copies of a draft notification, submission, or correspondence, and any supporting documentation or information reasonably requested by the other party; provided that, the Purchaser Entities or Sellers may designate any competitively sensitive information as “outside counsel only”. The Purchaser Entities and Sellers hereby agree to consider any comments of the other party to any such notification, submission, or communication and to revise such notification, submission, or communication in accordance with any such comments if deemed appropriate by the party making the notification, submission, or communication. The Purchaser Entities and Sellers further agree to keep the other party fully informed as to the progress of any notification made in order to obtain the Antitrust Regulatory Approvals; provided, however, that Purchaser and Sellers may immediately respond to unsolicited phone calls from any relevant Governmental Authority without consulting with the other party. The Purchaser Entities shall not, without the prior written consent of Sellers (not to be unreasonably withheld), “pull-and-refile”, pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act. The Purchaser Entities or Sellers shall not, without the prior consent of the other party offer, negotiate, or enter into any commitment or agreement, including any timing agreement, with any Governmental Authority to delay the consummation of, to provide additional time for the investigation of, or not to close before a certain date, the transactions contemplated by this Agreement.
(c)    The Purchaser Entities shall be responsible for obtaining the Antitrust Regulatory Approvals and, in particular, shall take any and all steps necessary, subject to Section 8.7(d), to avoid or eliminate each and every impediment under any antitrust or competition Applicable Law that may be asserted by any Governmental Authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as practicable, and in any event no later than the Long Stop Date. Notwithstanding the foregoing, to the extent that the Parties reasonably believe that the Antitrust Regulatory Approvals will be granted but such review process is delayed or otherwise taking longer than anticipated, the Parties shall work together in good faith to expedite the Antitrust Regulatory Approvals and shall extend the Long Stop Date to a mutually agreed date that is no later than December 1, 2023. If Antitrust Regulatory Approvals will be granted only if the Purchaser Entities accept certain conditions, obligations, or other remedies, subject to Section 8.7(d), the Purchaser Entities shall accept such conditions, obligations, or other remedies, without any right to request any adjustment of the Purchase Price as a result thereof.
(d)    In connection with and subject to the limitations set forth in this Section 8.7(d), the Purchaser Entities agree to take all actions that are necessary or reasonably advisable or that may be required by any Governmental Authority, to consummate the transactions contemplated by this Agreement as expeditiously as practicable, and in any event no later than the Long Stop Date, including (i) selling, licensing, or otherwise disposing of, or holding separate and agreeing to sell, license, or otherwise dispose of, the Assets, the Equity Interests, or any subsidiary, operations, divisions, businesses, product lines, customers, or assets of the applicable Purchaser Entity or its Affiliates contemporaneously with or after the Closing and regardless as to whether a Third Party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (ii) taking or committing to take such other actions, or entering into other agreements, that may limit the freedom of action of a Purchaser Entity or its Affiliates with respect to, or its ability to retain or own, operate or maintain, the Assets, the Equity Interests, or one or more of a Purchaser Entity’s or its Affiliates’ operations, divisions, businesses, product lines, customers, or assets, including terminating or modifying any Contract, agreement, or other business relationship, (iii) entering into any order, consent decree, or other agreement to effectuate any of the foregoing, (iv) negotiating in good faith with all Governmental Authorities and all Third Parties in connection with a Divestiture or any other matter referred to in this Section 8.7(d) in order to enter into definitive agreements with all such Persons as promptly as practicable, and (v) complying with any Second Request or other inquiry from any Governmental Authority with respect to the transactions contemplated by this Agreement as promptly as practicable; provided, however, that neither the Purchaser Entities nor any of their Affiliates shall have any obligation under this Agreement to take any of the Specified Actions.
8.8    Certain Refinery Land Matters.
(a)    Title Insurance. The Title Company has provided to the Purchaser Entities the Title Commitments for a standard owner’s policy of insurance for each parcel of Refinery Real Property, Proprietary Terminals Real Property, and Joint Venture Terminals Real Property (in each case, excluding any Easements). The Parties will cause the Title Company to modify the amount of insurance for each applicable Title Commitment to match the amount of the Purchase Price allocated to the applicable parcel of Refinery Real Property, Proprietary Terminals Real Property, and Joint Venture Terminals Real Property using the Proposed Purchase Price Allocation for such parcels of Real Property delivered prior to the Closing (which will not be subject to adjustment, notwithstanding the adjustment provisions set forth in Section 3.6) and to modify the Title Commitments to name the Asset Purchaser as the proposed insured. The Purchaser Entities may, subject to any applicable requirements of the Title Company, request extended coverage and any endorsements as may be agreed upon by the Title Company with respect to any parcel of Refinery Real Property, Proprietary Terminals Real Property or Joint Venture Terminals Real Property (in each case, excluding any Easements); provided, that the Parties will cooperate in good faith with the Title Company to (i) obtain revisions and endorsements to the Title Commitment related to the Refinery Real Property, Proprietary Terminals Real Property, and Joint Venture Terminals Real Property in connection with the Survey as provided in Section 8.8(b), and (ii) obtain an aggregation or similar endorsement to aggregate or tie-in the amount of insurance for all Title Policies. Subject to Section 8.8(c), Sellers shall use commercially reasonable efforts to provide assistance to the Asset Purchaser with respect to any efforts undertaken by the Asset Purchaser to remove, satisfy or cure any reasonable written objection to the form or contents of any Title Commitment, in each case, with respect to recorded documents in respect of the Refinery Real Property, any Proprietary Terminal Real Property or any Joint Venture Terminal Real Property (“Title Objection”), [***].
(b)    Survey. The Purchaser Entities, at their sole cost and expense, shall cause to be prepared a current ALTA land title survey of the Refinery Real Property, the Proprietary Terminals Real Property and/or the Joint Venture Terminals Real Property covered by the applicable Title Commitment (individually and collectively, the “Survey”), by a duly licensed land surveyor and professional engineer satisfactory to the Title Company. The Survey shall be completed within one-hundred twenty (120) days following the date hereof and during such period (or by such later date as the Parties may mutually agree). Sellers shall provide the applicable Purchaser Entities and their designees with reasonable access, at no cost to the Purchaser Entities, to the Refinery Real Property, the Proprietary Terminals Real Property and/or the Joint Venture Terminals Real Property, as applicable, for purposes of conducting the Survey, subject to Sellers’ safety and access procedures and requirements and any consent rights of Third Parties with respect thereto. The Parties will cooperate in good faith with the Title Company to obtain revisions and endorsements to the applicable Title Commitment that may be available as a result of the existence of the Survey. Upon completion of the Survey, the Purchaser Entities shall promptly deliver three (3) prints thereof to Sellers and at least one (1) print to the Title Company. The Survey shall (i) show the location of all streets, roads, railroads, creeks, or other water courses, fences, easements, rights-of-way, and other Encumbrances or encroachments on or adjacent to the Refinery Real Property, the Proprietary Terminals

Real Property and/or the Joint Venture Terminals Real Property, as applicable, including all of the title conditions or matters shown on the applicable Title Commitment, and (ii) set forth a certified legal description of the Refinery Real Property, the Proprietary Terminals Real Property and/or the Joint Venture Terminals Real Property, as applicable, or be in such form and substance acceptable to or required by the Title Company to cause the issuance of the Title Policy for the Refinery Real Property, the Proprietary Terminals Real Property and/or the Joint Venture Terminals Real Property, as applicable.
(c)    Title Policy and Cost. At or subsequent to the Closing, the Title Company will issue one or more policies of title insurance to the Asset Purchaser in accordance with each applicable Title Commitment referenced in Section 8.8(a), together with any extended coverage and endorsements (if any) that are obtained (each, a “Title Policy” and collectively the “Title Policies”). Sellers shall promptly take all Title Policy Actions.
8.9    Permits; Corrective; Action Orders; Consents; Preferential Purchase Rights.
(a)    Each Purchaser Entity acknowledges that all or a part of the Assets are subject to the corrective action orders and notices of violations set forth in Schedule 8.9(a) (the “Corrective Action Orders”), as well as the Silvertip Pipeline Consent Decree. Each Purchaser Entity shall reasonably cooperate with Sellers as Sellers negotiate with the Governmental Authorities regarding the Corrective Action Orders and the Silvertip Pipeline Consent Decree.
(b)    Prior to the Closing, Sellers and the Purchaser Entities shall be responsible for obtaining and shall use commercially reasonable efforts to obtain, (i) the issuance or transfer of all Assigned Permits, and (ii) the modification and transfer of the Corrective Action Orders. Sellers shall reasonably cooperate with the Purchaser Entities’ efforts to obtain the transfer of such Assigned Permits and modification and transfer of such Corrective Action Orders. If any Assigned Permit is not obtained prior to Closing, Sellers shall (and shall cause their applicable Affiliates to) use commercially reasonable efforts in cooperating with the Purchaser Entities or their designees as the Purchaser Entities seeks to obtain any such Assigned Permit and assignments or replacements and to allow the applicable Purchaser Entity to operate under Sellers’ permits until the issuance or transfer of such Assigned Permit, to the extent such operation is permitted by Applicable Law, by the applicable Governmental Authority or by the terms of such permits, and provided that such operation shall not exceed sixty (60) days following the Closing. To the extent the transfer of any Assigned Permits or the modification and transfer of any Corrective Action Orders shall require the consent of any other Person, this Agreement shall not constitute a Contract to transfer the same, if an attempted transfer would constitute a material breach thereof or give rise to any right of acceleration or termination thereunder. For the avoidance of doubt, EMPC shall retain responsibility under, and shall not transfer to any Purchaser Entity, the Silvertip Pipeline Consent Decree. Sellers shall, if necessary, notify any Governmental Authority of the transfer of ownership of the Assets and the Equity Interests on or after the Closing Date.
(c)    Except for the Assigned Permits and matters covered by the Corrective Action Orders, prior to the Closing, Sellers shall send to each holder of a right to consent to assignment, which relates to any of the Assets (including, for the avoidance of doubt, any Easements, any Assumed Contracts, or any Fuels Marketing Contracts) or any Equity Interests, in each case (including any right to consent that is set forth on Schedule 5.17 or that constitutes a Specified Consent and, with respect to any right to consent that is not set forth on Schedule 5.17 or identified as a Specified Consent as of the date hereof, but is discovered by any Party after the date hereof and before the Closing Date to be required by the terms of such Asset or Equity Interest), a notice seeking the consent of such holder with respect to the transactions contemplated hereby, and Sellers shall use commercially reasonable efforts to obtain such consents. Subject to the last sentence of this clause (c), in no event shall Sellers be required to incur any Liability or pay any money in order to obtain any such consents. The Purchaser Entities shall reasonably cooperate with Sellers in seeking to obtain such consents, but, subject to the last sentence of this clause

(c), shall not be required to incur any Liability or pay any money to any Person whose consent is sought with respect thereto. If the terms of any Asset or Equity Interest with respect to any of the Specified Consents set forth in Schedule 4.2(j) requires the consent of a Third Party to the assignment or transfer of such Asset or Equity Interest, or a Third Party seeks to condition the assignment or transfer of such Asset or Equity Interest to the applicable Purchaser Entity upon the furnishing of any consent payment by or on behalf of such Purchaser Entity, then Sellers or the Purchaser Entities, as applicable, shall take the Specified Consent Actions applicable to such Party.
(d)    Except with respect to the Specified Consents set forth in Schedule 4.2(j), if Sellers fail to obtain a Specified Consent prior to the Closing, for a period of six (6) months after the Closing, (i) the applicable Contract will be deemed not to have been transferred to the Asset Purchaser as of the Effective Time and Sellers and the Purchaser Entities shall continue to use commercially reasonable efforts to obtain such Specified Consent such that such Asset can be transferred to the Asset Purchaser upon receipt of such Specified Consent, (ii) the Purchaser Entities and Sellers shall reasonably cooperate in connection with the foregoing, including by participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent; provided, however, that such assistance will not be deemed to require any expenditure of money on the part of any Seller or Purchaser Entity other than as set forth in Section 8.9(c), (iii) such Asset shall be held by the applicable Seller for the benefit of the Asset Purchaser, (iv) there shall be no reduction in the Purchase Price on account of the failure to deliver such Specified Consent at the Closing, (iv) Sellers shall use their commercially reasonable efforts to take all such other reasonable actions and do, or cause to be done, all such other reasonable things at the reasonable request of the Purchaser Entities as shall reasonably be necessary and proper in order that the value of such Asset shall be preserved and shall inure to the benefit of the Asset Purchaser, (v) the Asset Purchaser shall have the sole right to operate, manage, and otherwise make all decisions with respect to, such Asset, (vi) the Purchaser Entities shall have no claim against Sellers for, and hereby release, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any of the Losses arising out of, attributable to, based upon or related to, the failure to obtain such consents and (vii) the Asset Purchaser shall be responsible for all Liabilities related to such Asset with respect to such six (6) month period and thereafter. With respect to any Asset for which a Specified Consent for the assignment to the Asset Purchaser is obtained following the Closing, the applicable Seller shall transfer such Asset to the Asset Purchaser by execution and delivery of an instrument of conveyance in the form of the Assignment and Bill of Sale, the applicable Deed, or the applicable Stock Power, as applicable.
(e)    If Sellers fail to obtain a consent set forth on Schedule 5.17 prior to the Closing and such consent is not a Specified Consent, then (i) such Asset(s) subject to such consent shall be acquired by the Asset Purchaser at the Closing as part of the Assets, and Sellers shall use commercially reasonable efforts to cooperate with the Asset Purchaser after Closing for a period of up to one-hundred-eighty (180) days to obtain such consents, and (ii) the Asset Purchaser shall be solely responsible (and shall have no claim against Sellers) from and after the Closing for any and all Losses or obligations arising out of, attributable to, based upon, or related to the failure to obtain such consent.
8.10    Allocation of Carrier Obligations and Proceeds.
(a)    The Silvertip Pipeline System may contain petroleum products, which are held for the account of shipper(s) thereon. Unless otherwise agreed by the Parties, it is understood that title to the contents of the Silvertip Pipeline System shall remain with such shipper(s) and that, as of Closing, the Asset Purchaser assumes the obligation to deliver such contents in accordance with EMPC’s existing arrangements with such shipper(s), whether under a published tariff or a private transportation or storage agreement subject to the terms of such Purchaser Entity’s tariff applicable to such deliveries. Further, to the extent that petroleum products have been offered for shipment in the Silvertip Pipeline System under its published tariff or pursuant to rights under a private transportation agreement, but not yet delivered to

EMPC, as of Closing, the Asset Purchaser shall receive those products for transportation in the ordinary course of business. Tariff charges for all volume received into the Silvertip Pipeline System and delivered to the customer prior to the Effective Time shall be invoiced and collected by EMPC in accordance with Ordinary Business Operations.
(b)    The Assets shall be gauged immediately prior to the Effective Time and the custody of all shippers’ petroleum product shall be transferred to the Asset Purchaser, and such Purchaser Entity shall become responsible to each shipper for petroleum product in such Purchaser Entity’s custody at the Effective Time. Such inventory shall be determined in accordance with Schedule 3.3.
8.11    Casualty Loss.
(a)    In the event that any Seller has Knowledge that a Casualty Loss has occurred during the Interim Period, Sellers shall notify the Purchaser Entities thereof as soon as reasonably practicable.
(b)    Upon the occurrence of a Casualty Loss, Sellers shall elect, at their option, either to (i) repair or replace the affected Assets at Sellers’ sole cost and expense, prior to the Closing, in which case, the Purchaser Entities’ obligation to effect the Closing shall not be affected, but the Closing Date and/or Long Stop Date shall be deferred (in each case, to the extent applicable) until at least ten (10) Business Days (subject to the requirement in Section 4.1 that the Closing occur on the date that is the last Business Day of the calendar month, unless the Parties mutually agree otherwise in writing) after the repairs or replacement have been completed and the affected Assets have been restored to at least a substantially comparable performance in all material respects as compared to that prior to the Casualty Loss; provided, however, that in no event shall the Long Stop Date be deferred to a date than is later than September 1, 2023, or (ii) negotiate with the Purchaser Entities to reduce the Purchase Price by an amount agreed to by Sellers and the Purchaser Entities to reflect the cost to repair or replace the affected Asset(s) (the costs of taking such action, the “Repair Costs”), in which case the Closing Date and the Long Stop Date shall not be deferred unless there is a Repair Cost Dispute as provided for in Section 8.11(d).
(c)    Notwithstanding anything herein to the contrary, if Sellers and the Purchaser Entities agree (or if there is a Repair Costs Dispute, the Independent Engineer determines) that the repair or replacement in respect of a Casualty Loss required pursuant to this Section is reasonably estimated to be completed by a date (such date, the “Target Repair Date”) that is earlier than September 1, 2023, then if such Target Repair Date is later than the Long Stop Date, the Long Stop Date shall be automatically extended to the first day of the month immediately following the month of the Target Repair Date, and Sellers shall take all reasonable efforts to make such repairs prior to such Long Stop Date (as so extended).
(d)    If Sellers elect to proceed with Section 8.11(b)(ii) and Sellers and the Purchaser Entities agree on the Repair Costs within fifteen (15) days of the Purchaser Entities’ receipt of Sellers’ notice of the Casualty Loss (the “Repair Negotiation Period”), the Purchaser Entities shall be required to proceed to the Closing in accordance with the terms of this Agreement, but the Purchase Price shall be reduced by an amount equal to the Repair Costs so agreed. To the extent that the Repair Negotiation Period expires after the Closing Date proposed by the Parties or, as of such Closing Date, there exists a Repair Costs Dispute, the Closing Date and/or the Long Stop Date (to the extent applicable) shall, subject to Section 8.11(e), be deferred until at least two (2) Business Days (subject to the requirement in Section 4.1 that the Closing occur on the date that is the last Business Day of the calendar month, unless the Parties mutually agree otherwise in writing) after the expiration of the Repair Negotiation Period or the resolution of the Repair Costs Dispute, as applicable; provided, however, that in no event shall the Long Stop Date be deferred to a date than is later than September 1, 2023. Notwithstanding anything herein to the contrary, if Sellers and the Purchaser Entities mutually agree that a Total Loss has occurred, either

Sellers or the Purchaser Entities may elect, by giving written notice to the other of such election within five (5) Business Days of the expiration of the Repair Negotiation Period, to terminate this Agreement.
(e)    If Sellers and the Purchaser Entities do not agree on the Repair Costs within the Repair Negotiation Period (a “Repair Costs Dispute”), either Party may refer the matter for determination to an engineering firm of international repute and with the relevant industry experience in assessing such matters, as agreed by the Parties (acting reasonably) (the “Independent Engineer”) to evaluate the affected Assets. The Independent Engineer shall be instructed to issue a certificate specifying its written estimate of the Repair Costs and, solely where the Repair Costs Dispute arises from Section 8.11(b), a written estimate of the time in which repairs or replacement may reasonably be expected (the “Third Party Estimate”) within fifteen (15) days of its appointment.
(i)    Subject to clause (iii) below, if the Third Party Estimate is no more than five percent (5%) higher than the Repair Cost proposed by Sellers, the Parties shall accept the Sellers’ Repair Cost estimate as final and binding on all Parties.
(ii)    If the Third Party Estimate is above the limitation set forth in the preceding clause (i), and is equal to or less than $50,000,000, the Purchaser Entities’ obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Section 16.4 for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(iii)    If the Third Party Estimate is greater than $50,000,000, either Sellers or the Purchaser Entities may elect, by giving written notice to the other of such election within fifteen (15) days of receipt of the Third Party Estimate, to terminate this Agreement without further obligation under this Agreement (other than those sections which expressly survive termination, which shall continue in effect). If neither Party terminates, the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Section 16.4 for resolution after the Closing, with no reduction of the Purchase Price at Closing and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.
(f)    The foregoing shall not apply to any remediation efforts undertaken by Sellers in good faith in connection with the Specified Incident.
8.12    Amendment of Schedules. The Purchaser Entities agree that, with respect to the representations and warranties of Sellers contained in this Agreement, Sellers shall have the continuing right until three (3) Business Days prior to the Closing to add, supplement, or amend the Schedules to its representations and warranties with respect to any matter discovered, arising or occurring after the date hereof (a “Schedule Supplement”), which, if existing or of which Sellers had Knowledge at the date hereof or thereafter, would have been required to be set forth or described in such Schedules, which disclosure in any such Schedule Supplement shall be subject to the Schedule Supplement Conditions.
8.13    Transfer of Affiliate Contracts. Effective as of the Closing, Sellers shall cause their Affiliates to transfer those Contracts listed in Schedule 8.13 (“Affiliate Contracts”) to the Asset Purchaser.
8.14    Replacement Bonds. The Purchaser Entities acknowledge that none of the Financial Assurances posted by any Seller or any of its Affiliates with a Governmental Authority, co-owner, or a Third Party that relate to the Assets or the assets of EBC or YLHC (collectively, “Seller Support Obligations”), and in each case, are set forth on Schedule 5.20, will be transferred to the applicable Purchaser Entity, EBC, or YLHC. At or prior to the Closing, the Purchaser Entities, at the Purchaser Entities’ sole cost and expense, shall use reasonable efforts to deliver to Sellers evidence of the posting of replacements for all such Seller Support Obligations to the extent such replacements are necessary to permit the cancellation of the Seller Support Obligations posted by any Seller or its Affiliates and Sellers shall reasonably cooperate with the Purchaser Entities’ efforts in this respect; provided that, for any individual and material Seller Support Obligations that have not, notwithstanding the Purchaser Entities’ efforts, been released by the Closing Date, Sellers shall continue to maintain or cause the Person providing such Seller Support Obligation to continue to maintain such Seller Support Obligation until the earlier of (i) the provision by the Purchaser Entities of replacements that permit the cancellation of such Seller Support Obligation and (ii) December 31 in the calendar year in which the Closing occurs. Notwithstanding the foregoing, effective upon the Closing, the Purchaser Entities shall defend, indemnify, and hold harmless Seller Indemnified Parties from and against any and all Losses arising out of, attributable to, based upon, or related to the Purchaser Entities’ failure to both (x) replace Seller Support Obligations in accordance with this Section 8.14 and (y) upon expiration of the period in the previous sentence, have all Seller Support Obligations posted by any Seller or its Affiliates released.
8.15    Seller Disclosure Statement Waiver. To the maximum extent permitted by law and pursuant to the Revised Code of Washington, as amended (“RCW”) Section 64.06.010(7), for valuable independent consideration, the receipt and sufficiency of which are hereby acknowledged by the Purchaser Entities, the Purchaser Entities expressly waive their right to receive from EMC a completed Seller Disclosure Statement (the “Seller Disclosure Statement”) related to the property located in the State of Washington, as required to be provided by EMC pursuant to RCW Section 64.06.013. Notwithstanding the foregoing, the Purchaser Entities acknowledge (a) receipt of the completed “Environmental” section of the Seller Disclosure Statement related to the property located in the State of Washington, which is attached hereto as Schedule 8.15, and (b) that the disclosures therein are made by EMC only and not by any real estate licensee or other party. The Purchaser Entities expressly waive their right to rescind this Agreement for reasons related to the information disclosed on such section of such Seller Disclosure Statement. EMC and the Purchaser Entities hereby acknowledge and agree to the provisions of this Section 8.15.
8.16    Cooperation with Retained Litigation. In connection with any Retained Litigation, upon reasonable prior request of Sellers and to the extent not in violation with Applicable Law, each Purchaser Entity agrees to provide to Sellers and their Affiliates and their respective Representatives, during normal business hours at a mutually agreeable time, reasonable access to all Books and Records reasonably related to the Retained Litigation and to such Purchaser Entity’s or its Affiliates’ personnel that have provided services in connection with any of the Assets (whether before or after Closing) and that have actual knowledge of relevant facts related to the Retained Litigation to provide reasonable assistance and information, in each case, as may be reasonably required for Sellers to perform their indemnity obligations hereunder with respect to the Retained Litigation. Sellers shall promptly reimburse the Purchaser Entities within ten (10) Business Days of written request therefor for any documented out of pocket costs, attorneys’ fees, or other out of pocket expense incurred by such Purchaser Entities of any of their Affiliates from and after the Closing in connection with performing their respective obligations under this Section 8.16.
8.17    Purchaser Parent Guarantee. [***]

8.18    Exclusive Dealing. During the Interim Period, Sellers shall, and each shall cause each of their respective Representatives to, not discuss, or otherwise enter into any agreements or other arrangements regarding, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any material part of the Assets or the Equity Interests with any other Person or provide any information, other than Sellers’ Technical Information, to any Third Party other than information (a) necessary for the operation and maintenance of the Assets and the Equity Interests or (b) necessary for the transition of the Assets or the Equity Interests to the applicable Purchaser Entity. During the Interim Period, Sellers shall, and each shall cause their respective officers, directors, employees and Affiliates to, immediately cease and cause to be terminated any and all contacts, discussions and negotiations with Third Parties regarding the foregoing, except as set forth in the preceding sentence. Notwithstanding the foregoing, the provisions of this Section 8.18 shall not apply to or limit or impair any future discussions, plans, negotiations or agreements for the sale, merger or consolidation of EMC, EMOC or EMPC, and shall not prevent Sellers or their Representatives from responding to inquiries or claims from Third Parties with respect to the transactions contemplated hereby relating to the operation or maintenance of the Assets or Equity Interests or in connection with the transition of such Assets and Equity Interests, or from providing a negative response to any Third Party desiring to enter into discussions, negotiations or any agreement with respect to a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of the Assets or the Equity Interests.
8.19    Required Financial Statements and Financial Activities. The Parties agree to be bound by the Specified Financial Activities applicable to such Parties.
8.20    [Reserved].
8.21    Inventory. During the Interim Period, Sellers shall take the Inventory Actions.
8.22    RINs, Benzene and Sulphur Reporting and SRE.
(a)    Any emission credits for sulfur or benzene generated in respect of the Assets in the calendar year ending December 31, 2022 or earlier shall constitute Excluded Assets and any reporting and compliance obligations pursuant to Applicable Law associated with sulfur and benzene emission credits for the calendar year 2022 shall be completed by Sellers. Following the Closing, the applicable Purchaser Entity shall (i) assume responsibility for compliance obligations, monitoring, and reporting associated with sulfur and benzene emission credits in respect of the Assets, (ii) notify each applicable Governmental Authority of the change in ownership of the Assets and provide such appropriate documentation as require by Applicable Law to establish such ownership transfer and (iii) be responsible for obtaining any required approvals of any Governmental Authority related to sulfur and benzene emission credits and shall take any and all steps necessary to gain such approvals. Sellers shall reasonably cooperate in any effort by the Purchaser Entities in connection with such notifications and approvals. For the avoidance of doubt, the Purchaser Entities shall be responsible for reporting for the entire calendar year in which Closing occurs.
(b)    No later than seven (7) days prior to the Closing Date, Sellers shall deliver to the Purchaser Entities an estimated calculation of benzene and sulfur credits / debits in respect of the Assets that will be generated prior to the Closing Date. The Parties agree that (i) benzene credits / debits shall equal the product of the (x) projected year-to-date gasoline volume produced multiplied by (y) difference between the actual volume averaged benzene concentration and the specification of zero point six two (0.62) vol%, including any qualifying ethanol blending allowed by Applicable Law and (ii) sulfur credits / debits shall equal the product of the (A) projected year-to-date gasoline volume produced multiplied by (B) difference between the actual weight averaged sulfur concentration and the specification of ten (10) wppm, including any qualifying ethanol blending allowed by Applicable Law. If a benzene or sulfur debit in respect of the Assets exists as of the Closing Date, Sellers shall promptly provide true-up credits to the applicable Purchaser Entity equal to such debit volume, prior to the obligation being due for the reporting year in which the Closing occurs. If a benzene or sulfur credit exists in respect of the Assets as of the Closing Date, the applicable Purchaser Entity shall promptly sell true-up credits to Sellers equal to such credit volume for zero U.S. Dollars ($0). No later than sixty (60) days following the Effective Time, Sellers shall provide the Purchaser Entities with a final calculation of benzene and sulfur credits / debits that were generated in respect of the Assets prior to the Closing Date. Any difference in debits or credits between the estimate and the final value shall be settled using the same process as set forth in this Section 8.22(b).
(c)    Sellers shall be responsible for RFS compliance and reporting obligations in respect of the Assets prior to the Closing. The Asset Purchaser shall be responsible for the RFS compliance and reporting obligations incurred in respect of the Assets starting at Closing and including the Closing Date. For the avoidance of doubt, Sellers shall be responsible for RFS compliance and reporting obligations associated with pre-Closing compliance years, including those that have post-Closing compliance deadlines (i.e., the 2022 or 2023 compliance years). Subject to Applicable Law and any orders or direction from applicable Governmental Authorities, in case each of Sellers, on the one hand, and the Purchaser Entities, on the other hand, cannot report and comply with their RFS compliance completely independently for their portion of the year in which the Closing occurs, Sellers shall provide the Purchaser Entities with (i) a final statement of RFS compliance obligations incurred in respect of the Assets prior to the Closing no later than sixty (60) days prior to the compliance deadline in respect of calendar year 2023 and (ii) all RINs required to meet the applicable RFS compliance and reporting obligations in respect of the Assets for the period of Sellers’ ownership in respect of calendar year 2023.
(d)    Any Small Refinery Exemption (“SRE”) granted in respect of the Refinery for any full-year prior to Closing and that is approved after Closing will be for the Sellers’ benefit. Sellers shall provide to the Purchaser Entities relevant reporting information to support an SRE application in respect of the Refinery by the applicable Purchaser Entity for the compliance year in which Closing occurs. If a Purchaser Entity submits and receives an SRE in respect of the Refinery for the compliance year in which Closing occurs, such Purchaser Entity shall return RINs credits to Sellers proportionate to the obligation generated by Sellers. For the avoidance of doubt, the credits returned to Sellers shall be assigned based on the percentage of production by each Party during the relevant year).
(e)    For the avoidance of doubt, if any other regulatory credit deficit exists for calendar year 2023 compliance in respect of the Assets at the Closing Date, Sellers shall promptly provide true-up credits to the Asset Purchaser equal to such deficit amount no later than sixty (60) days following the Closing Date.
8.23    Shipment History. During the Interim Period, Sellers shall, or shall cause their Affiliates to, use commercially reasonable efforts to obtain written consent from each carrier of a pipeline set forth on Schedule 2.1(a)(ix) on which Sellers or Sellers’ Affiliates have Shipment History in respect of the Assets to transfer such Shipment History to the applicable Purchaser Entity or such Purchaser Entity’s designee in accordance with Section 2.1(a)(ix). If Sellers are unable to obtain, or cause to be obtained, such consent prior to the Closing, then as promptly as practicable following the Closing, Sellers shall use their commercially reasonable efforts to obtain, or cause to be obtained, such consent and the Purchaser Entities shall reasonably cooperate with Sellers to obtain such consent.
8.24    TSAs. During the Interim Period, subject to Applicable Law, Sellers shall take the TSA Actions.

8.25    Electronic Data Room. On or promptly following the date hereof, Sellers shall deliver, or cause to be delivered, to the Purchaser Entities, an electronic copy of the Data Room as of the Data Room Posting Deadline containing all of the documents and information made available by Sellers to the Purchaser Entities therein as of such date. At or promptly following Closing, Sellers shall deliver, or cause to be delivered, to the

Purchaser Entities an electronic copy of the Data Room as of ten (10) days prior to the Closing Date containing all of the documents and information made available by Sellers to the Purchaser Entities therein as of such date.

ARTICLE 9
CONDITIONS TO CLOSING
9.1    Conditions Precedent to Obligations of the Purchaser Entities. The obligation of the Purchaser Entities to consummate the transactions contemplated by this Agreement is subject to the satisfaction or the waiver by the Purchaser Entities, on or prior to the Closing, of the following conditions:
(a)    (i) each of the Seller Fundamental Representations shall be true and correct in all respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than those representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) each of the representations and warranties of Sellers set forth in Article 5 (other than the Seller Fundamental Representations) shall be true and correct on the date hereof and on and as of the Closing Date, with the same force and without giving effect to any qualifiers as to materiality, including a Material Adverse Effect, as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except, in the case of this clause (ii), for those breaches, if any, of such representations and warranties that, in the aggregate, would not have a Material Adverse Effect;
(b)    Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date;
(c)    no Applicable Law shall have been in effect, enacted, entered, promulgated, or enforced, and no timing agreement with a Governmental Authority shall be in force or applicable, which temporarily, preliminarily, or permanently prohibits, prevents, enjoins, or makes illegal the consummation of the transactions contemplated by this Agreement;
(d)    no suit, action or other proceeding by any Third Party shall be pending by or before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;
(e)    if applicable, (i) all waiting periods (and extensions thereof but not including an indication or notification from a Governmental Authority that an investigation remains open or ongoing after expiration of the waiting period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired, (ii) notice of early termination of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have been received or (iii) a consent order shall have been issued for public comment or pursuant to the Tunney Act (in form and substance satisfactory to the Purchaser Entities) by or from the applicable Governmental Authorities and (i) or (ii) of this paragraph shall have been satisfied;
(f)    Sellers shall have executed and delivered to the Purchaser Entities an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit F, certifying that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(h) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by the Purchaser Entities;
(g)    since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing [***] as of the Closing Date;

(h)    the Refinery shall be operating at the Specified Operating Standard for a period of at least seven (7) consecutive days during the fourteen-(14) day period prior to the Closing Date; provided, however, that if such condition is not satisfied by the Long Stop Date, then the Long Stop Date shall be extended by a Calendar Month to no later than September 1, 2023;
(i)    Sellers shall have delivered the audited Required Carve-Out Financial Statements in accordance with the requirements set forth in Section 8.19; provided, however, that if such condition is not satisfied by the Long Stop Date, then the Long Stop Date shall be extended by a Calendar Month to no later than September 1, 2023; and
(j)    Sellers shall have delivered (or be ready, willing, and able to deliver at the Closing) to the Purchaser Entities the documents required to be delivered by Sellers at the Closing.
9.2    Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or the waiver by Sellers, on or prior to the Closing, of the following conditions:
(a)    each of the representations and warranties of the Purchaser Entities set forth in Article 6 shall be true and correct in all respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than those representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);
(b)    the Purchaser Entities shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by or complied with by such Purchaser Entities on or prior to the Closing Date;
(c)    no Applicable Law shall have been enacted, entered, promulgated, or enforced, and no timing agreement with a Governmental Authority shall be in force or applicable, which temporarily, preliminarily, or permanently prohibits, prevents, enjoins, or makes illegal the consummation of the transactions contemplated by this Agreement;
(d)    no suit, action or other proceeding by any Third Party shall be pending by or before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement;
(e)    if applicable, (i) all waiting periods (and extensions thereof but not including an indication or notification from a Governmental Authority that an investigation remains open or ongoing after expiration of the waiting period) under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have expired, (ii) notice of early termination of the waiting period under the HSR Act applicable to the consummation of the transactions contemplated by this Agreement shall have been received or (iii) a consent order shall have been issued for public comment or pursuant to the Tunney Act (in form and substance satisfactory to Sellers) by or from the applicable Governmental Authorities and (i) or (ii) of this paragraph shall have been satisfied;
(f)    The Purchaser Entities shall have executed and delivered to Sellers an officer’s certificate, dated as of the Closing Date and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers; and

(g)    Each Purchaser Entity shall have delivered (or be ready, willing, and able to deliver at the Closing) to Sellers the documents and other items required to be delivered by such Purchaser Entity at the Closing.
9.3    Sellers’ Conditions Not Fulfilled. If Sellers shall have breached any representation, warranty, covenant, or agreement herein, such that such breach (i) would give rise to a failure of Sellers to fulfill the conditions in Section 9.1(a) or Section 9.1(b), and (ii) cannot be cured or, if curable, has not been cured by the earlier of (A) thirty (30) days after written notice thereof is given by the Purchaser Entities (but subject to extension for the period of time in which Sellers are working, in good faith, to cure any such breach to the extent not cured within such thirty (30) day period), and (B) the Long Stop Date, then the Purchaser Entities, in their sole discretion, may either:
(a)    terminate this Agreement by written notice to Sellers pursuant to Section 9.5(b); or
(b)    waive compliance with any such condition, without prejudice to its right of termination in the event of non-fulfillment of any other condition.
The Purchaser Entities may not rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the Purchaser Entities’ failure to act in good faith or to or comply with any provision of this Agreement.
9.4    Purchaser Entities Conditions Not Fulfilled. If a Purchaser Entity shall have breached any representation, warranty, covenant, or agreement, such that it (i) would give rise to a failure of such Purchaser Entity to fulfill the conditions in Section 9.2(a) or Section 9.2(b), and (ii) cannot be cured or, if curable, has not been cured by the earlier of (A) thirty (30) days after written notice thereof is given by Sellers (but subject to extension for the period of time in which such Purchaser Entity is working, in good faith, to cure any such breach to the extent not cured within such thirty (30) day period), and (B) the Long Stop Date, then Sellers, in their sole discretion, may either:
(a)    terminate this Agreement by written notice to the Purchaser Entities pursuant to Section 9.5(c); or
(b)    waive compliance with any such condition, without prejudice to its right of termination in the event of non-fulfillment of any other condition.
Sellers may not rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by Sellers’ failure to act in good faith or to or comply with any provision of this Agreement.

9.5    Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:
(a)    by mutual written agreement of the Parties;
(b)    by delivery of written notice from the Purchaser Entities to Sellers (i) as permitted pursuant to Section 9.3, or (ii) if any of the conditions set forth in Section 9.1 (other than the conditions set forth in Section 9.1(c), Section 9.1(d) or Section 9.1(e)) cannot be satisfied, or if capable of being satisfied, have not been satisfied by Sellers (or waived by the Purchaser Entities) by the Long Stop Date;
(c)    by delivery of written notice from Sellers to the Purchaser Entities (i) as permitted pursuant to Section 9.4, or (ii) if any of the conditions set forth in Section 9.2 (other than the conditions set forth in Section 9.2(c), Section 9.2(d) or Section 9.2(e)) cannot be satisfied, or if capable of being satisfied, has not been satisfied by the Purchaser Entities (or waived by Sellers) by the Long Stop Date;
(d)    by a Party delivering written notice to the other Parties, if any of the conditions set forth in Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.2(c), Section 9.2(d) or Section 9.2(e) cannot be satisfied, or if capable of being satisfied, have not been satisfied or waived by the applicable Party on or before the Long Stop Date;
(e)    by a Party delivering written notice to the other Parties pursuant to Section 8.11(d) or Section 8.11(e); or
(f)    by delivery of a written notice from Sellers to the Purchaser Entities if (i) all of the conditions contained in Section 9.1 and Section 9.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing, provided that such conditions are capable of being satisfied as of the date of Sellers’ notice) have been satisfied (or waived by the applicable Party), (ii) Sellers confirm to the Purchaser Entities in writing that Sellers are ready, willing and able to perform their obligations under Article 4, and (iii) the Purchaser Entities do not have the funds to pay the Purchase Price (as adjusted pursuant hereto), in which case Sellers shall be entitled to the remedies set forth in Section 9.6(b);
(g)    by delivery of a written notice from the Purchaser Entities to the Sellers if (i) all of the conditions contained in Section 9.1 and Section 9.2 (excluding the condition in Section 9.1(i) and such other conditions that, by their terms, cannot be satisfied until the Closing, provided that such conditions are capable of being satisfied as of the date of the Purchaser Entities’ notice) have been satisfied (or waived by the applicable Party), (ii) the Purchaser Entities confirm to Sellers in writing that Purchaser Entities are ready, willing and able to perform their obligations under Article 4, and (iii) Sellers have not satisfied the condition in Section 9.1(i), in which case the Purchaser Entities shall be entitled to the remedies set forth in Section 9.6(c);
provided, however, that, no Party shall have the right to terminate this Agreement pursuant to (x) clause (f) or (g) above prior to the applicable Long Stop Date, (y) clause (b) or (c) above, if such Party is also in breach of any representation, warranty, covenant or other obligation contained in this Agreement, which would give the other Party the right to terminate pursuant to Section 9.4 (in the case of Sellers) or Section 9.3 (in the case of the Purchaser Entities), or (z) clause (d), above, if such Party’s failure to perform a material covenant or obligation under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the applicable condition to be satisfied.
9.6    Effect of Termination; Remedies.
(a)    If this Agreement is terminated pursuant to any provision of Section 9.5, then, except as provided in this Section 9.6 and except for the provisions of Section 8.3, Section 9.5, this Section 9.6, Section 10.10, Section 10.11, Section 12.1, Section 12.2 and Article 16, this Agreement shall forthwith become void and of no further force or effect and the Parties shall have no Liability or obligation hereunder.
(b)    If Sellers have the right to terminate this Agreement pursuant to Section 9.5(c) or Section 9.5(f) because of (i) the Willful Breach by a Purchaser Entity of this Agreement, or (ii) the failure of the Purchaser Entities to close the transactions contemplated by this Agreement in the instance where, as of the Long Stop Date, (A) all of the conditions contained in Section 9.1 (excluding conditions that, by their terms, cannot be satisfied until the Closing, provided that such conditions are capable of being satisfied as of the date of Sellers’ notice) have been satisfied (or waived by the Purchaser Entities), (B) Sellers confirm to the Purchaser Entities in writing that Sellers are ready, willing, and able to perform their obligations under Section 4.2, and (C) the Purchaser Entities nevertheless elect not to close the transactions contemplated by this Agreement, then, in either such event, Sellers shall be entitled to (x) terminate this Agreement and receive the applicable Termination Amount or (y) seek the specific performance by the Purchaser Entities hereunder, provided that if Sellers have the right to terminate this Agreement pursuant to Section 9.5(c) or Section 9.5(f) solely due to the fact that the Working Capital Financing has not been funded or will not be funded at Closing for any reason, Sellers shall not be entitled to seek such specific performance and instead shall be entitled to terminate this Agreement and receive the applicable Termination Amount. The remedies in the preceding sentence shall be the sole and exclusive remedies of Sellers with respect to the Purchaser Entities’ failure to close the transactions contemplated by this Agreement as contemplated by this Section 9.6(b)..
(c)    If the Purchaser Entities have the right to terminate this Agreement pursuant to Section 9.5(b) or Section 9.5(g) because of (i) the Willful Breach by Sellers of this Agreement, or (ii) the failure of Sellers to close the transactions contemplated by this Agreement in the instance where, as of the Long Stop Date, (A) all of the conditions contained in Section 9.2 (excluding conditions that, by their terms, cannot be satisfied until the Closing; provided that such conditions are capable of being satisfied as of the date of the Purchaser Entities’ notice) have been satisfied (or waived by Sellers), (B) the Purchaser Entities confirm to Sellers in writing that the Purchaser Entities are ready, willing, and able to perform their obligations under Section 4.3, and (C) Sellers nevertheless elect not to close the transactions contemplated by this Agreement, then, in either such event, the Purchaser Entities shall be entitled to (x) terminate this Agreement, receive the return of the Deposit Amount, free and clear of any claims thereon by Sellers, and receive the applicable Termination Amount or (y) seek the specific performance by the Sellers hereunder; provided that if the Purchaser Entities have the right to terminate this Agreement pursuant to Section 9.5(b) or Section 9.5(g) solely due to the fact that the condition set forth in Section 9.1(i) shall not be satisfied at Closing for any reason, the Purchaser Entities shall not be entitled to seek such specific performance and instead shall be entitled to terminate this Agreement, receive the return of the Deposit Amount, free and clear of any claims thereon by Sellers, and receive the applicable Termination Amount. The remedies provided in the preceding sentence shall be the sole and exclusive remedies of the Purchaser Entities with respect to Sellers’ failure to close the transactions contemplated by this Agreement as contemplated by this Section 9.6(c). If the Purchaser Entities are entitled to the return of the Deposit Amount pursuant to this Section 9.6(c), EMC shall return the Deposit Amount to the Purchaser Entities within five (5) Business Days of the date this Agreement is terminated.
(d)    If this Agreement is terminated by any Party pursuant to Section 9.5(d) as a result of the failure of the condition in Section 9.1(e) or Section 9.2(e) to be satisfied on or before the Long Stop Date, then the Purchaser Entities shall be entitled to the return of the Specified Percentage of the Deposit Amount, and Sellers shall be entitled to the applicable Termination Amount, which shall be the sole and exclusive remedies of Sellers with respect to the Purchaser Entities’ failure to close the transactions contemplated by this Agreement as contemplated by this Section 9.6(d).. If the Purchaser Entities are entitled to the return of the Specified Percentage the Deposit Amount pursuant to this Section 9.6(d), EMC shall return the Specified Percentage of the Deposit Amount to the Purchaser Entities within five (5) Business Days of the date this Agreement is terminated.
(e)    Other than Sellers’ rights under the Confidentiality Agreement and any other confidentiality agreement between Sellers and/or any of their Affiliates, on the one hand, and the Purchaser Entities /or their Affiliates, on the other hand, if this Agreement is terminated for any reason, other than as set forth in Section 9.6(b), Section 9.6(c) or Section 9.6(d), then none of the Parties shall have any Liability or obligation hereunder as a result of such termination and EMC shall, within five (5) Business Days of the date this Agreement is terminated, return to the Purchaser Entities, in immediately available funds, the Deposit Amount free and clear of any claims thereon by Sellers.

(f)    Subject to the foregoing, other than Sellers’ rights under the Confidentiality Agreement and any other confidentiality agreement between Sellers and/or any of their Affiliates, on the one hand, and the Purchaser Entities and/or their Affiliates, on the other hand, upon the termination of this Agreement, no Party shall have any other Liability or obligation hereunder, and, following any termination of this Agreement, Sellers shall be free to all the rights and benefits associated with the ownership of the Assets and the Equity Interests, including the right to sell the Assets and the Equity Interests at Sellers’ discretion, without any claim by the Purchaser Entities with respect thereto.
(g)    After termination of this Agreement, each Purchaser Entity and its Representatives shall immediately cease using any Confidential Information and Sellers’ Technical Information and promptly return to Sellers all Confidential Information and Sellers’ Technical Information delivered to such Purchaser Entity or its Representatives by Sellers or their Representatives, and destroy, or cause the destruction of, all copies and reproductions (both written and electronic) in such Purchaser Entity’s or its Representatives’ possession. Notwithstanding anything to the contrary in this Section 9.6(g), the Purchaser Entities may retain one copy of such information in its secure files for the sole purpose of administering their obligations under this Agreement and the Purchaser Entities shall not be required to purge or cause others to purge electronic archival media automatically generated by backup computer systems if such media will be destroyed pursuant to a systematic records retention process and not otherwise utilized, in each case, subject to the terms of the Confidentiality Agreement and the Clean Team Agreement.
ARTICLE 10
INDEMNIFICATION
10.1    Purchaser Entities’ Indemnity. Effective upon the Closing, the Purchaser Entities shall defend, indemnify, and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of, attributable to, based upon, or related to:
(a)    any breach of any representation or warranty made by any Purchaser Entity in Article 6, or any certificate delivered by the Purchaser Entities pursuant to Section 9.2;
(b)    any breach of any covenant or agreement of any Purchaser Entity contained in this Agreement; or
(c)    any of the Assumed Liabilities.
10.2    Sellers’ Indemnity. Effective upon the Closing, Sellers shall jointly and severally defend, indemnify, and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising out of, attributable to, based upon, or related to:
(a)    any breach of any representation or warranty made by Sellers in Article 5, or in any certificate delivered by Sellers pursuant to Section 9.1;
(b)    any breach of any covenant or agreement of Sellers contained in this Agreement;
(c)    any of the Excluded Liabilities; or
(d)    the AECOM Lien.
10.3    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, AND RELEASE PROVISIONS AND THE ASSUMPTION OF THE ASSUMED LIABILITIES PROVISIONS AND THE RETENTION OF THE EXCLUDED LIABILITIES PROVISIONS (IN EACH CASE)

PROVIDED FOR IN THIS AGREEMENT (INCLUDING THE LAST SENTENCE OF SECTION 8.2(a)) SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES, AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT, OR VIOLATION OF APPLICABLE LAW OF OR BY ANY INDEMNIFIED PARTY. PURCHASER ENTITIES AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
10.4    Limitation on Liability; Determination of Losses.
(a)    Sellers shall not have any liability or obligation for any indemnification under Section 10.2(a) (other than in connection with Losses with respect to the breach of any of the Seller Fundamental Representations and the corresponding representations and warranties set forth in any certificate delivered by Sellers at the Closing pursuant to Section 9.1) for any Losses until the aggregate amount of such Losses for which Claim Notices are validly delivered by the Purchaser Entities exceeds the Deductible Amount, in which case the Purchaser Entities shall be entitled to recover Losses only in excess of the Deductible Amount; provided that Sellers shall not have any liability or obligation for any individual Loss or series of directly related Losses unless the amount of such Loss or series of directly related Losses exceeds the Individual Indemnity Threshold.
(b)    [***]
(c)    [***]
(d)    Any indemnifiable Losses under this Agreement shall be determined without duplication of recovery due to facts giving rise to such Loss constitutes a breach of more than one representation, warranty, covenant or agreement or resulting from any other indemnifiable matter hereunder; provided that any Indemnified Party entitled to be indemnified for Losses under this Agreement may choose the remedy available for recovery under this Agreement providing for the greater recovery for such Indemnified Party, except that any claim for indemnification pursuant to Section 8.2(a), Section 8.14, Section 8.19, Section 12.3, Section 15.4 and Sections 1.1(b) and 1.9 of Schedule 11.1 shall be made solely pursuant to such section and not pursuant to this Article 10.
(e)    Each Indemnified Party shall use commercially reasonable efforts to mitigate all Losses for which such Indemnified Party is or may be entitled to indemnification hereunder upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Loss for which it would have a right to seek indemnification hereunder; provided, however, that such Indemnified Party shall not be required to commence or participate in any litigation or offer or grant any accommodation (material or otherwise) to any Third Parties; provided, further that (i) all out-of-pocket costs and expenses incurred in connection with such efforts to mitigate and the deductible for any insurance policies that cover Losses shall, in each case, constitute Losses subject to indemnification hereunder and (ii) for the avoidance of doubt, absent bad faith, a failure to mitigate successfully on the part of an Indemnified Party shall not relieve any Indemnifying Party of its obligations hereunder.

(f)    [***]
10.5    Exclusive Remedy.
(a)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to (i) any Non-Arbitrable Dispute and (ii) the rights of the Parties and their Affiliates under the Transaction Documents (other than this Agreement and the certificates delivered at the Closing by the Parties), where, in each case, Sellers or the Purchaser Entities, as applicable, shall have all remedies at law or in equity, if the Closing occurs, Section 8.2(a), Section 8.14, Section 8.19, Section 10.1, Section 10.2, Section 12.3, Section 15.4 and Sections 1.1(b) and 1.9 of Schedule 11.1 (such Sections, collectively, the “Indemnities”) contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets and the Equity Interests, including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement.
(b)    Except with respect to (i) any Non-Arbitrable Dispute, (ii) the obligations and remedies set forth in the Indemnities (as applicable) and (iii) the rights of the Parties and their Affiliates under the Transaction Documents (other than this Agreement and the certificates delivered at the Closing by the Parties), effective as of the Closing, each Party, on its own behalf and on behalf of its Affiliates, hereby releases, remises, and forever discharges each other Party and its Affiliates and all such Parties’ equity holders, partners, members, directors, officers, employees, and Representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, costs, Losses, interest, or causes of action whatsoever, at law or in equity, known or unknown, which such Party or its Affiliates might now or subsequently may have, based on, relating to, or arising out of, the ownership, use, or operation or maintenance of any of the Assets or the ownership of EBC or YLHC (including in respect of the YELP Interests or the YPLC Interests), or the condition, quality, status, or nature of any of the Assets, the YELP Assets, or the YPLC Assets, in each case, to the extent not expressly provided for in this Agreement, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, breaches of statutory or implied warranties, nuisance, or other tort actions, rights to punitive damages, and common law rights of contribution.
10.6    Indemnification Procedures. All claims for indemnification under the Indemnities shall be asserted and resolved as set forth below.
(a)    The term “Indemnifying Party” when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses pursuant to the Indemnities, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to the Indemnities.
(b)    To make a claim for indemnification under the Indemnities, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.6, including the specific details of and specific basis under this Agreement for its claim, including the amount or the estimated amount thereof to the extent then-feasible (which estimate shall not be conclusive of the final amount of any such Loss) (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice as promptly as practicable after the Indemnified Party has actual knowledge of such Third Party Claim and shall enclose a copy of all papers (if any) served with respect to such Third Party Claim; provided that, the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.6 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement, except to the extent (and then only to the extent) such failure materially prejudices the Indemnifying Party’s ability to defend against such Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether or not it desires to defend and control, at its sole cost and expense, the Indemnified Party against all elements of such Third Party Claim under this Article 10; provided that if the Indemnifying Party assumes control of such defense, the Indemnifying Party shall first acknowledge in writing (and without qualification) its indemnification obligations with respect to such Third Party Claim, subject to the limitations and other provisions of this Article 10; provided, further, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim if (i) the Indemnified Party reasonably determines in good faith that the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal matters, (ii) the Third Party Claim seeks, or is reasonably likely to seek, an injunction or other equitable relief as the primary source of recovery against the Indemnified Party, (iii) the Third Party Claim involves a material customer or a material supplier with respect to the Acquired Business; or (iv) the Third Party Claim is one in which an adverse judgment would be reasonably be expected to, in the reasonable good faith judgment of the Indemnified Party, materially and adversely affect the Indemnified Party’s business. The Indemnified Party is authorized, prior to and during such thirty (30)-day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party, in each case, at the sole cost and expense of the Indemnified Party.
(d)    If the Indemnifying Party assumes the defense of any Third Party Claim in accordance with in Section 10.6(c), it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, unless the compromise or settlement includes the payment of any amount by, the performance of any obligation by, or the limitation of any right or benefit of, the Indemnified Party, in which event, such settlement or compromise shall not be effective, without the consent of the Indemnified Party, which shall not be unreasonably conditioned, withheld, or delayed. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate in contesting any Third Party Claim, which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.6, at the Indemnified Party’s sole cost and expense. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto, which does not include an irrevocable and unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim, or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party (i) elects not to assume the defense of the Third Party Claim in accordance with Section 10.6(c) (or fails to provide timely notice of its election to assume the defense of such Third Party Claim) or (ii) assumes the defense of any Third Party Claim in accordance with in Section 10.6(c) but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against such Third Party Claim, at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of such Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party elects not to assume the defense of the Third Party Claim in accordance with Section 10.6(c) (or fails to provide timely notice of its election to assume the defense of such Third Party Claim), the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, for ten (10) days following receipt of such notice, to (i) admit in writing its Liability for such Third Party Claim, and (ii) if such Liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
(f)    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its Liability for such Losses, or (iii) dispute the claim for all or any portion such Losses. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged in the Claim Notice, and whether and to what extent any amount is payable in respect of such claims, and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by providing such reasonable information and reasonable assistance as the Indemnifying Party or any of its professional advisors may reasonable request; provided that no Indemnified Party shall be required to disclose any information to the Indemnifying Party or its professional advisors if such disclosure would, in such Indemnified Party’s reasonable discretion (x) jeopardize any attorney-client or similar privilege or (y) contravene any Applicable Law. If the Indemnifying Party does not cure such Losses or notify the Indemnified Party within such thirty (30)-day period, then the Indemnifying Party shall be deemed to be disputing the claim for such Losses.
10.7    Survival. [***]
10.8    Set-off. [***]
10.9    Waiver of Right to Rescission. [***]

10.10    Insurance. [***]
10.11    Special, Speculative, Punitive, Exemplary, Indirect and Consequential Damages. [***]
10.12    Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.
ARTICLE 11
EMPLOYEES AND EMPLOYEE BENEFITS
11.1    Employees. Each Party shall comply with the employment and benefit obligations applicable to such Party set forth in Schedule 11.1.
11.2    Non-Solicitation; No Hire.
(a)    Each Seller undertakes that, prior to the first anniversary of the Closing Date, neither it nor any of its United States wholly-owned subsidiaries shall, hire, retain, or attempt to hire orretain, the Transferring Employees set forth in Schedule 11.2.

(b)    Other than with respect to any Transferring Employee, the applicable Purchaser Entity undertakes that, prior to the first anniversary of the Closing Date, neither it, nor any of its Affiliates shall, hire, retain, or attempt to hire or retain, any then current employee of any Seller or its Affiliates with whom such Purchaser Entity had material dealings in connection with the transactions contemplated by this Agreement; provided that, this shall not preclude such Purchaser Entity or its Affiliates from soliciting for employment or hiring any such employee, who (i) responds to a general solicitation through a public medium or general or mass mailing by, or on behalf of, such Purchaser Entity or its Affiliates (including general communications to all the Transferring Employees as part of the transition process) that is not targeted at employees of any Seller or its Affiliates, or (ii) contacts such Purchaser Entity or its Affiliates directly on such individual’s own initiative.
ARTICLE 12
INSURANCE
12.1    ExxonMobil Policies. Each Purchaser Entity acknowledges that EMC maintains a worldwide program of property and liability insurance coverage for itself and its Affiliates, including the other Sellers, which consists principally of the following types of policies (collectively, the “ExxonMobil Policies”):
(a)    policies issued to EMC or its predecessors;
(b)    policies issued directly to Affiliates of EMC by ExxonMobil’s Captive Insurer;
(c)    policies issued to Affiliates of EMC by locally admitted insurers, which are reinsured by ExxonMobil’s Captive Insurer;
(d)    policies issued to Affiliates of EMC by locally admitted insurers, which are self-insured by way of retrospective premiums paid by the relevant Affiliate; and
(e)    policies issued in connection with joint ventures, limited liability companies, corporations, production sharing agreements/Contracts, or similar business structures for Affiliates of EMC’s interest therein, which are insured or reinsured by ExxonMobil’s Captive Insurer.
12.2    Claims under ExxonMobil Policies. Each Purchaser Entity acknowledges and agrees that, from and after the Closing:
(a)    no insurance coverage shall be provided under the ExxonMobil Policies to such Purchaser Entity or its Affiliates;
(b)    any and all policies insured or reinsured by ExxonMobil’s Captive Insurer, which, but for this provision, would have insured the Assets, EBC, or YLHC, shall be deemed terminated, commuted, and cancelled ab initio;
(c)    no claims regarding any matter whatsoever, whether or not arising from events occurring prior to the Closing Date, shall be made by such Purchaser Entity or its Affiliates against, or with respect to, any of the ExxonMobil Policies, regardless of their date of issuance; and
(d)    such Purchaser Entity shall bear full responsibility for replacing any ExxonMobil Policies and for all Liability for any portion of any ExxonMobil Policies that it fails to replace.
12.3    Purchaser Entity Indemnity. The Purchaser Entities shall defend, indemnify, and hold harmless Seller Indemnified Parties from and against any and all Losses arising out of, attributable to, based upon, or related to any claim made in respect of events occurring on or after the Closing Date against any of the

ExxonMobil Policies relating to the Assets, EBC, or YLHC by (a) the Purchaser Entities, (b) their Affiliates, or (c) any other Person claiming any right to coverage on behalf of any Purchaser Entity or its Affiliates or claiming to be subrogated to such Purchaser Entity’s or its Affiliates’ rights under such ExxonMobil Policies. Such indemnity shall include any claim by an insurer for reinsurance, retrospective premium payments, or prospective premium increases attributable to any such claim.
12.4    Payment of Retrospective Premiums. Each Purchaser Entity acknowledges and agrees that Sellers shall, on or before the Closing Date, pay all outstanding retrospective premiums to local insurers in respect of any ExxonMobil Policies related to the Assets, EBC, or YLHC.
ARTICLE 13
TECHNOLOGY
13.1    Transfer of IT Systems Information. Sellers and the Purchaser Entities have agreed on the steps necessary to transfer the IT Systems and the System Information to the applicable Purchaser Entities in accordance with the IT Systems Transition Plan and Schedule 13.1. Prior to the Closing, Sellers and the Purchaser Entities shall achieve material completion of their respective obligations set forth in the IT Systems Transition Plan and Schedule 13.1, and such completion by Sellers and the Purchaser Entities shall be deemed to be a material obligation of each such Party hereunder.
13.2    Transition Costs. Sellers and the Purchaser Entities acknowledge and agree that, to the extent any systems transitions costs are incurred in connection with the IT Systems Transition Plan, such costs shall be allocated to the Parties on the basis set forth in the IT Systems Transition Plan and Schedule 13.1.
13.3    No Transfer of Intellectual Property Rights. Neither this Agreement nor the consummation of the transactions contemplated hereby shall operate to transfer any Intellectual Property. The Purchaser Entities acknowledge and agree that the only rights such Purchaser Entities shall have to use any Intellectual Property of any Seller or its Affiliates, from and after the Closing Date, are as set forth in the Technology Agreements and the Brand Fee Agreement. The applicable Purchaser Entity or Purchaser Entities shall be bound by the limitations set forth in the Technology Agreements and the Brand Fee Agreement, and neither this Agreement nor the consummation of the transactions contemplated hereby shall be interpreted to expand or limit any of those rights. For the avoidance of doubt, any Intellectual Property of any Seller or its Affiliates created prior to the Closing Date that is not specifically included in the Technology Agreements or the Brand Fee Agreement shall be deemed to be excluded from the scope of the transactions contemplated by this Agreement, and, where held by EBC or YLHC, shall be transferred, or shall otherwise be deemed to have been transferred, to a Seller or its Affiliate prior to the Closing Date and excluded from use by the applicable Purchaser Entity or Purchaser Entities. The Technical Assistance Agreement shall set forth the fees payable by the applicable Purchaser Entity or Purchaser Entities to the applicable Seller in consideration of the use of any additional technology of such Seller outside the scope of the Refining Technology Agreement.
13.4    No Obligation to Maintain Intellectual Property Rights. Neither this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an obligation of any Seller or its Affiliates to obtain or maintain any Intellectual Property.
13.5    No Representations or Warranties. Except as set forth in Section 5.25(c), neither Sellers nor any of their Affiliates make any representation or warranty, express, implied, or statutory, in this Agreement, with respect to its Intellectual Property, or the Intellectual Property of others, or as to the freedom of the Purchaser Entities to use or operate under any other Person’s Intellectual Property.
13.6    Purchaser Entities’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser Entities shall be solely responsible for obtaining any consents, assignments of rights, or licenses with respect to any Intellectual Property of a Third Party (including process and software licenses) used in the operation or maintenance of the Assets or the assets of EBC or YLHC; provided that, Sellers shall use commercially reasonable efforts to assist the Purchaser Entities in obtaining such consents, rights, or licenses in the event such consents, rights, or licenses are not transferable without the applicable licensor’s consent.
ARTICLE 14
TAX MATTERS

14.1    Tax Responsibility.
(a)    Sellers shall retain responsibility for, and shall bear and pay, all Seller Taxes. All Asset Taxes arising from or with respect to the Assets on or after the Effective Time and all Taxes arising from or with respect to EBC and YLHC (including, without limitation, with respect to their respective assets or operations) on or after the Effective Time shall be allocated to and borne by the Purchaser Entities. For purposes of determining such allocation of Taxes (for the avoidance of doubt, including both Asset Taxes and Taxes relating to EBC, YLHC, or their respective assets or operations): (i) Taxes that are based upon or related to sales or receipts, or are imposed on a transactional basis (other than such Taxes described in clauses (ii) or (iii) below, and other than Transfer Taxes), shall be allocated to the period (and in the case of a Straddle Period, to the portion of such Straddle Period ending immediately prior to the Effective Time or the portion of such Straddle Period beginning on or immediately after the Effective Time) in which the transaction giving rise to such Taxes occurred, (ii) Taxes that are ad valorem, property, or other Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning on or immediately after the Effective Time by prorating each such Tax based on the number of days in the applicable Straddle Period that occur prior to the Effective Time, on the one hand, and the number of days in such Straddle Period that occur on or after the day that includes the Effective Time, on the other hand, (iii) income and franchise Taxes of EBC or YLHC shall be apportioned between the Parties as of the Effective Time, as if the Tax period of EBC or YLHC (as applicable) ended on the day immediately prior to the Closing Date; provided that, exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the day immediately prior to the Closing Date and the period beginning on the Closing Date in proportion to the number of days in each period, and (iv) subject to Section 14.1(b), Sellers shall be liable for any Taxes, duties, or fees imposed or assessed under Applicable Laws by any Governmental Authority with respect to the Hydrocarbon Inventory and Working Capital prior to the Effective Time, and Purchaser Entities shall be liable for any Taxes, duties, or fees imposed or assessed under Applicable Law by any Governmental Authority with respect to the Hydrocarbon Inventory and Working Capital on or after the Effective Time.
(b)    Notwithstanding anything to the contrary herein, any sales Tax, excise Tax, use Tax, direct or indirect real property transfer or gains Tax, documentary stamp Tax, value added Tax, or similar Taxes and related fees attributable to the sale or transfer of the Assets and the Equity Interests (“Transfer Taxes”) shall be paid fifty percent (50%) by the Purchaser Entities and fifty percent (50%) by Sellers. For the avoidance of doubt, the Purchaser Entities and Sellers agree that Transfer Taxes exclude any sales Tax, excise Tax, or use Tax directly attributable to the sale of the Hydrocarbon Inventory or Working Capital. Notwithstanding anything to the contrary herein, the Sellers shall pay one hundred percent (100%) of the business and occupation tax on the Hydrocarbon Inventory being sold in the state of Washington on the Effective Time. The Purchaser Entities and Sellers shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.
14.2    Filing of Tax Returns.

(a)    Sellers shall prepare and file or cause to be prepared and filed all Seller Consolidated Returns and shall pay all Taxes owed with respect to such Seller Consolidated Returns (and Sellers shall cause EBC and YLHC to be included in such Tax Returns for the applicable Pre-Closing Tax Periods).
(b)    Sellers shall timely file any Tax Return (other than Seller Consolidated Returns) with respect to (i) Asset Taxes due before the Closing Date, or that otherwise relates solely to periods ending before the Effective Time, or (ii) any Taxes assessed against EBC or YLHC, in each case, due before the Closing Date (each, a “Pre-Closing Tax Return”), and shall pay any Taxes shown due and owing on such Pre-Closing Tax Return.
(c)    Subject to Section 14.2, from and after the Closing Date, the Purchaser Entities shall timely file any Tax Return (other than Seller Consolidated Returns) with respect to (i) Asset Taxes required to be filed on or after the Effective Time other than Tax Returns related solely to periods ending before the Closing Date, or (ii) any Taxes assessed against EBC or YLHC required to be filed on or after the Closing Date, including any Straddle Period Tax Return (each, a “Post-Closing Tax Return”), and shall pay any Taxes shown due and owing on such Post-Closing Tax Return.
(d)    The Purchaser Entities shall file any Post-Closing Tax Return relating to a Straddle Period (a “Straddle Period Tax Return”) in a manner consistent with past practice, unless required otherwise by Applicable Law. At least fifteen (15) Business Days prior to filing any Straddle Period Tax Return, the Purchaser Entities shall deliver to Sellers a draft of any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing) for Sellers’ review. The Purchaser Entities shall procure that (i) any reasonable comments of Sellers received at least seven (7) Business Days prior to applicable due date are incorporated into any Straddle Period Tax Return, and (ii) each Straddle Period Tax Return is submitted to the relevant Governmental Authority by the applicable due date. The Purchaser Entities shall deliver to Sellers a schedule calculating the difference between the Accrued Property Tax Liabilities and the actual Property Taxes allocated to Sellers under Section 14.1(a) at least fifteen (15) Business Days prior to the due date for such Property Taxes. No later than three (3) Business Days prior to the due date for the payment of any Property Taxes with respect to any Straddle Period Tax Return, Sellers shall pay, or cause to be paid, to the applicable Purchaser Entity the amount of any such Property Taxes for which Sellers are responsible pursuant to Section 14.1(a). In the event that the Accrued Property Tax Liabilities taken into account under Section 3.3(a)(v) are greater than the actual Property Taxes allocated to Sellers under Section 14.1(a), the applicable Purchaser Entity shall pay, or cause to be paid, such difference to Sellers no later than three (3) Business Days prior to the due date for the payment of such Property Taxes.
(e)    The Parties agree that (i) this Section 14.2 is intended to solely address the timing and manner in which certain Tax Returns are filed and the Taxes shown thereon are paid to the applicable Governmental Authority, and (ii) nothing in this Section 14.2 shall be interpreted as altering the manner in which such Taxes are allocated to and economically borne by the Parties.
(f)    If any Taxes subject to the allocation and responsibility provisions of Section 14.1(a) do not require the filing of a Tax Return, then the Party receiving any notice, statement, or assessment of such Taxes shall provide notice thereof to the other Party, and if the other Party has any allocation or responsibility for any portion of such Taxes, and the provisions of Section 14.2(a) through (e) shall apply as if a Tax Return were required to be filed with respect to such notice, statement, or assessment and the payment thereof.

14.3    Tax Procedures after the Closing Date.
(a)    Refunds of Taxes shall be allocated between Sellers and the Purchaser Entities consistent with the principles set forth in Section 14.1. From and after the Closing Date, each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund of Tax pursuant to this Section 14.3(a), the amount of such refund within fifteen (15) Business Days after such refund is received, net of any reasonable third-party costs or expenses incurred by such Party or its Affiliates in procuring such refund. For purposes of this Agreement, refunds of Taxes means refunds of Taxes of any nature, including in the form of cash received or a credit or offset actually reducing Taxes otherwise payable.
(b)    From and after the Closing Date, the Purchaser Entities shall notify Sellers of any Tax Contest that relates to Taxes assessed on any of the Assets, EBC or YLHC for any Pre-Closing Tax Period. Such notice shall be in writing and include copies of any assessment notice or other document received from any Governmental Authority in respect of such Tax audit or asserted Tax Liability. The Purchaser Entities shall allow Sellers to participate in any such Tax Contest at Sellers’ expense. Within a period of five (5) Business Days after receipt thereof, the Purchaser Entities shall provide Sellers with copies of any notice, correspondence, Tax audit requests, Tax audit announcements, Tax audit findings, Tax audit reports (including drafts), and Tax assessments, in each case, related to any Taxes for any Pre-Closing Tax Period. The Purchaser Entities may not settle or compromise any asserted Tax Liability for any Pre-Closing Tax Period without the consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Sellers may elect to direct, at Sellers’ expense, any audit, claim for refund, or administrative or judicial proceeding (each, a “Tax Contest”) for which more than half of the alleged or asserted Taxes at issue are Seller Taxes. Sellers shall, within twenty (20) Business Days of receipt of the Purchaser Entities’ written notice pursuant to Section 14.3(b), notify the Purchaser Entities of their intent to direct any such Tax Contest, and the Purchaser Entities shall cooperate and follow Sellers’ directions to the extent practicable and legally permissible, but only to the extent they relate to Seller Taxes. If Sellers do not elect to direct a Tax Contest, or fail to notify the Purchaser Entities of the election as herein provided, the Purchaser Entities may direct such Tax Contest.
14.4    Purchaser Tax Covenants.
(a)    Except as required by a Governmental Authority or Applicable Law, the Purchaser Entities shall not make any Tax election on or after the Closing Date that could be reasonably expected to give rise to any Tax Liability of Sellers or reduce any of Sellers’ Tax assets.
(b)    The Purchaser Entities shall keep all Books and Records related to the Assets, EBC, and YLHC, in each case, relating to any Pre-Closing Tax Period in accordance with, and during the periods required under, Applicable Law.
(c)    The Purchaser Entities shall deliver to Sellers at least thirty (30) Business Days prior to the Closing, the following documents (i) a Uniform Sales & Use Tax Resale Certificate – Multijurisdictional and (ii) Federal Form 637 – Notification of Taxable Fuel Registrant.
14.5    Nature of Payments. Any payment under this Article 14 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the Purchaser Entities and Sellers on their Tax Returns to the extent permitted by Applicable Law.
14.6    Cooperation. The Parties shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns (including, if applicable, the Section 338(h)(10)

Elections) and any Tax Contest with respect to Taxes imposed on or with respect to the Assets, EBC or YLHC, or their respective assets or operations. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that such employees shall not be required or expected to create new materials or provide Tax advice. The Parties further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to transfer of the Assets or EBC or YLHC under this Agreement.
14.7    Various Tax Election Matters.
(a)    At the request of the Purchaser Entities, which request shall be made in a writing delivered by the Purchaser Entities to Sellers at least fifteen (15) Business Days prior to the Closing Date, the applicable Purchaser Entity and Sellers shall join in making a valid, timely election under Section 338(h)(10) of the Code (and any corresponding elections under state and/or local tax law, collectively, the “Section 338(h)(10) Elections”) with respect to the applicable Purchaser Entity’s acquisition of the Equity Interests in accordance with applicable statutes, rules and regulations, including IRS Form 8023 and Treasury Regulation Section 1.338(h)(10)-1. To the extent the Section 338(h)(10) Elections are made, Sellers shall deliver or cause to be delivered to the Purchaser Entities at Closing IRS Form 8023 properly and fully executed and completed with respect to the Equity Purchaser’s acquisition of the Equity Interests, and Sellers and the Purchaser Entities agree to cause YLHC and EBC to file IRS Forms 8883 in a manner consistent with the allocation agreed upon pursuant to Section 3.6 and Section 14.1(a).
(b)    To the extent the Section 338(h)(10) Elections are made, EMC shall, and shall cause each of YLHC and EBC to, report the transfers of the Equity Interests under this Agreement consistent with the Section 338(h)(10) Elections and shall take no position contrary thereto in any Tax Return or Tax Contest. Sellers and the Purchaser Entities agree that any income and gain attributable to the Sellers recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Elections will be included in the U.S. federal income Tax Return of the Seller Consolidated Group for the taxable year or other period that includes the Closing Date.
(c)    To the extent the Section 338(h)(10) Elections are made, the computation of the “aggregate deemed sales price” and “adjusted grossed up basis” of the assets of each of YLHC and EBC (and, to the extent the Section 754 Election is made, the assets of YELP) shall be prepared in accordance with Section 338(h)(10) of the Code and Treasury Regulations Sections 1.338-4 and 1.338-5, and Sellers and the Purchaser Entities shall allocate the “aggregate deemed sales price” and “adjusted grossed up basis” among the assets of YLHC and EBC (and, to the extent the Section 754 Election is made, the assets of YELP) in a manner entirely consistent with Schedule 3.6.
ARTICLE 15
ENVIRONMENTAL MATTERS
15.1    Environmental Liabilities. The provisions of this Article 15 constitute an allocation of responsibility and risk for Environmental Liabilities as between Sellers and the Purchaser Entities. The rights and remedies in this Article 15, the assumption of the Environmental Liabilities by the applicable Purchaser Entity in Section 2.3(g) and Section 15.3(a), the retention of Excluded Environmental Liabilities by Sellers in Section 2.4(e), the Purchaser Entities indemnity in Section 10.1(c) and Section 15.4 and Sellers’ indemnity in the last sentence of Section 8.2(a) and in Section 10.2(c) (including, as applicable, the Specified Incident) shall, notwithstanding any other provision of this Agreement, be the exclusive rights and remedies available to the Parties with respect to Environmental Liabilities, and the Parties acknowledge that they expressly waive and relinquish all other rights and remedies in this regard.

15.2    Environmental Acknowledgements. Subject to Section 15.1 hereof and the provisions referenced therein, the Purchaser Entities acknowledge and agree:
(a)    that the Assets, the YELP Assets, and the YPLC Assets have been used for industrial purposes, including processes relating to the refining, manufacture, storage, distribution, transportation, and marketing of petroleum and petroleum-based products and other chemicals, and that the soil and sub-soil of the Assets, the YELP Assets, and the YPLC Assets, and land and waters adjacent thereto, and drains, sewers, pipes, surface waters, water courses, groundwater, and any other aspects of the Environment at, under, adjacent to, or in the vicinity of, the Assets, the YELP Assets, or the YPLC Assets may have been, be, or become impacted by petroleum and petroleum-based products and other chemicals, other Hazardous Substances, or other Environmental Matters;
(b)    that Sellers give no representation or warranty as to any Environmental Matters whatsoever, the state or condition of soil, surface water and groundwater at the Assets, the YELP Assets or the YPLC Assets, the soil or sub-soil thereof, or the land and waters adjacent thereto, or any drains, sewers, pipes, surface waters, water courses, or groundwater at, under, adjacent to, or in the vicinity of, the Assets, the YELP Assets or the YPLC Assets, or their suitability for any future use;
(c)    that any obligation (whenever arising) to investigate or to carry out remedial work on the soil or sub-soil of the Assets, the YELP Assets, or the YPLC Assets, the land and waters adjacent thereto, or any drains, sewers, pipes, surface waters, water courses, or groundwater at, under, adjacent to, or in the vicinity of, the Assets, the YELP Assets, or the YPLC Assets (including in respect of any soil, surface, or groundwater, or any property in the vicinity to which any contamination may have migrated from, onto, or into the Assets, the YELP Assets, or the YPLC Assets) may give rise to an Environmental Liability and that neither Sellers, nor their Affiliates, including any of their respective directors, officers, employees, Representatives, or insurers shall have any Liability in respect of any such Environmental Liabilities under this Agreement or otherwise except as otherwise provided herein;
(d)    not to submit, and to cause its Affiliates, its Representatives, or any other Person not to submit, to Sellers or Sellers’ Affiliates, including any of their respective directors, officers, employees, Representatives, or insurers any claims relating in any manner to any Environmental Liability arising from, related to, or associated with the Assets, the YELP Assets, or the YPLC Assets except as otherwise provided herein;
(e)    except as otherwise provided herein or pursuant to Environmental Law, not to request, or cause a Third Party to request, any Governmental Authority to (i) order Sellers to investigate Environmental Matters, or (ii) issue orders against Sellers in respect of any Environmental Liability; and
(f)    [***].

15.3    Acceptance. From and after the Effective Time, in consideration of the payment of the Purchase Price and the conditions set forth in this Agreement, except with respect to the Excluded Environmental Liabilities and Sellers’ indemnity in the last sentence of Section 8.2(a) and subject to covenants, and other obligations of Sellers herein, the Purchaser Entities agree to:
(a)    unconditionally, completely, and forever assume and be liable for any and all Environmental Liabilities, whether occurring before, on, or after the Effective Time;
(b)    without prejudice to clause (a) above, comply with all Environmental Laws and continue to comply with all remediation obligations, including any Corrective Action Orders;
(c)    take any remediation activities required under Environmental Laws, including as required by any Corrective Action Orders; and
(d)    unconditionally, completely, and forever release and discharge Sellers from and against, any and all Environmental Liabilities, whether occurring before, on, or after the Effective Time.
15.4    Environmental Indemnity. From and after the Closing Date, and subject to the covenants, and other obligations of Sellers herein (including Sellers’ indemnity in the last sentence of Section 8.2(a)), the Purchaser Entities shall defend, indemnify, and hold harmless Seller Indemnified Parties from and against any and all Losses arising out of, attributable to, based upon, or related to the Environmental Liabilities assumed by the applicable Purchaser Entities hereunder. For purposes of this Article 15, any indemnification of Sellers shall include Sellers and their Affiliates, and each of their respective directors, officers, employees, and Representatives, and all successors and assigns of the foregoing.
15.5    Covenant to Comply With Orders. [***]
15.6    Permitted Use.[***]
15.7    Restrictive Covenants. [***]

15.8    Remediation.
(a)    Subject to Sellers’ indemnity in the last sentence of Section 8.2(a), after the Closing, as part of the applicable Purchaser Entities’ assumption of all Environmental Liabilities (other than the Excluded Environmental Liabilities), the Purchaser Entities shall assume and be solely responsible for any remediation activities of Sellers or their Affiliates related to the Assets, the YELP Assets, or the YPLC Assets, including any requirements under the Corrective Action Orders, and shall take, or, in the case of the YELP Assets and the YPLC Assets, use its reasonable efforts to cause YELP and YPLC to take, all prudent measures to maintain the integrity of any caps and other remediation measures, where remediation activities are being performed or have been completed, and to prevent the disturbance of any residual Hazardous Substances remaining after remediation activities have been completed. Should any Purchaser Entity, YELP, or YPLC determine that any of the Assets, the YELP Assets, or the YPLC Assets (as applicable) are no longer intended to be used for the activities as they exist at the Closing, then the Purchaser Entities covenant and agree to execute and complete, and to use their reasonable efforts to cause YELP and YPLC to execute and complete, all assessment and remediation activities in compliance with any Applicable Law which will lead to a “no further action”, acknowledgement, registration, or confirmation that any such Asset, YELP Asset, or YPLC Asset (as applicable) has been remediated to a specific standard for future use. Furthermore, except with respect to the Excluded Environmental Liabilities, the Purchaser Entities shall, where applicable, seek, or use its reasonable efforts to cause YELP or YPLC to seek, regulatory closure of Environmental Matters with respect to any of the Assets, the YELP Assets, or the YPLC Assets and ensure that such closure will extend to benefit Sellers and their Affiliates. The Purchaser Entities shall use commercially reasonable efforts to ensure that this Section 15.8 shall be binding on the Purchaser Entities’ assignees, transferees, or successors, or future purchasers of any of the Assets, the YELP Interests, or the YPLC Interests and agrees to insert provisions similar to, and having the same effect as, those set forth in this Section 15.8 in any deed, lease, or other instrument conveying all or part of the Assets, the YELP Interests, or the YPLC Interests, to the maximum extent permitted by Applicable Law.

(b)    Without limiting any of Purchaser Entities’ obligations in Section 10.1(c) or Section 15.8(a), the Parties shall cooperate to obtain the transfer to the applicable Purchaser Entity of all of EMOC’s Liabilities related to the remediation activities at the Helena Terminal managed by RELLC under the RELLC Agreements (the “Helena Terminal Remediation”).
15.9    Disclosure. [***]
15.10    Environmental Access Rights. [***]
15.11    Third Party Environmental Claims. Effective as of the Closing and to the extent assignable, Sellers shall assign all claims they have against Third Parties for any Environmental Matter related to the Assets to the applicable Purchaser Entity, including, in particular, such claims against previous owners of the Assets. Such Purchaser Entity agrees to accept such assignment. Sellers make no representation or warranty in respect of such claims being capable of being assigned to such Purchaser Entity, or the existence or the enforceability of such claims. The Purchaser Entities shall have no claim against Sellers under any legal principle, to the extent that such claims are not capable of being assigned to the applicable Purchaser Entity, do not exist, or are not capable of being enforced by the Purchaser Entities; provided, that Sellers shall reasonably cooperate with the Purchaser Entities in connection with the Purchaser Entities’ efforts to enforce such claims.

15.12    No Additional Rights and Remedies. The Parties agree that, notwithstanding any other provision of this Agreement, the rights and remedies of the Parties with respect to Environmental Liabilities are limited to the rights and remedies explicitly contained in this Article 15, Section 2.3(g), Section 2.4(e), the last sentence of Section 8.2(a), Section 10.1(c), Section 10.2(a) and Section 10.2(c) and that no Environmental Liability shall otherwise give rise to any claims by the Purchaser Entities against Sellers or their Affiliates based on any legal principle whatsoever. The Purchaser Entities shall ensure that none of their Representatives, Affiliates, lenders, or insurers, nor any of their or their successors or assigns, shall make any claims against Sellers or their Affiliates, or their respective successors or assigns, in relation to any Environmental Liability except as specified in this Article 15.
ARTICLE 16
GENERAL
16.1    Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery, and performance of this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers, and other advisers). Other than as set forth in Section 8.7(a), the Purchaser Entities shall be solely responsible for any other consent, approval, or authorization required by a Governmental Authority. Other than costs and expenses associated with the release of Encumbrances with respect to liens for borrowed money by any Seller or its Affiliates, which shall be borne by Sellers, the Purchaser Entities shall pay any and all recording and filing fees for recording any Deed or other recordable documents related to the sale of any Real Property or Easements, or any other filing fees or costs for any similar or related form required to be filed with respect to the transfer and update of the ownership of the Assets.
16.2    Notices.
(a)    Any notice, direction, certificate, consent, determination, or other communication required, or permitted to be given or made, under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or registered mail return receipt requested, or (iii) sent by email (provided that, an acknowledgment of receipt of such email is received, excluding automatic responses, with the receiving Person being affirmatively obligated to promptly acknowledge receipt when received), in each case, to the applicable address set forth below.
(b)    If to Sellers, to:
Exxon Mobil Corporation
22777 Springwoods Village Parkway
Spring, Texas 77389
Attention: John A. Colling
Email: [***]

with a copy to:
Exxon Mobil Corporation
22777 Springwoods Village Parkway
Spring, Texas 77389
Attention: Assistant General Counsel – ExxonMobil Product Solutions
Email: [***]

(c)    If to the Purchaser Entities, to:
c/o Par Pacific Holdings, Inc.
825 Town & Country Lane, Suite 1500
Houston, TX  77024
Attention: General Counsel
Email: [***]
with a copy to:

Porter Hedges LLP
1000 Main Street, 36th Floor
Houston, TX 77002
Attention: E. James Cowen and Brian G. Rose
Email: JCowen@porterhedges.com; BRose@porterhedges.com

(d)    Any such communication so given or made shall be deemed to have been given or made, and to have been received, on the day of delivery, if delivered, or, with respect to emails, upon confirmation of receipt by return email, excluding automatic responses; provided that, such day, in either event, is a Business Day and the communication is so delivered or sent before 4:30 p.m. CT on such day. Otherwise, such communication shall be deemed to have been given and made, and to have been received, on the next Business Day. Any such communication sent by mail shall be deemed to have been given and made, and to have been received, on the date delivered. Any such communication given or made in any other manner shall be deemed to have been given or made, and to have been received, only upon actual receipt.
(e)    Change of Address. Any Party may, from time to time, change its address under this Section 16.2 by notice to the other Party given in the manner provided by this Section 16.2.
16.3    Governing Law; Consent to Jurisdiction. This Agreement, and all matters or Disputes arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law principles that would require or permit the application of the laws of another jurisdiction; provided that, for the avoidance of doubt, to the extent any Transaction Document other than this Agreement provides that such Transaction Document is governed by the laws of another state, such Transaction Document shall be governed by such laws in accordance with its terms. For purposes of any Non-Arbitrable Dispute, each Party (a) irrevocably submits to the exclusive jurisdiction of any Texas state court in Houston, Texas or the United States District Court sitting in Houston, Texas, and (b) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.
16.4    Dispute Resolution; Specific Performance.
(a)    This Section 16.4 shall apply to any Arbitrable Dispute arising out of or relating to this Agreement, and shall apply regardless of whether such Dispute is subject to the Purchaser Entities’ release, discharge, or covenant not to sue, whether there is a Contract between the Parties (or with Purchaser Parent), any action in tort or contract, or a statutory action, or the arbitrability of an Arbitrable Dispute, and shall be binding on the Parties and Purchaser Parent and their respective successors and assigns. No Party or Purchaser Parent may prosecute or commence any suit or action against the other Parties or Purchaser Parent relating to any matters that are subject to this Section 16.4, except as provided in this Section 16.4.

(b)    If an Arbitrable Dispute arises, a Party or Purchaser Parent (as applicable) shall initiate the resolution process by giving notice to the other Parties or Purchaser Parent setting forth in writing and in sufficient detail the issues in Dispute and the value of the claims.
(c)    The Parties and Purchaser Parent agree to attempt to firstly resolve any Arbitrable Dispute through negotiation. Within thirty (30) days after one Party or Purchaser Parent (as applicable) gives the other Parties and Purchaser Parent written notice under Section 16.4(b), representatives of the Parties and Purchaser Parent with authority to resolve such Arbitrable Dispute shall meet at a mutually agreed location to attempt to resolve such Arbitrable Dispute. Negotiations shall continue until the Parties and Purchaser Parent have resolved such Arbitrable Dispute, or until one Party or Purchaser Parent (as applicable) gives written notice that it will no longer continue to negotiate. If, for any reason, the Parties’ and Purchaser Parent’s representatives fail to meet within such thirty (30) day period, or if a Party or Purchaser Parent (as applicable) gives written notice that it is no longer willing to continue negotiations, any Party or Purchaser Parent (as applicable) may commence binding arbitration of such Arbitrable Dispute pursuant to Section 16.4(d).
(d)    Any Arbitrable Dispute that the Parties and Purchaser Parent (as applicable) fail to resolve by negotiation as set forth in Section 16.4(c) shall be resolved by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association in force on the date when the notice of arbitration is submitted in accordance with such rules (which are deemed to be incorporated herein by reference).
(e)    The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 16.4(d):
(i)    the number of arbitrators shall be three (3). Sellers shall appoint one (1) arbitrator and the Purchaser Entities (on their own behalf and on behalf of Purchaser Parent) shall appoint one (1) arbitrator. The third (3rd) arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two (2) arbitrators appointed by, or on behalf of, Sellers and the Purchaser Entities. If such third (3rd) arbitrator is not chosen and nominated to the American Arbitration Association for appointment within thirty (30) days of the date of confirmation by the American Arbitration Association of the later of the two (2) Party-appointed arbitrators to be confirmed, such arbitrator shall be chosen by the American Arbitration Association;
(ii)    the arbitration proceedings shall be conducted in the English language;
(iii)    the seat and place of the arbitration shall be City of Houston, Texas;
(iv)    the arbitral tribunal shall be authorized to award costs and attorneys’ fees and to allocate them between Sellers and the Purchaser Entities. The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal;
(v)    the arbitral award shall be made and payable in U.S. Dollars, free of any Tax or other deduction;
(vi)    the arbitral award may include interest if (and only if) awarded by the arbitral tribunal in its discretion; and
(vii)    the arbitrators’ award shall be final and binding on the Parties and Purchaser Parent. Judgment on the award may be entered in any court of competent jurisdiction. The Parties and Purchaser Parent expressly agree to comply without delay with the arbitral tribunal’s decisions, waiving, to the maximum extent permitted under Applicable Law, their right to appeal, challenge, or review, or any other means to object to, the validity, content, and nature of the award, as well as of any other decision of the arbitral tribunal.
(f)    Any Party or Purchaser Parent may apply to a court of competent jurisdiction for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings), or (ii) in the absence of the jurisdiction of the arbitral tribunal, to rule on interim measures in a given jurisdiction. The Parties and Purchaser Parent agree that seeking and obtaining such interim measures shall not waive the right to arbitration. The arbitrators (or, in an emergency, the presiding arbitrator acting alone, in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures, including injunctions, attachments, and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order. Hearings on requests for interim measures may be held in person, by telephone, by video conference, or by other means that permit the Parties and Purchaser Parent (as applicable) to present evidence and arguments.
(g)    Except for (i) any Arbitrable Dispute, (ii) any Dispute set forth in clause (b) of the definition of Non-Arbitrable Dispute, (iii) as set forth in Section 9.6(b), Section 9.6(c) and Section 9.6(d), and (iv) as otherwise expressly limited or provided herein, any and all remedies available to a Party under the law will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated by this Agreement, will cause irreparable injury to the other Parties for which damages, even if available, will not be an adequate remedy. Accordingly, except for (i) any Arbitrable Dispute, (ii) any Dispute set forth in clause (b) of the definition of Non-Arbitrable Dispute, (iii) as set forth in Section 9.6(b), Section 9.6(c) and Section 9.6(d), and (iv) as otherwise expressly limited or provided herein, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
16.5    Time of Essence. With respect to all dates and time periods in this Agreement, time is of the essence.
16.6    Further Assurances. After the Closing, each of Sellers and the Purchaser Entities shall, from time to time, at the request of and without further cost or expense to the other Parties, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated by this Agreement.
16.7    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), and any agreements to be entered into hereunder, including the other Transaction Documents, represent the entire understanding and agreement among the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements among the Parties with respect hereto and thereto. In the event of any conflict between the terms of this Agreement (including the Schedules and Exhibits hereto) and any Transaction Document, the terms of the other Transaction Document shall govern and control.
16.8    Amendment and Waivers.
(a)    The terms and conditions of this Agreement may only be amended, supplemented, or varied by an agreement in writing signed by each of the Parties and specifically referring to this Agreement.

(b)    No waiver by any Party of any terms, provisions, or conditions of this Agreement, or failure to require performance of any obligation arising under this Agreement, shall be effective, unless expressed in writing and signed by, or on behalf of, the Party granting such waiver and any such waiver shall only relate to the matter to which it expressly relates and shall not apply to any subsequent or other matter. Any Party’s failure or delay in exercising, or partial exercising, of any of the provisions of this Agreement, or the grant of time or any other indulgence, shall not constitute a waiver by such Party of any breach of this Agreement or raise any defense against any claim of any Party for breach of this Agreement.
16.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon the determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties, as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.10    Waiver of Compliance with Bulk Sale Laws. The Parties hereby waive compliance with the requirements and provisions of any “bulk sales”, “bulk-transfer” or any similar or analogous Applicable Law with respect to the sale of any or all of the Assets or the Equity Interests to the applicable Purchaser Entity.
16.11    Successors and Assigns; Assignment.
(a)    This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns.
(b)    No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement, without the prior written consent of the other Parties; provided, however, that following the Closing Date, the Purchaser Entities may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of the direct or indirect wholly-owned subsidiaries of Purchaser Parent.
16.12    Joint and Several Liability. Sellers shall be jointly and severally liable for all obligations of any Seller pursuant to this Agreement.
16.13    Third Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the Parties and the Indemnified Parties, any rights, remedies, obligations, or Liabilities under, or by reason of, this Agreement; provided that, only a Party shall have the right to enforce the provisions of this Agreement on its own behalf, or on behalf of any of the other Indemnified Parties (but shall not be obligated to do so); provided, further, that Section 15.7 is intended for the benefit of, and is enforceable by, the applicable Governmental Authorities, which such Governmental Authorities shall be subject to all the limitations and procedures of this Agreement as if it were a party hereunder.
16.14    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by facsimile or electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.
[the remainder of this page is intentionally left blank]

    IN WITNESS WHEREOF, the Parties have executed this Agreement on the date hereof.

EXXON MOBIL CORPORATION

By: /s/ Steve Abrahams
Name: Steve Abrahams
Title: Attorney-In-Fact

EXXONMOBIL OIL CORPORATION

By: /s/ Steve Abrahams
Name: Steve Abrahams
Title: Attorney-In-Fact

EXXONMOBIL PIPELINE COMPANY LLC

By: /s/ Steve Abrahams
Name: Steve Abrahams
Title: Attorney-In-Fact

[Signature Page to Equity and Asset Purchase Agreement]

PURCHASER ENTITIES:

PAR MONTANA, LLC

By: /s/ William Pate
Name: William Pate
Title: Chief Executive Officer

PAR MONTANA HOLDINGS, LLC

By: /s/ William Pate
Name: William Pate
Title: Chief Executive Officer

solely for the purposes of Section 8.17 and Section 16.4,

PAR PACIFIC HOLDINGS, INC.

By: /s/ William Pate
Name: William Pate
Title: Chief Executive Officer

[Signature Page to Equity and Asset Purchase Agreement]